As filed with the Securities and Exchange Commission on June 4, 2003	Registration No. 333-104109

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VESTIN GROUP, INC.
(Name of Small Business Issuer in Its Charter)

Delaware	6162	52-2102142

(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

VESTIN GROUP, INC.
2901 El Camino Avenue
Las Vegas, Nevada 89102
(702) 227-0965
(Address, including zip code, and telephone number,
including area code, of registrant’s
principal executive offices)

MICHAEL V. SHUSTEK
Chairman and Chief Executive Officer
Vestin Group, Inc.
2901 El Camino Avenue
Las Vegas, Nevada 89102
(702) 227-0965
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

HILLEL T. COHN, ESQ.
Squire Sanders & Dempsey, L.L.P.
801 S. Figueroa, 14th Floor
Los Angeles, California 90017
(213) 624-2500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Each Class		Maximum	Maximum	Amount
of Securities	Amount	Offering	Aggregate	of
to be	to be	Price	Offering	Registration
Registered	Registered	Per Unit	Price	Fee

Subordinated Notes	$500 million	Variable	$500 million	$40,450

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated June 4, 2003

     [LOGO]

VESTIN GROUP, INC.

$500,000,000 of Subordinated Notes

     Vestin Group, Inc. is offering subordinated notes with maturities of 3 to 120 months (the “Notes”). For a more detailed description of the Notes, see “Highlights of Terms of the Notes Offered” and “Description of the Notes Offered and the Indenture.” We intend to set the interest rates on the Notes at the beginning of each calendar quarter; more frequent changes in interest rates may result from extraordinary events. We will provide the interest rates currently being offered on the Notes in a supplement to this Prospectus, which will be filed and distributed each quarter or more frequently if events require.

     You should read this Prospectus and the rate supplement carefully before you invest.

     We will receive all of the proceeds from the sale of the Notes which we estimate will total approximately $498 million after paying expenses if all of the Notes are sold. Although we may engage selected dealers to assist in the sale of the Notes, we presently contemplate that all sales will be made by our employees where permitted, or through our wholly owned subsidiary, Vestin Capital, Inc., and we do not presently anticipate paying any underwriting discounts or commissions. If we engage any selected dealers to assist in the sale of the Notes, we will identify such dealers and the commissions payable to them, and any related reduction in net proceeds to us, in an amendment to this Prospectus.

     An investment in the Notes entails significant risks and uncertainties, including the following:

•	The Notes are unsecured obligations.

•	There is no sinking fund to repay the debt represented by the Notes.

•	The Notes are not insured by any governmental agency or private insurance fund.

•	The Notes are subordinated to our senior debt.

•	The Notes have not been rated by any independent credit rating agency.

•	The Notes are not freely transferable.

•	There is no public trading market for the Notes.

     Our ability to repay the Notes will depend upon our future cash resources and is subject to a number of uncertainties, many of which are beyond our control. An investment in the Notes is not suitable for investors who cannot afford a possible loss of principal.

You should read the complete discussion of the risk factors beginning on page 10.

     The Notes are being sold on a best efforts basis; there is no minimum requirement with respect to sale of the Notes.

     THESE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these Notes has been filed with the Securities and Exchange Commission. These Notes may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Notes in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     We are a reporting company that files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. So long as we are subject to the reporting requirements of the Securities and Exchange Commission, we will continue to furnish the reports and other required information to the Securities and Exchange Commission. You may read and copy any reports, statements and other information we file at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. Our Securities and Exchange Commission filings are also available on their Internet site (http://www.sec.gov). Except as indicated above, the information on this web site is not and should not be considered part of this document and is not incorporated into this Prospectus by reference. This web address is, and is only intended to be, an inactive textual reference.

     Our common stock is traded on the NASDAQ National Market under the symbol “VSTN.” You may also read reports, proxy statements and other information we file at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, DC 20006.

PROSPECTUS SUMMARY
HIGHLIGHTS OF TERMS OF THE NOTES OFFERED
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES OFFERED AND THE INDENTURE
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
CHANGE IN ACCOUNTANTS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
EXHIBIT 1.2
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 10.12
EXHIBIT 10.13
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 10.18
EXHIBIT 10.19
EXHIBIT 23.2
EXHIBIT 25.1

The date of this Prospectus is June 4, 2003

PROSPECTUS SUMMARY

     This summary includes an overview of the material terms of the offering which are discussed in detail in this Prospectus. It does not contain all of the information that is necessary to make an informed investment decision. To fully understand the offering, you should read the entire Prospectus carefully, including the “Risk Factors” and our consolidated financial statements before you decide to purchase these securities.

General Information Regarding Our Business

     Vestin Group, Inc. was incorporated in Delaware on June 2, 1998 under the name Sunderland Acquisition Corporation. We are a holding company and conduct all of our operations through our wholly owned subsidiaries.

     Through our subsidiary, Vestin Mortgage, Inc., a licensed Nevada mortgage company (“Vestin Mortgage”), we are primarily engaged in the commercial mortgage brokerage business. We arrange loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, result in certain potential borrowers being unable to obtain such financing or who are unwilling to go through the time consuming process required by traditional lenders. As a non-conventional lender, we focus on the needs of borrowers unable or unwilling to meet the more restrictive requirements of traditional lenders, and those borrowers who require quicker responses.

     In order to fund the mortgage loans we arrange, we have organized two limited liability companies whose sole purpose is to invest in mortgage loans. Vestin Fund I, LLC (“Vestin Fund I”) has raised $100 million through the public sale of its units. Vestin Fund II, LLC (“Vestin Fund II”) is seeking to raise up to $500 million through the public sale of its units. As of April 30, 2003, Vestin Fund II had raised approximately $364 million. We manage Vestin Fund I and Vestin Fund II and we look to these funds as our primary funding source for the mortgage loans that we arrange. We may organize additional funds to invest in mortgage loans or to invest in real estate. Vestin Fund I, Vestin Fund II and any additional funds we may organize in the future are sometimes collectively referred to herein as the “Vestin Funds.” An investment in the Notes is not an investment in the Vestin Funds.

     Our principal executive office is located at 2901 El Camino Avenue, Las Vegas, Nevada 89102. The telephone number at that address is (702) 227-0965. We maintain a site on the World Wide Web at www.vestingroup.com as well as websites for our subsidiary companies. The information on our web site and any subsidiary web site is not and should not be considered part of this document and is not incorporated into this Prospectus by reference. This web address and the web address of each subsidiary are, and are only intended to be, inactive textual references. Unless the context otherwise requires, references to “we,” “us,” and “our” refer to the combined operations of Vestin Group, Inc. and its wholly-owned subsidiaries.

Overview of the Offering

     The Offering. We are offering up to $500 million of subordinated notes referred to in this Prospectus as Notes. The term and interest rates applicable to specific Notes will be made available in a supplement to this Prospectus. There is no minimum amount of Notes that must be sold in the offering. We may withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, the Notes previously sold will remain outstanding until maturity and pending orders will be irrevocable. See “Plan of Distribution.”

     The Trustee. In connection with this offering of Notes, we have entered into an agreement called an indenture with U.S. Bank National Association, who will act as the trustee. The indenture provides detailed information regarding the terms of the Notes and what happens in the event we fail to make a payment. The trustee monitors our compliance with the terms of the indenture and takes actions to protect the rights of Noteholders if we do not comply with these terms.

     Orders. Your order is irrevocable upon submission to us. We may reject your order in whole or in part, for any reason. If we do not accept your order, we will promptly refund the funds you paid with your order to you without deduction of any costs and without interest. See “Plan of Distribution.”

     Use of Proceeds. Assuming that we sell all of the $500 million of Notes offered, we will receive net proceeds of approximately $498 million after paying expenses which we estimate to be approximately $2 million. We intend to use the net proceeds we receive from the sale of the Notes for general corporate purposes including, without limitation, expansion of our mortgage brokerage operations, loans to the Vestin Funds, direct and indirect investments in mortgage loans and real estate and pursuit of other business opportunities that we may encounter. See “Use of Proceeds.”

     Risk Factors. This offering involves significant risks and uncertainties. The Notes are not insured, guaranteed or secured by the Federal Deposit Insurance Corporation (the “FDIC”) or other government agencies or by any lien on any of our assets. The Notes will be junior in right of repayment, or subordinated, to any senior debt that has been or may be incurred by us. There is no limit to how much senior debt we may incur. No sinking fund will be established for the Notes and our ability to repay the Notes is subject to a number of uncertainties including our future operating performance and our ability to access capital markets. See “Risk Factors.”

HIGHLIGHTS OF TERMS OF THE NOTES OFFERED

Type of Security Offered	Unsecured, subordinated, fixed term Notes.

Minimum Purchase	$1,000

Additional Purchases	Any amount in excess of $1,000.

Maturity	The term of each Note will be established at the time of purchase. You may choose a term length. The minimum term is 3 months; the maximum term is 120 months.

Annual Interest Rate	Fixed upon issuance. The rate will be based upon the term chosen. We intend to offer rates that are 3% to 7% above the average rate for bank certificates of deposit for the time periods which correspond with the term chosen, such as 3 months, 6 months, etc.

Payment of Principal	Principal will be paid upon maturity of the Note, subject to the “Automatic Extension” provision as further discussed below.

Automatic Extension	Before the Note matures, we will provide you with a renewal notice indicating that the maturing Note will automatically renew for an identical term unless you complete and return the renewal form, included in the renewal notice, within seven days after the maturity date indicating your intention either to have the Note redeemed or change the term of the maturing Note. The renewal notice will specify the new rate, which will be equal to the rate then being offered on newly issued Notes of like tenor, term and denomination at their respective maturity dates.

Redemption by Vestin Group, Inc.	Redeemable upon 90 days written notice to the holder.

Form/Transferability	In book-entry form and non-negotiable. (A transaction statement will be issued, not an individual promissory note). Not transferable without our prior written consent.

Periodic Statements	Quarterly statements detailing the current balance and interest rate paid on each Note will be mailed to each holder no later than the twentieth day following the end of each calendar quarter.

The Indenture	The Notes are subject to the terms and conditions of the indenture which, among other things, further specifies the terms of the offering, describes our obligations to the trustee, and sets forth the events that constitute a default and your rights in the event we default on our obligations. U.S. Bank National Association, a national banking association that provides commercial banking services and is a qualified trustee under the Trust Indenture Act of 1939, will act as the trustee for the Notes.

Summary Condensed Consolidated Financial Data

     You should consider our consolidated financial information set forth below together with the more detailed consolidated financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Prospectus.

VESTIN GROUP, INC. AND SUBSIDIARIES

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31, 2003
	(Unaudited)	December 31, 2002
Assets
Cash	$1,413,725	$2,523,017
Investments in real estate held for sale	8,654,452	5,980,509
Investments in mortgage loans on real estate, net	5,859,020	8,874,643
Other assets	12,994,090	11,459,009

Total assets	$28,921,287	$28,837,178

Liabilities and stockholders’ equity
Total liabilities	$14,319,105	$12,492,998
Total stockholders’ equity	14,602,182	16,344,180

Total liabilities and stockholders’ equity	$28,921,287	$28,837,178

SUMMARY CONDENSED CONSOLIDATED STATEMENTS OF INCOME INFORMATION

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2003	March 31, 2002	For the Year Ended	For the Year Ended
	(Unaudited)	(Unaudited)	December 31, 2002	December 31, 2001
Revenues
Loan placement and related fees	$7,142,996	$4,607,598	$30,607,054	$20,201,393
Interest income and other income	609,981	413,306	1,297,250	1,240,245

Total revenues	7,752,977	5,020,904	31,904,304	21,441,638

Expenses
Total expenses	9,455,631	4,173,155	25,905,806	18,396,16
Provision (Benefit) for income taxes	(578,902)	291,527	2,166,660	1,220,281

Net Income (Loss)	$(1,123,752)	$556,222	$3,831,838	$1,825,221

Earnings (Loss) per common share — basic
Net income	$(0.25)	$0.06	$0.54	$0.29

Earnings (Loss) per common share — diluted
Net income	$(0.25)	$0.04	$0.34	$0.26

Weighted average number of common shares
Outstanding — basic	5,327,718	5,521,444	5,396,363	5,985,701

Weighted average number of common shares
Outstanding — diluted	5,327,718	8,560,173	8,498,358	6,794,634

RISK FACTORS

     Before you invest in our Notes, you should be aware that there are various risks, including those described in this section. You should consider carefully these risk factors together with all of the other information included in this Prospectus and the rate supplement provided to you with this Prospectus before you decide to purchase any Notes we are offering.

Risks Related to the Offering

     Unsecured Obligations; No Sinking Fund. Since the Notes are unsecured and we do not set aside funds to repay the Notes, there is a significant risk that you could lose all or a part of your investment if we are unable to meet our obligations on the Notes.

     The Notes will not be secured by real estate or any other tangible assets. If we default on our obligations to you, you will not have recourse to any collateral. We will not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside for the repayment of the Notes over their term, holders of the Notes must rely on our revenues from operations and our ability to raise funds from the sale of additional securities or through credit facilities. Our ability to repay the Notes at maturity may depend, in part, on our ability to raise new funds through the sale of additional Notes. To the extent that our financial resources are not sufficient to repay the Notes, holders may lose all or a part of their investment. See “Description of the Notes Offered and the Indenture.”

     Not Insured. Because the Notes are unsecured corporate obligations which are not insured against loss by the FDIC or any governmental agency, you could lose all or a part of your investment.

     Neither the FDIC nor any other governmental or private agency insures the Notes. We are the sole party obligated to pay interest and principal on the Notes. In this respect, the Notes are different from certificates of deposit issued by commercial banks. If our sources of liquidity, such as our earnings and ability to raise additional funds prove inadequate, you could lose all or a part of your investment.

     Subordinated Debt Status. The Notes will be subordinated, or junior in right of repayment, to any senior debt incurred by us. In the event of our insolvency, Noteholders would be repaid only if funds remain after the repayment of our senior debt.

     There is no limitation on the amount of senior debt we may incur. Senior debt may include all forms of indebtedness incurred in connection with our borrowings from any source. These borrowings do not have to be specifically designated as “senior debt.” If we were to become insolvent, our senior debt would have to be paid in full prior to payment of the Notes. As a result, there may not be adequate funds remaining to pay the principal and interest on the Notes and you may lose all or a portion of your investment. See “Description of the Notes Offered and the Indenture.”

     Transfer Restrictions and No Trading Market. Your ability to liquidate your investment prior to maturity of the Notes is severely limited. As a result, you may not have access to your funds when you need them.

     The Notes may not be transferred without our prior written consent. In addition, there is no established trading market for the Notes and none is expected to develop. The Notes will not be listed on any securities exchange. As a result, you may not be able to sell the Notes prior to their maturity. An investment in the Notes is suitable only for investors who plan to hold the Notes until they mature. See “Description of the Notes Offered and the Indenture.”

     Broad Discretion on Use of Proceeds. We have broad discretion in determining how to use the proceeds from the offering; we may use the proceeds in a manner that impairs our ability to pay interest or principal on the Notes.

     We may use the money raised in this offering to pursue a number of general business objectives. We retain broad discretion in determining how the proceeds of the offering will be used. As a result, you will not have an opportunity to evaluate the proposed use of the funds raised and management could use the funds in a manner contrary to the best interest of investors. For example, we may use a substantial portion of the proceeds to make acquisitions of other businesses which we believe are complementary to our business strategy. However, such acquisitions may entail significant risk which, in turn, may impair our ability to pay interest and principal on the Notes. See “Use of Proceeds.”

     Holding Company Structure. We are a holding company; we conduct our business through wholly owned subsidiaries. This structure may restrict our ability to pay interest and principal on the Notes.

     Most of our operating assets are owned by our subsidiaries and virtually all of our income is generated by our subsidiaries. We are the sole obligor on the Notes; our subsidiaries are not directly obligated to pay any interest or principal on the Notes. As a result, our ability to meet our obligations on the Notes depends in part upon our receipt of operating income generated by our subsidiaries. However, our ability to draw money from our subsidiaries may be restricted by certain provisions of law or by the terms of loans or other agreements entered into by the subsidiaries. We have made no commitment to refrain from incurring obligations at the subsidiary level which might impair our ability to receive distributions from the subsidiaries. To the extent that our ability to receive funds from our subsidiaries is restricted, we may not have sufficient funds to pay interest and principal on the Notes and you may lose all or a portion of your investment.

     Future Liquidity Uncertain. Our ability to repay the Notes as they mature will depend upon our having sufficient available cash on the maturity dates. If we fail to manage our cash resources appropriately, we may default in paying interest and principal on the Notes.

     We will not establish a sinking fund to ensure payment of the Notes. Moreover, the principal amount of the Notes may substantially exceed our cash resources. Therefore, our ability to repay the Notes will depend in part upon our ability to manage the proceeds derived from the sale of the Notes in a manner which matches our future cash resources with our future cash obligations. We intend to use a substantial portion of the proceeds from the sale of the Notes to make mortgage loans, some of the proceeds may be used to make loans to the Vestin Funds. We will endeavor to time the term of any loans to match our anticipated cash requirements for repayment of the Notes. However, we may underestimate the amount of cash we will need at any particular time in the future to meet payment obligations on the Notes. The risk of such a miscalculation is increased by the fact that we will not be able to fully control the repayment on the loans made, how many Notes will be rolled over and how many will be paid out in any given period. In addition, if our mortgage debtors or other borrowers are unable to repay our loans when due, or if we use the proceeds from the sale of Notes to make acquisitions or in another manner which results in the funds being tied up for an extended period of time, we may lack the necessary cash to make payments on the Notes when due.

     Access to Capital Markets. Our ability to meet our obligations on the Notes depends to a significant extent upon our continued ability to access capital markets in order to obtain additional funds. If we are unable to raise new funds when and as needed to meet our obligations on the Notes, we may default in paying interest or principal on the Notes.

     If we sell a significant number of Notes, our obligations on the Notes will exceed our financial resources. Cash flow from operations may enable us to satisfy a portion of our obligations on the Notes; however, no assurance can be given in this regard. As a result, we anticipate that we will need to raise new funds in order to meet all of our obligations on the Notes. We may seek to raise such new funds through the sale of additional Notes, through public or private offerings of other debt or equity securities or through borrowings from banks or other institutional lenders. In each case, our ability to raise funds will depend upon our financial condition, our results of operations, our business reputation and the state of the capital markets. If for any reason we are unable to raise new funds when and as needed to meet our obligations on the Notes, we may default in paying interest or principal on the Notes and you may lose all or a portion of your investment.

     Notes Not Rated. The Notes have not been rated by any independent credit rating agency. As a result, investors in the Notes will not have the benefit of an independent assessment of our creditworthiness or our overall financial ability to meet our obligations on the Notes, which increases the risk that investors may miscalculate our ability to pay interest and principal on the Notes.

     Independent assessment of our creditworthiness may provide investors with assistance in evaluating our overall financial ability to meet our obligations on the Notes, thereby providing investors with additional information that may assist them in their decision to purchase or renew the Notes. Prospective investors will not have that benefit, which may make an investment in our Notes riskier than an investment in other securities that are rated by an independent credit rating agency.

     Not Subject to Banking Regulations. Because our business operations are not subject to regulation and examination by federal or state banking regulators, these protections are not available to protect purchasers of our Notes. The lack of such protections may increase the risk that we will default on our obligations under the Notes, and, as a result, you may lose all or a portion of your investment.

     Currently, our operations are not regulated or subject to examination in the same manner as commercial banks, savings banks and thrift institutions. Our operations are not subject to the stringent regulatory requirements imposed upon the operations of those entities and are not subject to periodic compliance examinations by federal or state banking regulators designed to protect investors. The lack of such protections may increase the risk that we will default on our obligations under the Notes. See “Business.”

     Regulation of Vestin Capital. If Vestin Capital fails to comply with applicable NASD or other regulatory requirements, and its license is limited, suspended, or revoked, this offering may be disrupted which, in turn, may increase the risk that we will default on our obligations under the Notes.

     Our wholly owned subsidiary, Vestin Capital, a NASD member, will assist with the sale of the Notes. If Vestin Capital were sanctioned for failure to comply with applicable NASD or other regulatory requirements, Vestin Capital could be fined or its license could be limited, suspended or revoked. This could result in a disruption in our ability to continue to sell the Notes which could impair our ability to raise additional funds necessary for our business.

Risks Related to the Mortgage Lending Business

     Changes in Market Interest Rates. A change in market interest rates may result in a reduction in our profits and impair our ability to pay interest and principal on the Notes.

     Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future rise in interest rates may:

•	reduce real estate lending;

•	increase our cost of funds;

•	reduce our profits; and

•	limit our access to borrowings in the capital markets. A future decline in interest rates may:

•	make it more difficult for us to place loans generating the level of return to which our funding sources are accustomed;

•	result in significant prepayments of loans placed, thereby reducing the yield to our funding sources;

•	intensify competition from traditional lenders; and

•	result in our paying above market rates on long term Notes.

     Sustainability of Loan Placement Levels. If we are not able to sustain the levels of loan placements that we experienced in the past, our future profits may be reduced and our ability to pay interest and principal on the Notes may be impaired.

     For the past two years, we experienced strong levels of loan placements. Our ability to sustain the levels of loan placements experienced in prior periods depends upon a variety of factors outside our control, including:

•	conditions in the real estate markets we serve;

•	interest rates;

•	our ability to identify available borrowers;

•	our access to funding sources;

•	competition; and

•	regulatory restrictions.

     If we are unable to sustain our levels of growth, our profits may be reduced and our ability to pay interest and principal on the Notes may be impaired. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Decline in Real Estate Values. A decline in real estate values could result in a reduction in loan placements which could reduce our revenues and impair our ability to pay interest and principal on the Notes.

     Our business may be adversely affected by declining real estate values. Any significant decline in real estate values reduces the ability of borrowers to use equity in real estate as collateral for borrowings. This reduction in real estate values may reduce the number of loans we are able to arrange, which will reduce our revenues and limit our ability to pay interest and principal on the Notes. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     Impact of Defaults on Our Mortgage Loans. We are in the business of arranging mortgage loans. In addition, we may use the proceeds from the sale of Notes to, directly or indirectly, fund mortgage loans. The failure of borrowers to pay loans or interest on loans may reduce our revenues and our ability to pay interest and principal on the Notes.

     We anticipate using proceeds from sale of the Notes to expand our mortgage brokerage operations by providing additional funds to make mortgage loans. We may also use proceeds from the sale of the Notes to make loans directly to real estate owners or developers, in which case we will receive a trust deed secured by the underlying real estate. Additionally, some of the proceeds may be used to make loans to the Vestin Funds, thereby enabling the Vestin Funds to expand their loan portfolios. Any such loans to the Vestin Funds may be secured by a pledge of underlying trust deeds held by the Vestin Funds. See “Conflicts of Interest.” In any event, we will be exposed to the risks of mortgage lending, including without limitation, the risk that the borrowers will default on their obligations.

     Moreover, if a significant number of loans we have brokered go into foreclosure, the returns we generate for investors will suffer, as will our reputation. Over time, this may result in a reduction in the funding sources available to us, thereby reducing our revenues.

     We depend upon our real estate security to protect us on the loans that we make. We depend upon the skill of independent appraisers to value the security underlying our loans. However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan, thus impairing our ability to pay interest and principal on the Notes.

     Risk of Underwriting Standards. Our underwriting standards and procedures are more lenient than conventional lenders in that we will arrange loans to borrowers who may not be required to meet the credit standards of conventional mortgage lenders. This may increase the risk of defaults by our borrowers, which may impair our ability to pay interest and principal on the Notes.

     We approve mortgage loans more quickly than other mortgage lenders. Generally, we will not spend more than 20 days assessing the character and credit history of our borrowers. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the security. As a result, loans arranged by us and loans in which we may invest may suffer from a higher rate of default as compared to loans arranged by more conventional lenders. Any such defaults will adversely effect our results of operations, which will diminish our ability to pay interest and principal on the Notes.

     Geographic Risks. We have limited experience in the real estate markets outside of the Southwest. To the extent that we expand our operations to new markets, our business operations may suffer from our lack of experience, which may adversely affect our ability to pay interest and principal on the Notes.

     We operate primarily in certain Southwestern states, specifically Nevada, Arizona, California, Hawaii and Texas. Depending on the market and our performance, we plan to expand our operations throughout the United States. However, we have limited experience outside of the Southwest. Real estate markets vary greatly from location to location and the rights of secured real estate lenders vary considerably from state to state. Our limited experience in most U.S. real estate markets may impact our ability to make prudent investment decisions. Accordingly, where we deem it necessary, we plan to work with independent real estate advisors and local legal counsel in markets where we lack experience. You will not have an opportunity to evaluate the qualifications of such advisors and no assurances can be given that they will render prudent advice to us. Therefore, we can provide no assurances that we will be successful in any geographical expansion of our operations or that we will be able to mitigate the risk of such expansion by working with local brokers or lawyers. Any difficulties encountered by us in this regard could adversely affect our operating results, slow down our expansion plans or result in a reduction of loan placement fees, any of which may diminish our ability to pay interest and principal on the Notes.

     Dependence on Key Personnel. Our success depends upon the continued contributions of certain key personnel. The loss of any key personnel may be difficult to overcome and could reduce our operating results and our ability to pay interest and principal on the Notes.

     Our success is dependent upon the contributions of our key personnel, including Michael V. Shustek, Stephen J. Byrne, Peggy S. May, and Lance K. Bradford, each of whom would be difficult to replace because of their extensive experience, market contacts and familiarity with our activities. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part upon our ability to hire and retain additional highly skilled managerial, operational and marketing personnel. We may require additional operations and marketing people who are experienced in obtaining, processing, making and brokering loans and who also have contacts in the market. The size of our loan portfolio may require us to hire and retain additional financial and accounting personnel. Should we be unable to attract and retain key personnel, our ability to implement our business strategy may be impaired.

Risks Related to Investments in Real Estate

     Although we do not currently invest in real estate, we may invest in real estate in the future and the value of any such real estate acquired by us will be subject to risks incidental to the ownership and operation of real estate properties.

     Limited Experience Investing in Real Estate. We have very limited experience in investing in real estate. Any expansion of our business into direct investment in real estate may result in significant losses which could impair our ability to pay interest and principal on the Notes.

     We are primarily engaged in the commercial mortgage brokerage business. Through this business, we have accumulated certain knowledge and experience related to commercial real estate. However, we have very limited experience in making direct investments in real estate. Most of the real estate we own was acquired through foreclosures on defaulted loans. Such experience may be of limited relevance in helping us develop appropriate policies for direct investment in real estate. As a result of our lack of experience in making direct investments in real estate, we may make investments which prove unprofitable and which cause us to incur operating losses. Moreover, imprudent real estate investments resulting from our inexperience may diminish our capital resources and impair our liquidity. Any such result could adversely affect our ability to pay interest and principal on the Notes.

     Risks Related to Ownership and Operation of Real Estate Properties. The value of any real estate assets we may acquire is subject to the risks incidental to any ownership and operation of real estate properties, which may adversely affect our operating results and our ability to pay interest and principal on the Notes.

     Our operating results will be subject to risks generally incident to the ownership of real estate, including, but are not limited to, changes in the general and local economic climate; changes in market rental rates and our ability to rent space on favorable terms; the cyclical nature of the real estate industry and possible oversupply of, or reduced demand for, rental space; the bankruptcy or insolvency of tenants; trends in the retail industry, in employment levels and in consumer spending patterns; the need to periodically renovate, repair and re-lease space and the costs thereof; increases in maintenance, insurance and operating costs; changes in interest rates and the availability of financing; competition from other properties; changes in the availability of insurance on commercially reasonable terms, in levels of coverage for our real estate assets and in exclusions from insurance policies for our real estate assets; and the attractiveness of our properties to tenants.

     Additionally, real estate investments are relatively illiquid and, therefore, our ability to vary our portfolio quickly in response to changes in economic or other conditions is limited. Further, we may need to make significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, throughout the period that we own real property regardless of whether the property is producing any income. The risks associated with real estate investments may adversely affect our operating results and financial position, which could impair our ability to pay interest and principal on the Notes.

     Risks Related to Property Leases. There are several risks regarding real property leases which may hurt our operating results and impair our ability to pay interest and principal on the Notes.

     We may, from time to time, experience significant lease expirations at properties we may acquire. A default by a significant tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to seek an alternative source of revenue. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If we are unable to enter into renewal or new leases on favorable terms for all or a substantial portion of space that is subject to expiring leases, our cash flows and operating results would suffer, which would impair our ability to pay interest and principal on the Notes.

     Additionally, a tenant may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant’s lease and cause a reduction in our cash flows. We cannot evict a tenant solely because of its bankruptcy. A court, however, may authorize a tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is unlikely that a bankrupt tenant will pay in full amounts it owes us under a lease, which will reduce our operating results and impair our ability to pay interest and principal on the Notes.

     Environmental Risks. Environmental problems at properties we may acquire are possible, may be costly and may adversely affect our operating results or financial condition and impair our ability to pay interest and principal on the Notes.

     As owner of real estate, we would also be subject to various federal, state and local laws and regulations relating to environmental matters. Under these laws, we may be exposed to liability primarily as an owner or operator of real property and, as such, we may be responsible for the cleanup or other remediation of contaminated property. Contamination for which we may be liable could include historic contamination, spills of hazardous materials in the course of a tenants’ regular business operations and spills or releases of hydraulic or other toxic oils. An owner or operator can be liable for contamination or hazardous or toxic substances in some circumstances whether or not the owner or operator knew of, or was responsible for, the presence of such contamination or hazardous or toxic substances. In addition, the presence of contamination or hazardous or toxic substances on property, or the failure to properly clean up or remediate such contamination or hazardous or toxic substances when present, may materially and adversely affect our ability to sell or rent such contaminated property or to borrow using such property as collateral. The cost of defending against claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, impair our ability to pay interest and principal on the Notes.

     Asbestos-containing material, or ACM, may be present in some properties we may acquire. Environmental laws govern the presence, maintenance and removal of asbestos. We intend to manage ACM in accordance with applicable laws and believe that the cost to do so will not be material.

     Other Regulatory Matters. Properties we acquire may be subject to various regulatory requirements, which could result in significant expenditures to ensure compliance with such requirements, which may reduce our operating results and our ability to pay interest and principal on the Notes.

     Many of the properties we may acquire must comply with the Americans with Disabilities Act of 1990, as amended, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with ADA requirements could require us to remove access barriers, and non-compliance could result in the imposition of fines by the U.S. government or an award of damages to private litigants. If we acquire real property assets, we will attempt to acquire properties that comply with the ADA or place the burden on the seller or other third party, such as a tenant, to ensure compliance with the ADA and, therefore, we believe that the costs of compliance with the ADA will not have a material adverse effect on our cash flows or operating results. However, if we must make changes to our properties on a more accelerated basis than we anticipate, our cash flows and operating results could suffer, which may diminish our ability to pay interest and principal on the Notes.

     Additional regulations applicable to properties we may acquire may require us to make substantial expenditures to ensure compliance, which could adversely affect our cash flows and operating results. Properties that we may acquire in the future will be subject to various federal, state and local regulatory requirements such as local building codes and other similar regulations. If we fail to comply with these requirements, governmental authorities may impose fines on us or private litigants may be awarded damages against us. The costs of compliance and defendant against any claims of liability may reduce our operating results and our ability to pay interest and principal on the Notes.

     Insurance Issues. Certain risks may be uninsurable, or not economically insurable. If we suffer uninsured or underinsured losses, our results of operations and cash flows would suffer, thereby impairing our ability to pay interest and principal on the Notes.

     We plan to carry comprehensive general liability, fire, flood, extended coverage and rental loss insurance with policy specifications, limits and deductibles customarily carried for similar properties. Some types of risks, generally of a catastrophic nature such as from war or environmental contamination, however, are either uninsurable or not economically insurable. Should an uninsured or underinsured loss occur, we could lose our investment in, and anticipated income and cash flows from, one or more of our properties, but we would continue to be obligated to repay any recourse mortgage indebtedness on such properties.

     Additionally, although we generally plan to obtain owner’s title insurance policies with respect to properties we acquire, the amount of coverage under such policies may be less than the full value of such properties. If a loss occurs resulting from a title defect with respect to a property where there is no title insurance or the loss is in excess of insured limits, we could lose all or part of our investment in, and anticipated income and cash flows from, that property.

Conflicts of Interest Risks

     The risk factors below describe material conflicts of interest that may arise in the course of our business. The list of potential conflicts of interest reflects our knowledge of the existing or potential conflicts of interest as of the date of this Prospectus. We cannot assure you that no other conflicts of interest will arise in the future.

     Conflicts Related to Loans to the Vestin Funds. Some of the proceeds from sale of the Notes may be used to make loans to the Vestin Funds, thereby enabling the Vestin Funds to expand their loan portfolios. Any such loans to the Vestin Funds may be secured by a pledge of underlying trust deeds held by the Vestin Funds. Because Vestin Mortgage is the manager of the Vestin Funds, the terms of any such loans will not be negotiated at arms length. Any default by the Vestin Funds may reduce our operating results and impair our ability to pay interest and principal on the Notes.

     Conflicts Related to Management of the Vestin Funds. We rely upon the Vestin Funds as our primary source of funding for mortgage loans which we arrange. Our interest in assuring satisfactory performance of the Vestin Funds may result in our taking actions which adversely affect our near term operating results. For example, we have from time to time waived certain management fees due from the Vestin Funds and indemnified the Vestin Funds against potential losses. In determining whether to waive our fees or indemnify the Vestin Funds, we will consider the impact of any such action on the performance of the Vestin Funds. We may waive certain future management fees due to us and we may indemnify the Vestin Funds against losses, which may reduce the monies we have available to pay interest and principal on the Notes.

     Conflicts Related to Allocation of Loans. We expect to invest in mortgage loans when one or more companies managed by Vestin Mortgage are also investing in mortgage loans. There are no restrictions or guidelines on how we may determine which loans are appropriate for us and which loans are appropriate for Vestin Fund I or Vestin Fund II or another company, entity or program managed by Vestin Mortgage. In determining how to allocate loan opportunities among various funding sources, we may take into account factors, such as the performance of the Vestin Funds, which may not be in the best interest of the Noteholders. Thus, we may allocate loans in such a manner that may benefit the Vestin Funds, but reduce our operating results and our ability to pay interest and principal on the Notes.

     Conflicts Related to L.L. Bradford & Company. We engage L.L. Bradford & Company, LLC (“L.L. Bradford”) to provide bookkeeping and financial reporting services to us. Our President and Tax Manager are the principal shareholders of L.L. Bradford. The terms of our engagement of L.L. Bradford have been reviewed and approved by our Audit Committee and we believe that such terms are at least as favorable as could be obtained from an independent third party provider of such services. Nonetheless, the relationship between L.L. Bradford and our President and Tax Manager may constrain our ability to seek comparable services from unaffiliated firms that might have greater expertise and more resources or that might be prepared to offer such services at a more attractive rate.

FORWARD LOOKING STATEMENTS

     Some of the information in this Prospectus or the documents incorporated by reference in this Prospectus may contain forward-looking statements. You can identify these statements by words or phrases such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “believes,” “projected,” “intends to” or other similar words. These forward-looking statements regarding our business and prospects are based upon numerous assumptions about future conditions, which may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in those statements. Forward-looking statements involve risks and uncertainties described under “Risk Factors” as well as other portions of the Prospectus, which could cause our actual results to differ materially from historical earnings and those presently anticipated. When considering forward-looking statements, you should keep these risk factors in mind as well as the other cautionary statements in this Prospectus. You should not place undue reliance on any forward-looking statement.

USE OF PROCEEDS

     We estimate that the net proceeds resulting from the sale of the Notes will be approximately $498 million net of estimated offering expenses if we sell all of the Notes we are offering through this Prospectus. Although we may engage selected dealers to assist in the sale of the Notes, we presently contemplate that all sales will be made by our employees where permitted, or through our wholly owned subsidiary, Vestin Capital, Inc., and we do not presently anticipate paying any underwriting discounts or commissions. If we engage any selected dealers to assist in the sale of the Notes, we will identify such dealers and the commissions payable to them, and any related reduction in net proceeds to us, in an amendment to this Prospectus.

     We intend to use the net proceeds we receive from the sale of the Notes for working capital purposes, to expand our mortgage brokerage operations by providing an additional source of funding that can be used to make mortgage loans and to fund our marketing and geographic expansion expenses. Additionally, we intend to use some of the proceeds to make direct investments in real estate, and to pursue other business opportunities that we may encounter. Finally, we may use a portion of the proceeds to lend money to the Vestin Funds to expand their loan portfolios.

     We intend to use the net proceeds we receive from the sale of the Notes primarily to expand our mortgage brokerage operations. These proceeds will be used to provide an additional source of funding that can be used to invest in mortgage loans. If we invest in mortgage loans, we will follow the investment policies described below under “Business – Mortgage Brokerage Operations.” Initially we intend to concentrate our mortgage lending operations throughout the areas in which we have experience, specifically Arizona, California, Hawaii, Nevada and Texas. Depending on the market and our performance, we anticipate expanding our mortgage lending operations throughout the United States. Our strategy and timing for such expansion, however, are still under development. Any such expansion may involve opening new offices, adding professional staff, increasing our marketing activities and developing enhanced information technology systems to serve a broader market. We anticipate using a portion of the proceeds from the Note offering to fund such expenses.

     We may use some of the proceeds to invest in real estate. We have not yet determined investment policies to govern any possible investment in real estate. We currently anticipate that any such investment would be in income-producing properties located in geographical markets where we conduct our mortgage brokerage operations. However, we intend to monitor opportunities for investment and may, in the exercise of our business judgment, invest in other types of properties, including without limitation, unimproved land, construction projects and residential properties.

     We may also consider from time to time strategic opportunities to enhance our business through acquisitions, joint ventures or securitization arrangements. Proceeds from the sale of Notes may be used to pursue such opportunities. We do not have any present commitments with respect to any acquisitions or other strategic transactions.

     We may also consider using a limited portion of the proceeds from the sale of the Notes to lend money to the Vestin Funds to enable them to expand their loan portfolios. Loans to the Vestin Funds may be unsecured. However, under certain circumstances, we may receive a pledge of Vestin Funds’ interest in trust deeds as collateral. The principal purpose of any such loans would be to expand the Vestin Funds’ capacity to make mortgage loans. Expanded mortgage lending activity by the Vestin Funds offers the opportunity to increase our loan placement and servicing revenues.

     We have not determined what portion of the proceeds will be allocated to any of the foregoing uses nor have we established priorities with respect to the manner in which the proceeds might be used. Our management will retain significant discretion in determining how to use the proceeds of this offering.

     Pending their use as set forth above, proceeds from the sale of the Notes will be invested in money market obligations or similar short-term investments.

DESCRIPTION OF THE NOTES OFFERED AND THE INDENTURE

General

     The Notes represent our unsecured debt obligations. In connection with this offering of Notes, we have entered into an agreement, called an indenture, with U.S. Bank National Association, a national banking association that provides, among other things, commercial banking services as well as trust services. U.S. Bank National Association will act as trustee under the indenture (the “Trustee”). The Trustee may be reached at (602) 371-3568 and is located at 7310 North 16th Street, Suite 275, Phoenix, Arizona 85020. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, in effect on the date the indenture is qualified under the Trust Indenture Act. The Notes are subject to all terms and conditions of the indenture and the Trust Indenture Act. The following includes a summary of some provisions of the indenture, and a copy of the indenture is available from us upon request. This summary does not purport to be complete and is qualified in its entirety by reference to the indenture, including the definitions in the indenture of some of the terms used below.

     The Notes will be subordinated in right of payment to, or subordinate to, the prior payment in full of all senior debt, whether outstanding on the date of the indenture or incurred following the date of the indenture. There is no limit on the amount of senior debt we may incur. In addition, any debt incurred by our operating subsidiaries may restrict the ability of such subsidiaries to distribute funds to us, thereby effectively subordinating the Notes to such subsidiary debt.

     The Notes are not secured by any collateral or lien. The Notes do not contain provisions for a sinking fund or similar fund providing for payments on the Notes. See “Risk Factors – Unsecured Obligations; No Sinking Fund.”

     Notes may be purchased in the minimum amount of $1,000 or any amount in excess of $1,000. You may not cumulate separate purchases to satisfy the minimum denomination requirement.

Specific Provisions

     Maturity. We are offering Notes with terms ranging from 3 to 120 months. You will select the term of each Note upon your order.

     Book Entry. Upon acceptance of an order, we will credit our book-entry registration and transfer system to the account of the purchaser of the Note, the principal amount of such security owned of record by such purchaser, which record holder is referred to as the holder or registered holder in this document and in the indenture. Also upon acceptance of an order, we will send each holder an initial transaction statement which will indicate our acceptance of the order.

     The holders of Notes issued in a book-entry form will not receive or be entitled to receive physical delivery of a note or certificate evidencing such indebtedness. The holders of the accounts we establish upon the purchase or transfer of Notes shall be deemed to be the owners of the Notes under the indenture. The holder of the Notes must rely upon the procedures established by the Trustee to exercise any rights of a holder of Notes under the indenture. We will provide the Trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a quarterly basis.

     We will provide the Trustee with information, as requested, regarding the total amount of any principal and/or interest due to holders with regard to the Notes on any interest payment date or upon redemption. On each interest payment date, we will credit interest due on each account. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the Notes.

     Book-entry notations in the accounts evidencing ownership of the Notes are exchangeable for actual Notes in denominations of $1,000 and any amount in excess of $1,000 and are fully registered in those names as we direct only if:

•	we, at our option, advise the Trustee in writing of our election to terminate the book-entry system; or

•	after the occurrence of an event of default under the indenture, holders of the Notes aggregating more than 50% of the aggregate outstanding amount of the Notes advise the Trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of Notes and the Trustee notifies all registered holders of these

Notes of the occurrence of any such event and the availability of definitive Notes to holders of these Notes requesting such Notes.

     Subject to the exceptions described above, the book-entry interests in these Notes shall not otherwise be exchangeable for fully registered Notes.

     Interest. The interest rate payable on a Note will be determined based upon the maturity date and term established for the Note at the time of order. We intend to set the interest rates on the Notes at the beginning of each calendar quarter; more frequent changes in interest rates may result from extraordinary events. Prevailing rates will be set forth in a supplement to this Prospectus, which will be filed and distributed each quarter or more frequently if events require. We intend to offer interest rates that are 3% to 7% above the average rate for bank certificates of deposit for the time periods which correspond with the term chosen. We will establish the interest rates payable on the Notes from time to time based on market conditions and our financial requirements. We constantly re-evaluate our interest rates based upon this analysis. Once determined, the rate of interest payable on a Note will remain fixed for the original term of the Note.

     We will compute interest on Notes on the basis of an actual calendar year and interest will compound daily. We will pay interest on Notes either monthly or at maturity at the election of the holder which election must be made at the time of investment.

     We reserve the right to vary from time to time, at our discretion, the interest rates we offer on new issuances of Notes based on numerous factors other than length of term to maturity. These factors may include, but are not limited to: the desire to attract new investors; Notes in excess of specified principal amounts; Notes purchased for IRA and/or Keogh accounts; rollover investments; and Notes beneficially owned by persons residing in particular geographic localities. We may make a decision to vary interest rates in the future based on our fundraising objectives including, but not limited to, the attraction of new investors in particular regions, the encouragement of the rollover of Notes by current holders, circumstances in the financial markets and the economy, additional costs which we may incur in selling Notes in a particular jurisdiction which may at the time be relevant to our operations and other factors.

     Automatic Extension Upon Maturity of Notes. The term of the Notes will automatically extend upon its maturity for a term identical to the term of the original Note unless:

•	We notify the holder at least seven days prior to the maturity date of our intention not to extend the Note; or

•	The holder elects to have the Note redeemed or to change the term within seven days after the maturity date.

     We will notify the holder of the upcoming maturity date of the Note approximately 20 days prior to the maturity date. This renewal notice will indicate that the maturing Note will automatically renew for an identical term unless the holder completes the renewal form, included with the renewal notice, and returns it to us within seven days after the maturity date indicating the holder’s intention to either have the Note redeemed or to change the term of the maturing Note. The renewal notice will specify the new rate applicable to the renewal term and will include a copy of the current supplement to the Prospectus which lists all of the rates applicable to each term offered at the holder’s maturity date in the event the holder elects to select an alternative term upon the maturity of the Note. The renewal notice will indicate that the holder should have previously received a copy of the updated Prospectus, if applicable, and where the holder can get another copy of the Prospectus. If the holder does not return the renewal form, a second renewal notice will be sent to the holder advising the holder of the automatic renewal and indicating that the holder has seven days from the maturity date to notify us if the holder does not want the Note to be automatically renewed.

     The Note will automatically renew for an identical term at the rate specified in the renewal notice unless the holder completes and returns the renewal form to us within seven days after the maturity date indicating that the holder wishes to convert the Note to an alternative term.

     Until either we or the holder terminate or redeem the Note, or the holder elects a new term, the Note will continue to renew in this manner. Each renewed Note will continue in all its provisions, including provisions relating to payment options, except that the interest rate payable during any renewed term will be the interest rate which is then being offered on similar Notes being offered as of the renewal date. If a similar Note is not being offered, the interest rate upon renewal will be the rate specified by us in the renewal notice sent to the holder on or before the maturity date, or the Note’s then current rate if no rate is specified.

     If we notify the holder of our intention to redeem a Note at maturity, no interest will accrue after the date of maturity. Otherwise, if a holder requests repayment within seven days after its maturity date, we will pay interest during the period after its maturity date and prior to repayment at the lower of:

•	the lowest interest rate then being paid on the Notes with a similar term we offer to the general public; or

•	the rate we pay on the Note immediately prior to its maturity.

     As a courtesy, we provide a request for repayment form with the renewal notice. Use of the form by a holder is not a condition of repayment. Holder may also request repayment by writing to us.

     Optional Renewal Programs. From time to time, we may offer, in our sole discretion, some Noteholders the ability to extend the maturity of an existing Note. If the holder elects to extend the Note, we will issue a new Note in accordance with the terms and interest rate prevailing at the extension date.

     Place and Method of Payment. We will pay principal and interest on the Notes by check or draft mailed to the persons entitled to the payments at their addresses appearing in the register which we maintain for that purpose, or at our principal executive office if so requested by the holder of the Note.

     Redemption by Us. We have the right to redeem any Note issued under this Prospectus at any time, prior to its stated maturity, upon 90 days written notice to the holder of the Note. The holder has no right to require us to prepay any Note prior to its maturity date as originally stated or as it may be extended, except as indicated below.

     Quarterly Statements. We will provide holders of the Notes with statements, not less often than every quarter, which will indicate, among other things, the current account balance (including interest earned). These statements will be mailed not later than the twentieth day following the end of each calendar quarter.

     Form and Denominations/Transfers. The Notes are not negotiable debt instruments and, subject to some exceptions, will be issued only in book-entry form. Upon the submission of an order, we will issue an initial transaction statement reflecting the ownership of a Note to each purchaser upon our acceptance of the order. The transaction statement is not a negotiable instrument, and purchasers cannot transfer record ownership without our prior written consent. Each holder of a Note will receive a statement, not less often than every quarter, indicating any transactions in the holder’s account, as well as interest credited. Owners may transfer ownership of the Notes on our register only by written notice to us signed by the owners or the owners’ duly authorized representatives on a form we supply and with our written consent (which we will not unreasonably withhold). We may also, in our discretion, require an opinion from the holder’s counsel, at the holder’s expense, that the proposed transfer will not violate any applicable securities laws and/or a signature guarantee in connection with the transfer. Upon transfer of a Note, we will provide the new owner of the Note with a transaction statement which will evidence the transfer of the account on our records.

     Interest Accrual Date. Interest on the Notes will accrue from the date of purchase. The date of purchase will be for accepted orders, the date we receive funds, if the funds are received prior to 3:00 p.m. (Pacific Standard Time) on a business day, or the next business day if the funds are received on a non-business day or after 3:00 p.m. (Pacific Standard Time) on a business day. For this purpose, our business days are Monday through Friday, except for legal holidays in the State of Nevada.

     Right of Set-off In Circumstances Described in this Section. Subject to the provisions of applicable law, if the holder of a Note is a borrower or guarantor on a loan, lease or other obligation owned by one of our direct or indirect subsidiaries or affiliates, and that obligation becomes delinquent or otherwise in default, we may have the right to set-off principal and interest payments due on the Note against all sums due by the holder to our subsidiary or affiliate pursuant to the set-off terms contained in the loan, lease, other indebtedness or the guarantee. If we elect to exercise our right of set-off, the Note will automatically be deemed redeemed as of the date of set-off without regard to any notice period otherwise applicable to any redemption by us.

     Subordination. The indebtedness evidenced by the Notes, and any interest, are subordinated to all of our senior debt. The term senior debt includes any indebtedness (whether outstanding on the date of this Prospectus or created later) incurred by us (including our subsidiaries) whether the indebtedness is or is not specifically designated by us as being “senior debt” in its defining instruments. The Notes are not guaranteed by any of our subsidiaries. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, the law requires that we pay or make provisions for payment of the creditors of that subsidiary from the assets of that subsidiary prior to distributing any remaining assets to us as a stockholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, creditors of that subsidiary will receive payment of their claims prior to any payment to the holders of the Notes.

     For a discussion of the lack of insurance or guarantees to support the repayment of the Notes, see “Risk Factors – Not Insured; Not Subject to Banking Regulations.”

     In the event of any liquidation, dissolution or any other winding up of our business, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default (as described below), no payment may be made on the Notes until all senior debt has been paid. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the Notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the Notes. If any distribution is nonetheless made to holders of the Notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full. See “Risk Factors – Junior Debt Status.”

     Events of Default. The indenture provides that each of the following constitutes an event of default:

•	default for 30 days in the payment of interest when due on the Notes (whether or not prohibited by the subordination provisions of the indenture);

•	default in payment of principal when due on the Notes (whether or not prohibited by the subordination provisions of the indenture) and continuation of the default for 30 days;

•	our failure to observe or perform any covenant, condition or agreement with respect to the liquidation, consolidation or merger or other disposition of substantially all of our assets (after notice and provided such default is not cured within 60 days after receipt of notice);

•	our failure for 60 days after notice to comply with other agreements described in the indenture or the Notes; and

•	specific events of bankruptcy or insolvency with respect to us.

     If any event of default occurs and continues, the Trustee or the holders of at least a majority in principal amount of the then outstanding Notes may declare the unpaid principal of and any accrued interest on the Notes to be due and payable immediately. However, so long as we have any outstanding senior debt, a declaration of this kind will not become effective until the earlier of:

•	the day which is five business days after the receipt by representatives of senior debt of such written notice of acceleration; or

•	the date of acceleration of any senior debt. In the case of an event of default arising from specific events of bankruptcy or insolvency with respect to us, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the indenture or the Notes except as provided in the indenture. Subject to these limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the Trustee determines that withholding notice is in the interest of the holders.

     The holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the holders of all of the Notes, waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest on or the principal of the Notes.

     We are required to deliver to the Trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any default or event of default, to deliver to the Trustee a statement specifying such default or event of default.

     Amendment, Supplement and Waiver. Except as provided in this Prospectus, we may amend or supplement the indenture or the terms of the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding. The holders of a majority in principal amount of the then outstanding Notes may waive any existing default or compliance with any provision of the indenture or the Notes.

     Without the consent of each holder of the Notes affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes):

•	reduce the principal amount of any Note whose holder must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any security or alter the redemption provisions or the price at which we shall offer to repurchase the Note;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•	waive a default or event of default in the payment of interest, principal or premium, if any, or redemption payment with respect to the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

•	make any Note payable in money other than that stated in the Notes;

•	make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of Notes to receive payments of principal or interest on the Notes;

•	make any change to the subordination provisions of the indenture that adversely affects holders of Notes; or

•	make any change in the foregoing amendment and waiver provisions.

     However, without the consent of any holder of the Notes, we and/or the Trustee may amend or supplement the indenture or the Notes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for assumption of our obligations to holders of the Notes in the case of a merger or consolidation;

•	to provide for additional uncertificated or certificated Notes (if applicable);

•	to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the indenture of any such holder, including an increase in the aggregate dollar amount of Notes which may be outstanding under the indenture;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	to make any other change that may be required, provided that such change does not have a material adverse effect on the Noteholders.

     The Trustee. The indenture imposes restrictions on the Trustee, should it become one of our creditors, regarding payments of claims, property received and proceeds on the sale of property received as security or otherwise. The Trustee will be permitted to engage in other transactions with us.

     Subject to exceptions described in the indenture, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The indenture provides that in case an event of default specified in the indenture occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to those provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Noteholder, unless the holder has offered the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

     Reports to Trustee. We will provide the Trustee with quarterly reports which will contain the information reasonably requested by the Trustee. These quarterly reports will include information regarding the outstanding balance, interest credited, withdrawals made and interest rate paid related to each account we maintain during the preceding quarterly period.

     No Personal Liability of Directors, Officers, Employees and Stockholders. None of our directors, officers, employees, incorporators or stockholders will have any liability for any of our obligations under the Notes.

     Interest Withholding. With respect to those investors who do not provide us with a fully executed Form W-8 or Form W-9, we will withhold 31% of any interest paid. Otherwise, we will not withhold interest, except on Notes held by foreign business entities. We will not sell to anyone refusing to provide a fully executed Form W-8 or Form W-9.

     Additional Securities. We may offer from time to time additional classes of securities with terms and conditions different from the Notes being offered.

     Variations by State. We reserve the right to offer different securities and to vary the terms and conditions of the offer (including, but not limited to, different interest rates, additional interest payments and service charges for all Notes) depending upon the state where the purchaser resides.

SELECTED FINANCIAL DATA

VESTIN GROUP, INC. AND SUBSIDIARIES

BALANCE SHEET INFORMATION

	March 31, 2003
	(Unaudited)	December 31, 2002

Assets
Cash	$1,413,725	$2,523,017
Accounts receivable net	6,850,602	5,234,469
Investments in real estate held for sale	8,654,452	5,980,509
Investments in mortgage loans on real estate, net	5,859,020	8,874,643
Other assets	6,143,488	6,224,540

Total assets	$28,921,287	$28,837,178

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$3,503,608	$1,969,379
Lines of credit	5,000,000	7,000,000
Other liabilities	892,286	1,471,188
Note payable	4,923,211	2,052,431
Total liabilities	14,319,105	12,492,998
Total stockholders’ equity	14,602,182	16,344,180

Total liabilities and stockholders’ equity	$28,921,287	$28,837,178

INCOME STATEMENT INFORMATION

	For the Three	For the Three
	Months Ended March	Months Ended March
	31, 2003	31, 2002	For the Year Ended	For the Year Ended
	(Unaudited)	(Unaudited)	December 31, 2002	December 31, 2001
Revenues
Loan placement and related fees	$7,142,996	$4,607,598	$30,607,054	$20,201,393
Interest and other income	609,981	413,306	1,297,250	1,240,245

Total revenues	7,752,977	5,020,904	31,904,304	21,441,638

Expenses
Total expenses	9,455,631	4,173,155	25,905,806	18,396,136
Income (loss) from continuing operations before provision (benefit) for income taxes	(1,702,654)	847,749	5,998,498	3,045,502
Provision (benefit) for income taxes	(578,902)	291,527	2,166,660	1,220,281

Net income (loss)	$(1,123,752)	$556,222	$3,831,838	$1,825,221

Earnings per common share – basic
Net income	$(0.25)	$0.06	$0.54	$0.29

Earnings per common share – diluted
Net income	$(0.25)	$0.04	$0.34	$0.26

Weighted average number of common shares outstanding – basic	5,327,718	5,521,444	5,396,363	5,985,701

Weighted average number of common shares outstanding – diluted	5,327,718	8,560,173	8,498,358	6,794,634

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We are primarily engaged in the commercial mortgage brokerage business. We arrange loans to owners and developers of real property whose financing needs are not being met by traditional mortgage lenders. The underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, result in certain potential borrowers who are unable to or unwilling to go through the process required by traditional lenders. As a non-conventional lender, we focus on the needs of borrowers unable or unwilling to meet the more restrictive requirements of traditional lenders. When evaluating prospective borrowers, we will typically focus on the value of collateral, which reduces the paperwork and time needed to evaluate other factors.

     Vestin Mortgage serves as the manager of Vestin Fund I, Vestin Fund II, and inVestin Nevada, Inc. (“inVestin Nevada”). Vestin Fund I was organized to invest in mortgage loans. In June 2001, Vestin Fund I completed a public offering of its units, raising an aggregate of $100 million. We have also organized Vestin Fund II, which invests in mortgage loans. Vestin Fund II is currently conducting a public offering of its units pursuant to a registration statement which was declared effective on June 13, 2001. As of April 30, 2003, Vestin Fund II had raised approximately $364 million from the sale of units. Vestin Fund II intends to continue the offering of its units until the earlier of June 2004 or such time as it raises an aggregate of $500 million. In October 2002, Vestin Mortgage entered into an agreement to provide management services to inVestin Nevada, a Nevada corporation wholly-owned by our Chief Executive Officer. inVestin Nevada is seeking to raise $100,000,000 through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance upon exemptions from registration requirements provided for under Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder relating to intrastate offerings. As of April 30, 2003, inVestin Nevada had raised approximately $6.2 million. inVestin Nevada intends to terminate its offering of subordinated notes at the time this offering is made available to the public. We may organize additional funds in the future to invest in loans secured by real estate.

     The Vestin Funds are the main funding sources for Vestin Mortgage’s commercial mortgage brokerage activities. As manager of the Vestin Funds, Vestin Mortgage evaluates prospective investments, selects the mortgages in which the Vestin Funds will invest and makes all investment decisions for the Vestin Funds. Additionally, Vestin Mortgage is responsible for all administrative matters such as accounting, tax and legal requirements for the Vestin Funds. Vestin Mortgage is entitled to receive an annual management fee of up to 0.25% of the aggregate capital contributions to Vestin Fund I and Vestin Fund II. We may, in our sole discretion, waive the management fee. For the three months ended March 31, 2003, we recorded management fees of $63,000 and $209,000 for Vestin Fund I and Vestin Fund II, respectively. We recorded management fees for the year ended December 31, 2002 of $249,000 and $586,000 for Vestin Fund I and Vestin Fund II, respectively. In connection with the organization of the Vestin Funds, we had received approximately 100,000 units in Vestin Fund I and 110,000 units in Vestin Fund II for expenses paid by us to unaffiliated third parties in connection with the offering of such units. Our ownership in Vestin Fund I and Vestin Fund II represents approximately 1.0% and 0.3% of the outstanding amount of units, respectively, as of April 30, 2003.

Results of Operations

Comparison of the Three Months Ended March 31, 2003 and March 31, 2002

     The following financial review and analysis concerns our financial condition and results of operations for the three months ended March 31, 2003 and 2002.

     Revenue. We reported total revenues of approximately $7.8 million for the three months ended March 31, 2003, an increase of 56% from approximately $5.0 million for the three months ended March 31, 2002. Approximately 92% of our revenue for both periods was derived from our mortgage brokerage operations. The remaining revenue was principally generated by interest earned from investments in mortgage loans, distributions from our investments in Vestin Fund I and Vestin Fund II, management fees earned from Vestin Fund I and Vestin Fund II, and interest earned from bank depository accounts. The increase in total revenues is primarily related to the following:

1.	Although the total dollar amount of loans placed for the three months ended March 31, 2003 decreased by $28.7 million or 34% to $55.4 million from $84.1 million for the same period in 2002, the average loan placement fee percentage increased to 7.6% for the three months ended March 31, 2003 from 3.4% for the same period in 2002 resulting in an increase in loan placement revenue of $2.5 million for the three months ended March 31, 2003 compared to the same period in the prior year. The decrease in the amount of loans placed is primarily related to economic conditions and a slowdown preceding and during the war in Iraq. The increase in placement fees as a percentage of loans originated was due to a single transaction and is not indicative of the level of placement fees which the Company expects to receive in the future.

2.	Revenues related to loan servicing increased by $0.6 million to $1.6 million for the three months ended March 31, 2003 compared to $1.0 million for the same period in 2002. The increase is primarily related to a corresponding increase in the size of our loan servicing portfolio.

3.	Extension fee revenues increased by $0.6 million to $1.1 million for the three months ended March 31, 2003 compared to $0.5 million for the same period in 2002.

4.	Management fees earned from the Vestin Fund I and Vestin Fund II increased by $0.1 million to $0.3 million for the three months ended March 31, 2003 compared to $0.2 million for the same period in 2002 mainly due to the increase in the size of Vestin Fund II.

     Sales and Marketing Expenses. Sales and marketing expenses primarily consist of advertising costs, public relations expenses, commissions and travel expenses. Sales and marketing expenses were approximately $4.2 million and $1.5 million, or 54% and 30%, respectively, of our total revenues for the three-month periods ended March 31, 2003 and 2002, respectively. The increase for the first quarter 2003 is primarily related to the following:

1.	Commissions expense related to loans placed increased by $2.2 million to $2.3 million for the three months ended March 31, 2003 compared to $0.1 million for the same period in 2002 primarily due to commissions of 4% paid out on a $34.0 million loan placed during the three months ended March 31, 2003.

2.	Advertising expenses increased by $0.3 million to $1.0 million for the three months ended March 31, 2003 compared to $0.7 million for the same period in 2002 due to our continued marketing efforts to expand our operations.

3.	Travel expenses increased by $0.2 million to $0.3 million for the three months ended March 31, 2003 compared to $0.1 million for the same period in 2002 mainly due to our continued efforts to gain nationwide awareness through seminars and trade shows.

     General and Administrative Expenses. General and administrative expenses include payroll and related expenses, consultation fees, professional fees, and general corporate expenses. Our general and administrative expenses were $5.2 million or 67% of total revenues for the first quarter of 2003, and $2.4 million or 48% of revenues for the first quarter of 2002, an increase of $2.8 million, which is primarily related to the following:

1.	We elected to contribute capital of $1.6 million to Vestin Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Fund I in the amount of $876,237, which resulted in a charge to current earnings totaling $1.6 million for the three months ended March 31, 2003. We made this capital contribution to restore member capital accounts in Vestin Fund I. We will not receive any additional units in Vestin Fund I in consideration of the capital contribution. The capital contribution will increase the existing members’ capital accounts in Vestin Fund I. Vestin Fund I is an important funding source for mortgage loans placed by us; accordingly, management believes the capital contribution is in our best long-term interest.

2.	Legal fees increased by $0.5 million to $0.6 million for the three months ended March 31, 2003 compared to $0.1 million for the same period in 2002 mainly due to pending litigation and certain complex loan placement arrangements.

3.	Payroll expenses increased by $0.2 million to $1.3 million for the three months ended March 31, 2003 compared to $1.1 million for the same period in 2002 due to additional employees. As we grow, we may need to further increase the number of our employees.

4.	Other general and administrative expense increases generally relate to our overall growth.

We anticipate that, as our operations grow, general and administrative expenses should increase at a more moderate rate and should generally decrease as a percentage of total revenues. We believe that our current management infrastructure is largely sufficient to handle the increasing level of lending activity resulting from the growth in our funding sources.

     Income Before Income Taxes. As a result of the foregoing factors, results from operations before provision (benefit) for income taxes generated a loss of $1.7 million in the three months ended March 31, 2003 as compared to income of $0.8 million in the same period for the previous year.

Comparison of Year Ended December 31, 2002 and Year Ended December 31, 2001

     The following financial review and analysis concerns our financial condition and results of operations for the years ended December 31, 2002 and 2001.

     Revenue.

     Historical Performance

     During 2002 our total revenues increased $10.5 million to $31.9 million compared to $21.4 million for the same period in 2001. More than 90% of total revenues were generated by our mortgage brokerage operations for both years. Less than 5% of total revenue was generated by investments in mortgage loans. We generated $20.8 million of loan placement fees in 2002 as compared to $10.0 million in 2001. The increase in origination fees was due in large part to a $234 million increase in dollar volume of loans originated. Extension fee revenues also increased by $1.0 million, primarily due to the increase in the loan portfolio we serviced throughout 2002 as compared to 2001.

     We placed 79 and 54 loans with an aggregate value of $477,942,550 and $243,894,870 in the fiscal years ended December 31, 2002, and 2001, respectively. Historically, we have used funds from individual investors, Vestin Fund I, Vestin Fund II and our own resources to fund loans to real estate developers and owners for raw land, acquisition and development, construction, commercial, residential and bridge loans. In 2002, we used funds primarily from Vestin Fund I and Vestin Fund II.

     Direct Investment

     As of December 31, 2002 and 2001, we had approximately $9,000,000 and $6,074,000 invested in mortgage loans, respectively. Revenues related to our investments in mortgage loans approximated $543,000 and $403,000 for the years ended December 31, 2002 and 2001, respectively. As of December 31, 2002 we also had $2,100,000 invested as capital contributions in Vestin Fund I and Vestin Fund II. We earn additional income from interest earned on monies in its bank deposits.

     Geographical Expansion

     Although we have historically focused operations in certain Southwestern states, we anticipate expanding our mortgage lending operations throughout the United States. Our strategy and timing for such expansion, however, are still under development. We have developed a significant degree of knowledge with respect to the real estate markets in the Southwest. Such knowledge is critical to our business as it enables us to process loan applications more quickly than many conventional lenders. We are able to rapidly process loan applications in large part because our underwriting standards focus heavily on the value of the underlying property rather than the creditworthiness of the borrower. Our ability to quickly assess the underlying value of real estate when we arrange the terms of a mortgage loan is therefore essential to our strategy of providing fast turnaround for loan applications.

     Real estate markets are significantly influenced by local conditions as well as by national economic conditions. Thus, real estate markets vary greatly from place to place and local knowledge of a real estate market is essential to prudent lending. In order to obtain such local knowledge, we intend to engage the services of local real estate brokers and real estate lawyers who are believed to be familiar with the markets into which we may expand. No assurances can be given that we will be successful in any geographical expansion of our operations or that we will be able to mitigate the risk of such expansion by working with local brokers and lawyers. Any difficulties encountered by us in this regard could adversely affect the our results of operations, slow down our expansion plans or result in a reduction of loan placement fees.

     Sales and Marketing Expenses. Sales and marketing expenses amounted to approximately 25% and 35% of total revenues for the fiscal years ended December 31, 2002 and 2001, respectively. The decrease in sales and marketing expenses in proportion to total revenues is primarily attributable to, among others, the following factors: (i) During 2001, we broadened the scope of our marketing efforts for awareness of the availability of the Vestin Funds as an investment. We have reduced these efforts, as the Vestin Funds have been successful in raising investor capital. Therefore advertising costs and public relations costs were decreased by $0.7 million during 2002; (ii) Commissions expense increased by $0.7 million as a direct result of the increase in loan volume generated during 2002; and (iii) Printing costs increased by $0.2 million primarily due to the preparation and printing of public filings.

     General and Administrative Expenses. General and administrative expenses include payroll and related expenses, professional fees, and general corporate expenses. General and administrative expenses amounted to $17.5 million or 55% of total revenues for the year ended December 31, 2002, as compared to $10.1 million or 47% in 2001. General corporate expenses remained fairly constant for 2002 as compared to 2001 with the exception of payroll expense which increased by $0.5 million due to the hiring of additional staff during 2002 to support our growth and an increase in legal fees of $0.7 million due primarily to our growth and increases in the legal work related to public filings and reports.

     Losses on investments increased by $5.2 million for 2002 from 2001 primarily due to the write-off of $4.8 million related to the rights to a legal judgment we acquired from the Vestin Funds as described in more detail below. In addition, in 2002 we recorded a loss of $0.2 million related to the sale of our investment in Prepaid Advisors.com. We included these losses in general and administrative expenses in the accompanying Consolidated Statement of Income.

     On July 2, 2001, Vestin Mortgage brokered a loan to Arroyo Heights Golf Club (“Arroyo”) for $10,000,000. The loan was funded by Vestin Fund I and Vestin Fund II (together, the “Funds”) and was guaranteed by three guarantors. Subsequently, Arroyo defaulted on the loan, and the Funds foreclosed and took title to the collateral. Based on an appraisal at the conclusion of the foreclosure, the Funds determined that there was a $4.8 million shortfall between the carrying amount of the loan and the value of the collateral. The Funds filed litigation to recover the shortfall from the individuals who had guaranteed the payment of the loan. Vestin Mortgage purchased the rights to collect the proceeds of the guarantee from the Funds on December 31, 2002 in exchange for investments in mortgage loans on real estate valued at $4.8 million. Vestin Mortgage did not recognize any gain or loss on the sale to the Funds.

     Vestin Mortgage assumed control of the litigation and filed a motion for summary judgment against the loan guarantors, which was denied by the Nevada State District Court on May 2, 2003. Trial on this matter is scheduled for July 30, 2003. Vestin Mortgage believes that it will prevail in the litigation against the guarantors and that at least one of the three guarantors has sufficient assets to satisfy a judgment of $4.8 million plus interest. However, because of the inherent risks associated with litigation and enforcement of judgments, we elected to provide a valuation allowance for the entire amount paid for the rights to receive the proceeds of the judgment and recorded the allowance as an expense in 2002. This write-off is reflected in General and Administrative expenses on the Consolidated Statement of Income for the year ended December 31, 2002.

     Income Before Income Taxes. As a result of the foregoing factors, income from continuing operations before provision for income taxes approximated $6.0 million or 20% of our total revenues in 2002, an increase from $3.0 million or 15% of our total revenues in 2001.

Liquidity And Capital Resources

     Liquidity is a measure of an entity’s ability to meet potential cash requirements, including ongoing commitments to fund lending activities. We have historically met our capital requirements through cash flows from operations and our ability to access individual investors who acquire interests in mortgage loans.

     For the three months ended March 31, 2003, the cash flows used in our operating activities approximated $0.6 million, compared to cash provided by operating activities of $1.4 million during the three months ended March 31, 2002. Cash provided by investing activities approximated $1.3 million during the three months ended March 31, 2003, compared to cash used in investing activities of $4.8 million during the same period of the prior year.

     For the year ended December 31, 2002, the cash flows provided by our operating activities approximated $7.6 million or 24% of our total revenue, compared to cash provided by operating activities of $23,000 or less than 1% of total revenue for the same period in 2001. Cash used in investing activities approximated $5.5 million for the year ended December 31, 2002, compared to $3.1 million for the same period in 2001. During 2002 we received proceeds from the sale of real estate held for sale totaling $4.7 million, which were reinvested into investments in mortgage loans on real estate. We also received payments on notes receivable totaling $1.1 million which were also reinvested into investments in mortgage loans on real estate.

     We have historically relied upon cash flow from operations to provide for our capital requirements. During the three months ended March 31, 2003, we generated positive cash flow of $1.3 million from investing activities. During the year ended December 31, 2002, we generated net income of approximately $3,832,000, and a positive cash flow from operating activities of approximately $7,574,000. We believe that cash generated from operations, together with cash and cash flows from investments in mortgage loans on real estate on hand at March 31, 2003, will be sufficient to provide for its capital requirements to sustain currently expected loan volumes for at least the next 12 months.

     We are also exploring additional sources of financing including new and/or expanded credit facilities. There can be no assurance that we will be able to obtain any additional financing.

Funding Sources

     In order to maintain and expand our business, we must have access to funding sources that are prepared to invest in mortgage loans which we broker. Historically, we have relied primarily upon individual investors for this purpose. We now rely primarily on Vestin Fund I and Vestin Fund II as funding sources. Vestin Fund I completed a public offering of its units in June 2001. Vestin Fund II is currently seeking to raise $500,000,000 through a public offering of its units. As of April 30, 2003, Vestin Fund II had raised approximately $364 million through the sale of units. Our wholly owned subsidiary, Vestin Mortgage, is the manager of both Vestin Funds. Additionally, we plan to organize additional funds which, if successful, would further enhance our access to funding sources.

     Our ability to attract investors to acquire interests in mortgage loans, either directly or through the Vestin Funds, depends upon a number of factors, some of which are beyond our control. The key factors in this regard include general economic conditions, the condition of real estate markets, the availability of alternative investment opportunities, our track record and our reputation. We believe that our ability to attract investors for mortgage loans has been enhanced by the high historical yields generated by such mortgage loans. These yields may prove more attractive in the near term if equity markets are perceived as being risky or volatile and if most fixed rate investments do not offer comparable yields.

     Notwithstanding the high historical yields generated by our mortgage loans compared to conventional mortgage lenders, we believe our ability to attract investors may be impaired by our small size and limited operating history. In addition, the mortgage loan investments offered by us are not federally insured as are certain bank deposits and the mortgage loan interests are generally illiquid as compared to government or corporate bonds. Thus, our ability to place loans with high yields is critical to offsetting some of the disadvantages of investments in mortgage loans. Our ability to attract investors would suffer if the performance of mortgage loans brokered by us declines or if alternative investment vehicles offering comparable rates and greater safety or liquidity become available.

     In order to address these issues, we have pursued a strategy of: (i) using great care in the selection of mortgage loans in order to maintain our current track record, and (ii) developing additional funding sources such as Vestin Fund I, Vestin Fund II and the sale of the Notes hereunder. In this manner, we are seeking to maintain our access to funding from current investors while broadening our funding sources, thereby enabling us to expand the scope of our mortgage brokerage operations. No assurance can be given that we will be successful in this effort.

     Our ability to attract investors would suffer if the performance of Company-brokered mortgage loans declines or if alternative investment vehicles offering comparable rates and greater safety or liquidity become available. The rate of return paid to members of Vestin Fund I has declined in recent months. If this decline continues or if a similar decline is experienced by members of Vestin Fund II, then our ability to attract investors may be adversely affected, thereby reducing the funds available to invest in loans originated by us.

     Additionally, we maintain a total of $7,000,000 in revolving lines of credit with two financial institutions specifically for interim funding of mortgage loans placed. Both lines of credit are guaranteed by our Chief Executive Officer and are secured by the deeds of trust on the property being advanced against. We are in compliance with all covenants on these lines of credit as of March 31, 2003.

     As of March 31, 2003, the balance on one line of credit totaled $5,000,000, which is payable in monthly installments of interest only at the prime lending rate plus an additional rate ranging from 1.0% to 2.0% (prime lending rate of 4.25% at March 31, 2003). On May 27, 2003, we paid the $5,000,000 balance in full with proceeds from the sale of a note to Vestin Fund II, and informed the lender that we do not wish to renew the $5,000,000 line of credit, which expires in June 2003.

     The other line of credit totaling $2,000,000 has an interest rate floor of 7.5% and a balance of $0 at March 31, 2003. We have entered into a verbal agreement with the lender to renew the $2,000,000 line of credit, which also expires in June 2003.

     Furthermore, we may from time to time consider additional funding sources for our mortgage brokerage operations including new and/or expanded credit facilities and securitization arrangements. We have no current commitments in this regard, and there can be no assurance that we will be able to obtain any additional financing.

     An intercreditor agreement provides us with an additional funding source for mortgage loans whereby a third party investor (the “Investor”) may participate in certain mortgage loans with the Company, Vestin Fund I, and Vestin Fund II (collectively the “Lead Lenders”). In the event of borrower non-performance, the intercreditor agreement gives the Lead Lenders the right to either (i) continue to remit to the Investor the interest due on the participated loan amount; (ii) substitute an alternative loan acceptable to the Investor; or (iii) repurchase the participated loan amount from the Investor for the outstanding balance plus accrued interest. These conditions effectively give the third party investors a priority lien on the participated loans.

Commitments and Capital Requirements

     We do not anticipate any material capital expenditures during the next 12 months. We are committed to pay Joe Namath’s management company $1,000,000 per year through 2005 for public relations services. In addition, we anticipate incurring significant marketing expenses related to the sale of Units of Vestin Fund II as well as the general promotion of Vestin and its services. Our minimum obligation for office rent and equipment leases in 2003 is approximately $418,000. Fees generated by our mortgage brokerage activities should be sufficient to meet all of these capital requirements. Factors that could reduce cash flow from mortgage brokerage operations include a general slowdown of commercial real estate lending activity, a reduction in the amount of funds available to invest in mortgages and a significant level of defaults on outstanding loans. The current recession has not resulted in a significant slowdown in commercial lending activity in the markets serviced by us with the sole exception of Hawaii, which has suffered a significant decline in tourism after September 11, 2001. However, a prolonged or deeper recession could adversely impact the market for commercial real estate loans. If our mortgage brokerage operations do not generate sufficient cash flow, we might be required to cut back the scope of our operations and the extent of our marketing and promotional efforts.

     We pay our Preferred Stock shareholders a dividend in an amount to be determined by the Board of Directors, but not less than 0.83% of the Original Issue Price per annum and not more than 10% of the Original Issue Price per annum.

     We do not have any interests in off-balance sheet special purpose entities nor do we have any interests in non-exchange traded commodity contracts.

Significant Accounting Policies

     Revenue recognition

     We recognize revenue primarily from loan placement fees, loan servicing fees and extension fees. Loan placement fees are recorded as revenue at the close of escrow and reduced by direct loan placement costs on loans which we have not recorded as investments in mortgage loans on our financial statements. Typically, deeds of trust related to loans placed are initially in our name to facilitate the loan placement process. Upon arranging a funding source for such loans, the deeds of trust are assigned to the respective investor (i.e., individual investors, Vestin Fund I, and Vestin Fund II). Loan servicing fees are recorded as revenue when such services are rendered. Servicing fees represent the interest spread between what is paid to the investor and what the borrower pays for the use of the money, which can vary from loan to loan. Servicing costs approximate servicing fees and therefore, we have not recognized a servicing asset or liability. Extension fees are generally recorded as revenue at the extension grant date.

     Interest income on investments in mortgage loans on real estate is accrued by the effective interest method. We do not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

     Investments in real estate held for sale

     Investments in real estate held for sale include real estate acquired through foreclosure and are carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell.

     Investments in mortgage loans

     Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of our mortgage loans require interest only payments, either through payments or decrease of an interest reserve, with a balloon payment of the principal at maturity. We have both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination and are most times commissioned by the borrower. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

     Allowance for Loan Losses

     We maintain an allowance for loan losses on our investment in mortgage loans for estimated credit impairment in our investment in mortgage loans portfolio. Our estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors including, but not limited to, estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance.

     Income taxes

     We account for our income taxes using the liability method, which requires recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Factors Affecting Our Operating Results

     Our business is subject to numerous factors affecting our operating results. In addition to the factors discussed above, our operating results may be affected by the following:

     Limited Experience in Certain Geographic Markets. Currently, we arrange mortgage loans or work with mortgage brokers primarily in areas in which we have substantial experience such as Nevada, Arizona, California, Hawaii, and Texas. Depending on the market and on our performance, we plan to expand our operations throughout the United States. However, we have limited experience outside of certain Southwestern states. Real estate markets vary greatly from location to location. Our limited experience in most U.S. real estate markets may impact our ability to make prudent investment decisions and may delay the loan approval process. This delay could have a material impact on our competitive advantage of providing fast loan approvals. Accordingly, we plan to utilize independent real estate advisors located in markets where we lack experience for consultation prior to making investment decisions. No assurance can be given such advisors will provide us with effective assistance.

     Dependence on Key Personnel. Our success depends upon the continued contributions of certain key personnel, including Michael V. Shustek, Stephen J. Byrne, Peggy S. May, and Lance K. Bradford. The loss of any key personnel may be difficult to overcome because of his/her extensive experience in his/her field, extensive market contacts and familiarity with our activities. If any of these key employees were to cease employment, our operating results could suffer. Our future success also depends in large part upon our ability to hire and retain additional highly skilled managerial, operational and marketing personnel. Should we be unable to attract and retain skilled personnel, our performance may suffer.

     Risks of Underwriting Standards and Procedures. Our underwriting standards and procedures are more lenient than conventional lenders in that we will invest in loans to borrowers who will not be required to meet the credit standards of conventional mortgage lenders.

     We approve mortgage loans more quickly than other mortgage lenders. Due to the nature of loan approvals, there may be a risk that the credit inquiry we perform may not reveal all material facts pertaining to the borrower and the security. As a result, loans arranged by us and loans in which we may invest may suffer from a higher rate of defaults as compared to loans arranged by more conventional lenders. We attempt to mitigate this risk by insisting upon lower loan to value ratios. Nonetheless, our future results of operations may be adversely affected by defaulting borrowers and the attendant risk and expense of foreclosure proceedings.

     Additionally, loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan.

     Risks of Interest Rate Changes. Our results of operations will vary with changes in interest rates and with the performance of the relevant real estate markets.

     If the economy is healthy, we expect that more people will be borrowing money to acquire, develop or renovate real property. However, if the economy grows too fast, interest rates may increase too much and the cost of borrowing may become too expensive. This could result in a slowdown in real estate lending which may mean that we will have fewer loans to acquire, thus reducing our revenues.

     One of the results of interest rate fluctuations is that borrowers may seek to extend their low-interest-rate mortgage loans after market interest rates have increased. Generally, our loan documents permit us to raise the interest rate we charge on extended loans anywhere from between 3/4% to 3% from the then-current rate on the loan. This creates the following risks for us:

•	There can be no assurance that this permitted rate increase will be adequate if interest rates have increased beyond the range contemplated by our loan documents.

•	If interest rates rise, borrowers under loans with monthly or quarterly principal payments may be compelled to extend their loans to decrease the principal paid with each payment because the interest component has increased. If this happens, there is a higher risk that the borrower may default on the extended loan, and the increase in the interest rate on the loan may not be adequate compensation for the increased risk. Distributions on mortgage loans placed by us may decline if lenders are unable to reinvest at higher rates or if an increasing number of borrowers default on their loans.

•	If, at a time of relatively low interest rates, a borrower prepays obligations that have a higher interest rate from an earlier period, investors will likely not be able to reinvest the funds in mortgage loans earning that higher rate of interest. In the absence of a prepayment fee, the investors will receive neither the anticipated revenue stream at the higher rate nor compensation for their loss. This in turn could harm our reputation and may make it more difficult for us to attract investors willing to acquire interests in mortgage loans.

     Competition for Funds. Our ability to access funds for mortgage loans depends upon the perceived attractiveness of yields on loans placed by us, the safety of the underlying investment, our reputation, general economic conditions and real estate market conditions. Our principal advantage in attracting investors is the high historical yields generated by loans arranged by us. We are at a disadvantage compared to alternative investment vehicles to the extent that an investment in mortgage loans lacks liquidity and is not guaranteed or insured by a governmental agency. In addition, the fact that we are smaller than many of the full service financial firms offering alternative investment vehicles and have a more limited operating history may be a disadvantage in seeking to attract investors.

     Competition for Borrowers. We consider our competitors for borrowers to be the providers of non-conventional mortgage loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for slightly higher fees and rates than those charged by conventional lenders. To a lesser extent, we also compete with conventional mortgage lenders and mortgage loan investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional mortgage loans. Many of the companies against which we compete have substantially greater financial, technical and other resources than us. Competition in our market niche depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.

Related Party Transactions

     Our business is substantially dependent upon transactions with related parties. Such transactions fall into the following categories:

     Transactions with the Vestin Funds. We rely on the Vestin Funds as our primary funding source for our mortgage brokerage activities. Approximately 75% of our loan placement fees earned in 2002 were generated on loans fully or partially funded by the Vestin Funds. We recognize an annual management fee up to 0.25% of the aggregate capital contributions to Vestin Fund I and Vestin Fund II. We may, in our sole discretion, waive our management fee. For the three month period ended March 31, 2003, we recorded management fees of approximately $63,000 from Vestin Fund I and $209,000 from Vestin Fund II as compared to $62,000 from Vestin Fund I and $103,000 from Vestin Fund II for the same period in 2002. For the year ended December 31, 2002, we recorded management fees of approximately $249,000 from Vestin Fund I and $586,000 from Vestin Fund II as compared to $131,000 from Vestin Fund I and $87,000 from Vestin Fund II for the same period in 2001. Further, in connection with the organization of the Vestin Funds, we received approximately 100,000 Units in Vestin Fund I for expenses paid by us to unaffiliated third parties in connection with the offering of units in Vestin Fund I, and 110,000 units from Vestin Fund II for such offering expenses which is the maximum amount allowed for such expenses under the Operating Agreement of Vestin Fund II.

     The terms of the Operating Agreements of the Vestin Funds permit the Vestin Funds to acquire loans from us if the loans were acquired to facilitate their acquisition by the Vestin Funds and provided that the price paid is no greater than our cost. For the three-month period ended March 31, 2003, we sold $2,297,925 in loans to Vestin Fund II pursuant to its Operating Agreement. During the year ended December 31, 2002, we sold $24.2 million in loans to the Vestin Funds pursuant to the terms of the Operating Agreements of the Vestin Funds. During the three months ended March 31, 2003, we also purchased real estate held for sale of approximately $1.6 million from Vestin Fund I with approximately $1.1 million in cash and $500,000 in loans. No gain or loss was recorded on this sale. During the year ended December 31, 2002, we also purchased $23.3 million in loans from the Vestin Fund.

     Additionally, we elected to contribute capital of $1.6 million to Vestin Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Vestin Fund I in the amount of $876,237, which resulted in a charge to current earnings totaling $1.6 million for the three months ended March 31, 2003. We made this capital contribution to restore member capital accounts in Vestin Fund I. We will not receive any additional units in Vestin Fund I in consideration of the capital contribution. The capital contribution will increase the existing members’ capital accounts in Vestin Fund I. Vestin Fund I is an important funding source for mortgage loans placed by us; accordingly, management believes the capital contribution is in our best long-term interest.

     On July 2, 2001, Vestin Mortgage brokered a loan to Arroyo for $10,000,000. The loan was funded by the Funds and was guaranteed by three guarantors. Subsequently, Arroyo defaulted on the loan, and the Funds foreclosed and took title to the collateral. Based on an appraisal at the conclusion of the foreclosure, the Funds determined that there was a $4.8 million shortfall between the carrying amount of the loan and the value of the collateral. The Funds filed litigation to recover the shortfall from the individuals who had guaranteed the payment of the loan. Vestin Mortgage purchased the rights to collect the proceeds of the guarantee from the Funds on December 31, 2002 in exchange for investments in mortgage loans on real estate valued at $4.8 million. Vestin Mortage did not recognize any gain or loss on the sale to the Funds.

     Vestin Mortgage assumed control of the litigation and filed a motion for summary judgment against the loan guarantors, which was denied by the Nevada State District Court on May 2, 2003. Trial on this matter is scheduled for July 30, 2003. Vestin Mortgage believes that it will prevail in the litigation against the guarantors and that at least one of the three guarantors has sufficient assets of satisfy a judgment of $4.8 million plus interest. However, because of the inherent risks associated with litigation and enforcement of judgments, we elected to provide a valuation allowance for the entire amount paid for the rights to receive the proceeds of the judgment and recorded the allowance in 2002. This write-off is reflected in General and Administrative expenses on the Consolidated Statement of Income for the year ended December 31, 2002.

     Transactions with Officers and Directors and their Affiliates. In 2000, we loaned an employee approximately $251,000 to enable him to operate, develop and grow a California real estate loan fund. We do not have any affiliation with the California real estate loan fund. The loan is unsecured but is backed by a personal guaranty. The interest rate of 10% is payable on a semi-annual basis and the principal is due on the maturity date of April 19, 2004. As of March 31, 2003, the balance on this note was approximately $118,000.

     We had an investment in the amount of $153,810 in a mortgage loan to Del Mar Mortgage, Inc. (“Del Mar Mortgage”), an entity which is 100% owned by our Chief Executive Officer (“CEO”). During December 2002, a sale of the property securing the investment was consummated. As of December 31, 2002, we recorded a receivable for the proceeds of the loan payoff, which was fully collected in January 2003. We have not made, and do not contemplate making, any investments in Del Mar Mortgage.

     As of March 31, 2003, we made various advances totaling $61,000 to our Chief Executive Officer or companies wholly owned by him. Such advances bear no interest and are repaid monthly.

     Our President and Tax Manager are equity owners in L.L. Bradford. For the three months ended March 31, 2003, we paid $37,500 to L.L. Bradford for services rendered on our behalf. During 2002, $150,000 was paid to certain personnel of L.L. Bradford for services rendered on our behalf. Also, during the three months ended March 31, 2003 and in 2002, L.L. Bradford assisted in the preparation of our financial reports and provided bookkeeping services at no charge to us. Our Audit Committee approved the engagement of L.L. Bradford.

     During the three months ended March 31, 2003, we incurred expenses of $245,761 for legal fees to Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP (“Berkley Gordon”), a law firm in which our Executive Vice President of Legal and Corporate Affairs has an equity ownership interest. During the years ended December 31, 2002 and 2001, we paid $509,283 and $54,200, respectively, for legal fees to Berkley Gordon.

     In September 2002, we entered into a one year Aircraft Usage Agreement with C5, LLC, a company wholly-owned by our Chief Executive Officer. The agreement allows us to use an airplane on a preferred basis over any other proposed user. We are required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. We are required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The agreement automatically renews for successive periods of one year each unless terminated by either party no less than thirty days prior to the end of the term. During the three months ended March 31, 2003, we paid $253,250 to C5, LLC under the terms of the Aircraft Usage Agreement. Additionally, during 2002, we paid approximately $232,000 to a Company owned jointly by our Chief Executive Officer and one of our stockholders related to the use of an airplane for company travel.

BUSINESS

Introduction

     We were incorporated in Delaware on June 2, 1998 under the name Sunderland Acquisition Corporation. We are a holding company and conduct all of our operations through our wholly owned subsidiaries.

     On August 13, 1998, we filed a Registration Statement on Form 10-SB under the Exchange Act, registering our class of Common Stock, $.0001 par value per share. On April 27, 1999, we acquired all the outstanding capital stock of Capsource, Inc., a licensed Nevada mortgage company (“Capsource”), in exchange for 20,000 shares of our Common Stock. Simultaneously with the acquisition of Capsource, we acquired certain assets and assumed certain liabilities of Del Mar Mortgage, Inc. and Del Mar Holdings, Inc. (collectively, the “Del Mar Entities”) in exchange for 4,891,270 shares of our Common Stock. The Del Mar Entities are controlled by Michael V. Shustek, our Chief Executive Officer and Chairman of the Board.

     As part of a corporate restructuring, we transferred the commercial mortgage brokerage business of the Del Mar Entities to Capsource. On October 15, 1999, we filed a Registration Statement on Form SB-2 registering 1,926,270 shares of its Common Stock held by various stockholders. On July 6, 2000, Capsource changed its name to Vestin Mortgage, Inc. Vestin Mortgage is currently our wholly-owned subsidiary and holds a mortgage broker’s license in Nevada.

     In December 1999, we acquired Vestin Capital, formerly DM Financial Services, Inc., a registered broker-dealer in 49 states. We also acquired DM Mortgage Advisers, Inc., an Arizona based mortgage funding business which has changed its name to Vestin Mortgage Advisers, Inc. (“VM Advisers”), in exchange for our Common Stock in December 1999. Both Vestin Capital and VM Advisors were wholly owned by Michael Shustek, who received 10,300 shares of our Common Stock for Vestin Capital, and 17,700 shares of our Common Stock for VM Advisers in connection with the acquisitions.

     Vestin Mortgage serves as the manager of Vestin Fund I, Vestin Fund II, and inVestin Nevada. Vestin Fund I, which was organized to invest in mortgage loans, filed a registration statement on Form S-11 with the SEC to offer and sell up to $100,000,000 of its units. In August 2000, the SEC declared the Form S-11 effective; by June 2001, Vestin Fund I had raised $100,000,000 from the sale of units. We also organized Vestin Fund II to invest in mortgage loans. Vestin Fund II filed a registration statement with the SEC with respect to the proposed issuance of up to $500,000,000 of its units, which was declared effective in June 2001. As of April 30, 2003, Vestin Fund II had raised approximately $364 million from the sale of units. Vestin Fund II intends to continue the offering of its units until the earlier of June 2004 or such time as it raises an aggregate of $500 million. In October 2002, Vestin Mortgage entered into an agreement to provide management services to inVestin Nevada, a Nevada corporation wholly-owned by our Chief Executive Officer. inVestin Nevada is seeking to raise $100,000,000 through the sale of subordinated notes to Nevada residents pursuant to a registration statement filed with the Securities Division of the Nevada Secretary of State and in reliance upon exemptions from registration requirements provided under Section 3(a)(11) of the Securities Act of 1933 and Rule 147 thereunder relating to intrastate offerings. As of April 30, 2003, inVestin Nevada had raised approximately $6.2 million. inVestin Nevada intends to terminate its offering of subordinated notes at the time this offering is made available to the public. Furthermore, we may organize additional funds in the future to invest in loans secured by real estate.

The Vestin Group

     We are primarily engaged in the commercial mortgage brokerage business. We arrange loans to owners and developers of real property whose financing needs are not met by traditional mortgage lenders. The underwriting standards and length of time required by traditional mortgage lenders, such as commercial banks, result in certain potential borrowers being unable to obtain such financing or who are unwilling to go through the time consuming process required by traditional lenders. As a non-conventional lender, we focus on the needs of borrowers unable or unwilling to meet the more restrictive requirements of traditional lenders, and those borrowers who require quicker responses. When evaluating prospective borrowers, we will typically focus on the value of collateral, which reduces the paperwork and time needed to evaluate other factors.

Mortgage Brokerage Operations

     Our mortgage business involves processing loan applications, approving loans, funding loans and servicing loans.

     In processing a loan application, we will determine whether a proposed loan satisfies our lending criteria by analyzing the purpose of the loan, the value of the underlying real estate, and the credit history and references of the borrower. In order to verify a prospective borrower’s equity in a property or project, we typically receive an independent appraisal from an appraiser licensed or qualified as an independent appraiser and who is certified by or holds designations from one or more of the following organizations: the Federal National Mortgage Association of Review Appraisers, the Appraisal Institute, the Society of Real Estate Appraisers, M.A.I., or Class IV Savings and Loan Appraisers. Generally, these appraisals are completed within twelve months prior to funding of the loan and may have been previously performed for the borrower. The appraisals may be for the current fair market value of the property at the time the loan is funded. The appraisals also may be done on an estimated “as-if developed” or “as-if completed” value of the property, which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, we may not recover the full amount of the loan. As a result, “as-if developed” and “as-if completed” appraisals are inherently riskier than appraisals for the current fair market value of the property. In any event, appraisals are only estimates of value and cannot be relied on solely as measures of realizable value. An employee or agent of Vestin Mortgage reviews each appraisal report and conducts a physical inspection for each property.

     Additionally, we will order and review a property title search and review the documentation provided to determine whether there exists sufficient evidence of the borrower’s right to the property or project. Generally, our employees will physically inspect the property to enhance our knowledge with respect to the underlying property in an effort to ensure there is sufficient equity in the property to secure the financing. A physical inspection includes an assessment of the subject property, the adjacent properties and the neighborhood but generally does not include entering any structures on the property.

     Our loan approval process typically involves a review by a loan committee consisting of three or more officers authorized to approve loans. The loan committee meets on a regular basis to review potential loans, reports and other information regarding a particular loan and/or borrower. The officers serving on the loan committee have substantial experience in the real estate and mortgage lending industries. The credit evaluation process may take up to 20 days as compared to conventional lenders which may take up to 120 days in approving a particular loan.

     The loans arranged by us for the Vestin Funds typically require the borrowers to execute promissory notes on the behalf of the Vestin Funds. The members of the Vestin Funds receive monthly interest payments from the promissory notes as paid by the borrowers. Interest payments from the borrower may actually come from an interest reserve account established at loan closing which we control. The deeds of trust grant a security interest in the real property that serves as collateral for the loan. We will arrange loans which generally range from 50-75% of the value of the property that serves as collateral for the loan in order to provide protection for the investments while permitting a significant return.

     The general terms of a loan arranged by us typically include: (i) a one to seven year maturity date; (ii) regular interest payments; and (iii) a “balloon” payment of principal payable in full at the end of the term. To the extent that a borrower has an obligation to pay mortgage loan principal in a large lump sum payment, such borrower’s ability to repay the loan may depend upon his/her ability to sell the property, obtain suitable refinancing, or otherwise raise capital.

     We monitor the repayment of the loans through our loan accounting department which services the loans. Servicing agents in the loan accounting department receive loan payments from the borrowers, disburse corresponding payments to the applicable lenders and assist in collection efforts on past due loans. Additionally, the servicing agents review loan status reports and alert our collection agents in the event a borrower has not made a payment on its loan within five (5) days of such payment’s due date. Collection agents notify the delinquent borrower of its default and allow the borrower to respond in a timely fashion prior to engaging in foreclosure action. Should we be required to commence foreclosure action on property serving as collateral to a loan in default, we will simultaneously begin negotiations with potential purchasers of the foreclosed property. Neither we nor the Vestin Funds intend to hold foreclosed properties as an investment.

Management of Vestin Fund I, Vestin Fund II, and inVestin Nevada

     Vestin Mortgage is the manager of Vestin Fund I, Vestin Fund II, and inVestin Nevada. As manager, Vestin Mortgage evaluates prospective investments, selects the mortgages in which Vestin Fund I, Vestin Fund II, and inVestin Nevada will invest and makes all investment decisions for the Vestin Funds. Additionally, Vestin Mortgage is responsible for all administrative matters such as accounting, tax and legal requirements for the Vestin Funds. Vestin Mortgage receives an annual management fee up to 0.25% of the aggregate capital contributions to Vestin Fund I and Vestin Fund II. We may, in our sole discretion, waive the management fee. For the three month period ended March 31, 2003, we recorded management fees of approximately $63,000 from Vestin Fund I and $209,000 from Vestin Fund II as compared to $62,000 from Vestin Fund I and $103,000 from Vestin Fund II for the same period in 2002. For the year ended December 31, 2002, we recorded management fees of approximately $249,000 from Vestin Fund I and $586,000 from Vestin Fund II as compared to approximately $131,000 from Vestin Fund I and $87,000 from Vestin Fund II in 2001. We received approximately 100,000 units in Vestin Fund I, or approximately 1% of its outstanding units, for expenses we paid to unaffiliated third parties in connection with the offering of units in Vestin Fund I, and through December 31, 2002, had received 110,000 units from Vestin Fund II, or approximately 0.3% of its outstanding units, for such offering expenses which is the maximum amount receivable for such expenses under the Operating Agreement of Vestin Fund II. Vestin Fund I and Vestin Fund II are widely held and no single person owns more than 5% of the units in either Fund.

     The Operating Agreements for Vestin Fund I and Vestin Fund II allow Vestin Mortgage to be indemnified for any action, claim or liability arising from any act or omission made in good faith and in the performance of its duties under the Operating Agreement.

Types of Loans Brokered

     We primarily broker loans which are secured by first or second mortgages on real property. Such loans fall into the following categories: raw and unimproved land, acquisition and development, construction, commercial, property, residential and bridge loans. For more information on how our loans have been allocated historically among these categories, see the table below under Sources of Revenue. Set forth below is a discussion of our loan categories, including a broad estimate of the percentage range of the loans we broker which may fall into each category.

     Raw And Unimproved Land Loans

     Approximately 15-25% of the loans placed by us are loans made for the purchase or development of raw, unimproved land. Generally, we determine whether to broker these loans based upon the appraised value of the property and the borrower’s actual capital investment in the property. We will generally broker loans with a face value of up to 60% of the as-if developed appraised value of the property and we usually require that the borrower has invested in the property actual capital expenditures of at least 25% of the property’s value. As-if developed values on raw and unimproved land loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection of a purchaser against multiple alternatives, and successful development by the purchaser, upon which development is dependent on availability of financing.

     Acquisition and Development Loans

     Approximately 10-25% of the loans placed by us are acquisition and development loans. These loans enable borrowers to acquire and/or complete the basic infrastructure and development of their property prior to the construction of buildings or structures. Such development may include installing utilities, sewers, water pipes, and/or streets. Generally, we will broker loans with a face value of up to 60% of the appraised value of the property. Loan to value ratios on some acquisition and development loans may be calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans described above.

     Construction Loans

     Approximately 10-70% of our brokered loans are construction loans. A construction loan provides funds for the construction of one or more structures on developed land. Funds under this type of loan will generally not be forwarded to the borrower until work in the previous phase of the project has been completed and an independent inspector has verified certain aspects of the construction and its costs. Demand for construction loans fluctuates significantly from year to year. Such demand generally slows down during recessions or during periods of rising interest rates and increases during periods of economic stability. We will typically require material and labor lien releases by the borrower per completed phase of the project. We will review the appraisal of the value of the property and proposed improvements, and will arrange loans for up to 75% of the appraised value. Loan to value ratios on some construction loans may be calculated using as-if developed appraisals. Such appraisals have the same valuation limitations as raw and unimproved land loans, described above.

     Commercial Property Loans

     Approximately 20-50% of the loans placed by us are commercial property loans. Commercial property loans provide funds to allow commercial borrowers to acquire income-producing property or to make improvements or renovations to the property in order to increase the net operating income of the property so that it may qualify for institutional refinancing. We will review the appraisal of the value of the property and will broker loans for up to 75% of such appraised value. To the extent such loans include renovations, appraisals may include as-if valuations with the limitations described above.

     Residential Loans

     A small percentage of loans brokered by us are residential loans. Such loans facilitate the purchase or refinance of one to four family residential property provided the borrower uses one of the units on the property as such borrower’s principal residence. We will place loans for up to 75% of value of the property..

     Bridge Loans

     Up to 15% of our brokered loans are bridge loans. Such loans provide interim financing (up to six months) to enable commercial borrowers to qualify for permanent refinancing. We will review the appraisal of the value of the property and will generally arrange for loans of up to 75% of that value. Such appraisals may be based on either an as-is basis or as-if developed basis, depending on the circumstances, and therefore, may not be an accurate indication of the fair value of the property.

Collateral

     The types of collateral that will secure the loans brokered by us include a first deed of trust, a second deed of trust or a leasehold interest.

     First Deed of Trust

     The majority of the loans placed by us are secured by a first deed of trust. Thus the applicable lender will have rights as a first mortgage lender of the collateralized property.

     Second Deed of Trust

     Up to 10% of the loans placed by us may be in second mortgage loans and in wraparound mortgage loans. In a second mortgage loan, the rights of the lender (such as the right to receive payment on foreclosure) will be subject to the rights of the first mortgage lender. In a wraparound loan, the lender’s rights will be comparably subject to the rights of a first mortgage lender, but the aggregate indebtedness evidenced by the loan documentation will be the first mortgage loan plus the new funds the lender invests. The lender would receive all payments from the borrower and forward to the senior lender its portion of the payments the lender receives.

     Leasehold Interest

     Up to 20% of the loans brokered by us may be in loans where the collateral is an interest in a lease.

Other Mortgage Brokerage Operations

     In addition to services provided to the Vestin Funds, we also arrange for direct investment in deeds of trust by third party investors resident in Nevada. The investment policies followed in connection with such investments are substantially similar to the policies set forth above with respect to mortgage investments arranged for the Vestin Funds. We also service mortgages in which one or both of the Vestin Funds are co-participants with other lenders; in such capacity we act on behalf of all secured parties. These other mortgage brokerage operations together account for less than 10% of our overall revenues.

Sources of Revenue

     Our mortgage brokerage operations generate revenues through (i) loan placement fees on the loans we broker; (ii) loan servicing fees; and (iii) loan extension fees charged to borrowers who desire to extend the term of their loan(s). Mortgage brokerage operations accounted for approximately 93% and 94% of our revenues in 2002 and 2001, respectively.

     For each loan brokered by us, we generally receive a loan placement fee between 2% to 6% of the principal amount of the loan. Such fee is a competitive fee based upon local market conditions. An evaluation and processing fee which generally ranges up to 5% per loan is charged to document and package the loan. Such fee is also a competitive fee based upon local market conditions. The servicing fee for administering the financing is an annual fee up to 0.25% of the outstanding principal of each loan. Loan extension fees may generally range up to 5% of outstanding principal on the loan as determined by law and local market conditions. Late charges are generally assessed for non-timely payments.

     During the year ended December 31, 2002, there were 79 mortgage loans placed by us with an aggregate value of $477,942,550. During the year ended December 31, 2001, there were 54 mortgage loans placed by us with an aggregate value of $243,894,870. During the year ended December 31, 2000, there were 84 mortgage loans placed by us with an aggregate value of $222,195,839. During fiscal 1999, there were 108 loans placed by us with an aggregate value of $198,151,020. The majority of the loans placed by us are secured by real estate located in Nevada and other western states such as Arizona, California, Hawaii, Texas, Utah and Washington.

     The following chart sets forth a summary of the types of loans arranged by us for the years ended December 31, 2002, 2001, 2000 and 1999.

	NUMBER OF	AGGREGATE	LOAN PLACEMENT	AVERAGE
	LOANS	DOLLAR AMOUNT	FEES BY LOAN	PLACEMENT FEES
LOAN TYPE	PLACED	IN TOTAL	TYPE	AS A % OF LOANS

2002
Bridge and Residential Loans	15	$31,205,050	$1,217,496	3.90%
Construction and Acquisition and Development Loans	25	226,836,000	11,084,200	4.89%
Land Loans	12	34,271,500	1,047,450	3.06%
Commercial Loans	27	185,630,000	7,422,825	4.00%

	79	$477,942,550	$20,771,971	4.35%

2001
Bridge and Residential Loans	13	$87,868,600	$3,333,050	3.79%
Construction and Acquisition and Development Loans	21	99,353,000	4,392,617	4.42%
Land Loans	8	12,180,000	494,775	4.06%
Commercial Loans	12	44,493,270	1,773,082	3.98%

	54	$243,894,870	$9,993,524	4.10%

2000
Bridge and Residential Loans	41	$57,636,600	$2,355,157	4.09%
Construction and Acquisition and Development Loans	29	131,458,671	4,875,895	3.71%
Land Loans	14	33,100,568	1,241,271	3.75%

	84	$222,195,839	$8,472,323	3.81%

1999
Bridge and Residential Loans	38	$32,692,170	$1,628,410	4.98%
Construction and Acquisition and Development Loans	44	133,161,850	6,278,599	4.72%
Land Loans	26	32,297,000	1,356,474	4.20%

TOTAL	108	$198,151,020	$9,263,483	4.68%

Investment in Mortgage Loans and Other Investments

     We access funds for loans which we broker primarily from the Vestin Funds. From time to time, we may co-invest in certain mortgage loans. The type and nature of such mortgage loans generally mirror the composition of loans placed through our mortgage brokerage operations. As of March 31, 2003, we held for investment approximately $5.9 million of interests in mortgage loans, net of allowance. Interest income generated by such investments comprised less than 5% of our revenues for 2002, 2001 and 2000.

     In the event of a default of one of the loans brokered by us, we will initiate foreclosure activity on the property securing the corresponding loan and as a result, own such real estate. Simultaneously with the foreclosure actions, we anticipate entering into negotiations with potential purchasers of such property. Therefore, we do not intend to make any long-term investments in foreclosed properties, and plan to sell any properties we foreclose upon as soon as reasonably possible. The types of real estate which we may own as a result of foreclosure include raw and undeveloped land and commercial and residential properties. At March 31, 2003, we had ten properties totaling approximately $8.7 million, which were acquired through foreclosure and recorded as investments in real estate held for sale. Such investments in real estate held for sale are recorded at the lower of cost or fair value, less costs to sell, based on appraisals and local market knowledge.

     As of December 31, 2002, we held approximately 100,000 units in Vestin Fund I, representing approximately 1.0 % of the equity of Vestin Fund I, and 110,000 units in Vestin Fund II, representing approximately 0.3% of the equity of Vestin Fund II. The primary activity of Vestin Fund I and Vestin Fund II consists of investing in mortgage loans. Vestin Mortgage serves as manager of the Vestin Funds and evaluates loans to determine in which loans the Vestin Funds should invest.

Competition

     We must compete both for sources of funds to finance the mortgage loans which we broker and for borrowers who are seeking mortgage loans.

     Competition for Funding Sources. Historically, the main source of our funds had been individual investors interested in the investment opportunity offered by us. In 2001 and 2002, the Vestin Funds were our main source of our funding. In seeking investors for the Vestin Funds, we compete with alternative investment vehicles as well as competing mortgage brokers. The attractiveness of our mortgage loans as compared with other investment opportunities depends upon the yields on loans placed by us, the safety of the underlying investment, our reputation, general economic conditions and real estate market conditions. Our principal advantage in attracting investors is the high historical yields generated by loans brokered by us. However, we are at a disadvantage compared to alternative investment vehicles to the extent that an investment in mortgage loans lacks liquidity and is not guaranteed or insured by a governmental agency. In addition, we are smaller than many of the full service financial firms which market alternative investment vehicles and have a more limited operating history.

     Competition for Borrowers. Generally, real estate developers depend upon the timely completion of a project to obtain a competitive advantage when selling their properties. We have sought to attract real estate developers by offering expedited loan processing, which generally provides quick loan approval and funding of a loan. As a result, we have established a market niche as a non-conventional mortgage lender.

     We consider our direct competitors to be the providers of non-conventional mortgage loans, that is, lenders who offer short-term, equity-based loans on an expedited basis for slightly higher fees and rates than those charged by conventional lenders. These competitors include, in the Nevada market, USA Capital and Aspen Mortgage, and, in the regional market, Bridge Capital and Owens Financial. Bridge Capital and Owens Financial will, from time to time, participate in loans funded by us. To a lesser extent, we also compete with conventional mortgage lenders and mortgage loan investors, such as commercial banks, thrifts, conduit lenders, insurance companies, mortgage brokers, pension funds and other financial institutions that offer conventional mortgage loans. Competition in our market niche depends upon a number of factors, including price and interest rates of the loan, speed of loan processing, cost of capital, reliability, quality of service and support services.

Government Approval and Regulation

     Our mortgage brokerage operations are conducted through our wholly owned operating subsidiary, Vestin Mortgage. These operations are subject to regulation by federal, state and local laws and governmental authorities. Vestin Mortgage conducts its real estate mortgage business under a license issued by the State of Nevada Financial Institutions Division (the “Division”). Under applicable Nevada law, the Division has broad discretionary authority over Vestin Mortgage’s activities, including the authority to conduct periodic regulatory audits of all aspects of Vestin Mortgage’s operations. Our mortgage brokerage operations in certain states are restricted because we are not licensed to act as a mortgage broker in such states. Where such restrictions exist, we generally work on a correspondent basis with a locally licensed mortgage broker, in which we arrange for such broker to fund or participate in the mortgage loans. In such an arrangement, we primarily serve as the loan originator and the correspondent broker serves as an additional funding source. If we retain a correspondent broker, fees will be shared on a pari passu basis predicated on the amount of funding provided by each broker. We intend to retain only properly licensed correspondent mortgage dealers who comply with applicable laws and are financially capable of fulfilling their obligations under the terms of the arrangement.

     We are required to comply with the Equal Credit Opportunity Act of 1974, which prohibits creditors from discriminating against loan applicants on the basis of race, color, sex, age or marital status, and the Fair Credit Reporting Act of 1970, which requires lenders to supply applicants with the name and address of the reporting agency if the applicant is denied credit. We are also subject to various other federal and state securities laws regulating the issuance and sale of securities, as well as the Employee Retirement Income Security Act of 1974.

     Vestin Capital is a registered broker-dealer registered with the SEC, is a member of the National Association of Securities Dealers, and is a registered broker-dealer in 49 states. Currently, the sole activity of Vestin Capital is to act as the placement agent for offerings of equity and debt securities by us and our affiliates. VM Advisers is a registered mortgage broker in the state of Arizona.

     We do not intend to be subject to the Investment Company Act of 1940 (the “1940 Act”). We will use proceeds from the sale of the Notes in a manner to avoid being deemed an “investment company” as defined under the 1940 Act. This will limit the proportion of our assets which may consist of “investment securities” as defined in the 1940 Act. If, notwithstanding our efforts, we were deemed an investment company, we would be subject to substantial additional regulations which would limit the flexibility of our business strategy. Further, we would report our assets and liabilities on a fair value basis. We do not believe that this would be materially different from our current basis of presentation.

     Because our business is regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There can be no assurance that laws, rules or regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict our ability to broker or service loans, further limit or restrict the amount of commissions, interest and other charges earned on loans brokered by us, or otherwise adversely affect our business or prospects.

Employees

     As of December 31, 2002, we employed 58 personnel, all of whom are full time employees. Of these employees, 16 were employed to identify and arrange for loans and 42 performed general and administrative as well as information technology and marketing functions. We have entered into employment agreements with certain officers and key employees. No employees are covered by a collective bargaining agreement.

Properties

     We currently conduct substantially all of our operations from an office suite located at 2901 El Camino Avenue, Las Vegas, Nevada 89102. Effective as of March 1, 2001, we entered into a commercial office lease for our current office space with a term to end five years from March 1, 2001. The annual rent is fixed at approximately $325,000 per year. Our office is approximately 12,500 square feet and houses our marketing, loan processing and administrative personnel. Although our office is adequate for our current operations, we have entered into negotiations to lease a newer and larger facility, which may be ready for occupancy in 12-14 months. If we reach an agreement to lease this new facility, we intend to sublease our current facility. If we are unable to sublease the facility, we may be liable for rent payments totaling approximately $240,000 on the approximately one-year remaining on the lease at the time we leave our current facility.

Certain Legal Proceedings

     Vestin Mortgage, Vestin Group, Del Mar Mortgage, Michael Shustek and various affiliates of Mr. Shustek are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc., et al., currently pending in the United States District Court for the District of Nevada (the “Civil Action”). The Civil Action was filed on December 7, 2000 by a borrower that defaulted on various loans arranged by Vestin Mortgage. The Civil Action alleged 18 claims for relief including intentional interference with contractual relations and prospective economic advantage, breach of contract, fraudulent inducement, economic duress, common law fraud and securities fraud. The Civil Action sought rescission of various contracts entered into between plaintiffs and defendants, compensatory damages in excess of $10,000,000 and punitive damages, among other remedies.

     On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) dismissed 17 of the plaintiff’s claims, but entered a judgment on the remaining claim for $5.0 million, plus interest accruing from March 26, 2003, jointly and severally against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Subsequent to April 10, 2003, the Court stayed the execution of the judgment pending the hearing and ruling on post-trial motions and, accordingly, the Court did not require the defendants to post a bond for the judgment. Del Mar Mortgage has agreed to indemnify Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Civil Action. Mr. Shustek has guaranteed the indemnification. If the stay of execution is lifted, Mr. Shustek has agreed to provide a bond in the amount of the judgment. Although the ultimate outcome of the Civil Action is uncertain, after consultation with legal counsel, we believe that the judgment against Vestin Group and Vestin Mortgage will be vacated and will have no effect on our operating results and financial condition. The defendants are appealing the ruling by the Court.

MANAGEMENT

     All of our directors and officers hold office during the term for which they are elected and until successors are elected and qualified.

     The following table sets forth information regarding our directors and officers:

Name	Age	Title

Michael V. Shustek	44	Chairman of the Board, Chief Executive Officer and Director
Lance K. Bradford	36	President, Treasurer and Director
John W. Alderfer	58	Chief Financial Officer
Ira S. Levine	42	Executive Vice President of Legal and Corporate Affairs and Secretary
Stephen J. Byrne	45	Chief Operations Officer and Director
Michael J. Whiteaker	53	Vice President of Regulatory Affairs
Robert J. Aalberts	52	Director
John E. Dawson	45	Director
Robert L. Forbuss	54	Director
Robert A. Groesbeck	42	Director
James C. Walsh	62	Director
Steven Ducharme	55	Director
Jan Jones	55	Director

     The following table sets forth information regarding the officers of Vestin Mortgage:

Name	Age	Title

Stephen J. Byrne	46	Chief Executive Officer and Director
Peggy S. May	34	President
Stephen A. Schneider	56	Vice President
Michael V. Shustek	44	Director and Chairman of the Board
Lance K. Bradford	36	Chief Financial Officer, Treasurer, Secretary and Director
Daniel Stubbs	41	Executive Vice President

     All of our directors hold office until the next annual meeting of shareholders. Our last annual meeting was August 21, 2002. As the only shareholder of Vestin Mortgage, we can change the composition of Vestin Mortgage’s Board of Directors at our sole discretion. Similarly, Michael Shustek can cause a change in the Board of Directors of Vestin Group by virtue of his controlling ownership interest. As a reporting company under the Securities Exchange Act of 1934, as amended, we have established an audit committee consisting of three independent directors and we require that our audit committee be comprised of independent directors. Vestin Mortgage, which is privately held and has only three directors, has no audit committee and no requirement of independence at this time. The By-laws of Vestin Mortgage and Vestin Group provide for up to 10 directors and permit the Board of Directors to fill any vacancy on the Board of Directors. Officers of both companies serve at the discretion of the Board of Directors.

     The principal occupation and business experience for each of our officers and directors and key employees, for at least the last five years, are as follows:

     Robert J. Aalberts has been a director of Vestin Group since April 1999. Since 1991, Mr. Aalberts has held the Ernst Lied Professor of Legal Studies professorship at the University of Nevada, Las Vegas. From 1984 to 1991, Mr. Aalberts was an Associate Professor of Business Law at Louisiana State University in Shreveport, Louisiana. From 1982 through 1984, he served as an attorney for Gulf Oil Company. Mr. Aalberts has co-authored a book relating to the regulatory environment, law and business of real estate; and he is the author of numerous legal articles, dealing with various aspects of real estate, business and the practice of law. Mr.

     Aalberts received his Juris Doctor degree from Loyola University, in New Orleans, Louisiana and received a Master of Arts from the University of Missouri. He is a member of the State Bar of Louisiana.

     John W. Alderfer was appointed the Chief Financial Officer of Vestin Group in September 2002. From October 1998 to September 2002, Mr. Alderfer was retired. From September 1996 to October 1998, Mr. Alderfer was a Director, Vice President, Treasurer, and Chief Financial Officer of Interactive Flight Technologies, Inc. From September 1990 to June 1996, Mr. Alderfer was Senior Vice President, Treasurer, and Chief Financial Officer of Alliance Gaming Corporation. Mr. Alderfer is the former Senior Vice President, Corporate Controller and Chief Accounting Officer of Summa Corporation and The Hughes Corporation, 100% owned by the Estate of Howard R. Hughes. Mr. Alderfer received his BBA degree in accounting from Texas Tech University. He is a Certified Public Accountant.

     Lance K. Bradford has been the President of Vestin Group since January 2001. In addition, Mr. Bradford has been a director, Chief Financial Officer, Treasurer and Secretary of Vestin Mortgage and Treasurer and a director of Vestin Group since April 1999. Mr. Bradford also acts as the functional equivalent of a Chief Financial Officer for both Vestin Fund I and Vestin Fund II. Mr. Bradford was also the Chief Financial Officer of Vestin Group from 1999 to September 2002 and the Corporate Secretary of Vestin Group from 1999 to 2000. Since 1992, Mr. Bradford has been a partner in L.L. Bradford & Company, Las Vegas, Nevada, a Certified Public Accounting firm that he founded. From 1988 to 1991, Mr. Bradford served as an accountant with Ernst & Young International. Mr. Bradford received a Bachelor of Science degree in Accounting from the University of Nevada, in Reno, Nevada.

     Stephen J. Byrne has been the Chief Executive Officer of Vestin Mortgage and the Chief Operations Officer of Vestin Group since January 2001. Mr. Byrne has also been a director of Vestin Mortgage since 1997 and of Vestin Group since April 1999. From its inception in 1997 to 2000, Mr. Byrne was the President of Vestin Mortgage. From 1999 to 2000, Mr. Byrne also served as the President of Vestin Group. Mr. Byrne joined Del Mar Mortgage in June 1998 as its Senior Lending Officer. In 1997, Mr. Byrne founded Capsource, Inc., a predecessor of Vestin Mortgage, which he owned and operated before joining Del Mar Mortgage. From 1991 to 1997, Mr. Byrne served as Vice President of Wells Fargo Bank and of its predecessor First Interstate Bank of Nevada. Mr. Byrne served in various capacities with First Interstate Bank, including Manager of the Diversified Asset Group based in Las Vegas and the commercial Diversified Asset Group in Houston, Texas. Mr. Byrne received a Bachelor of Science degree in Business Administration from Hastings College, Hastings, Nebraska.

     John E. Dawson has been a director of Vestin Group since March 2000. Since 1995, Mr. Dawson has been a partner at the law firm of Marquis & Aurbach. Before joining Marquis & Aurbach, Mr. Dawson was affiliated with the law firm of Jeffrey L. Burr & Associates. Mr. Dawson co-authored the Asset Protection Guidebook for Attorneys and Accountants and has presented seminars on asset protection. Mr. Dawson received his Bachelor’s Degree from Weber State and his Juris Doctor from Brigham Young University. Mr. Dawson received his Masters of Law (L.L.M.) in Taxation from the University of San Diego in 1993. Mr. Dawson was admitted to the Nevada Bar in 1988 and the Utah Bar in 1989.

     Steven Ducharme has been a director of Vestin Group since August 2001. Mr. DuCharme served as a member of the Nevada Gaming Control Board (the “Board”) for 10 years including two years as Chairman. First appointed to the Board on January 2, 1991 by Nevada Governor Bob Miller, he was reappointed to a second term in January 1995. He served as the law enforcement representative on the three-member Board. Mr. DuCharme was named Chairman of the Board on September 19, 1998 by Governor Miller and served two years as Chairman. With his retirement from the Board in January 2001, he concluded more than 30 years of public service in Nevada. Mr. DuCharme began his career in law enforcement in 1970 as a Deputy Sheriff with the Clark County Sheriff’s Office, which later became the Las Vegas Metropolitan Police Department (the “LVMPD”). During 20 years with the LVMPD, he spent 12 years working undercover investigating vice and narcotic activities. As a Sergeant, he was the supervising detective in the Fraud Unit and later the Sexual Assault Unit. Mr. DuCharme’s last assignment with the LVMPD was as the department’s spokesman through the Office of Public Information as well as being the Commander of the Crime Prevention Bureau. He retired from the LVMPD to accept the Governor’s appointment to the Board. Mr. DuCharme holds a B.A. degree in Criminal Justice from the University of Nevada, Las Vegas and an associate’s degree in Law Enforcement from Clark County Community College. He is also a graduate of the Southern Police Institute at the University of Louisville in Kentucky. Mr. DuCharme is currently an advisor to the faculty of the National Judicial College and also serves as an instructor. He is the past Chairman of the International Association of Gaming Regulators and past President of the Board of Trustees for the Nevada Treatment Center, a non-profit service for substance abuse.

     Robert L. Forbuss has been a director of Vestin Group since March 2000. Since February 1999, Mr. Forbuss has been the President of Strategic Alliances, a business and government affairs consulting organization. From March 1998 through February 1999, he was the President of Medical Transportation of America. From February 1997 to March 1998, Mr. Forbuss was the Chief

Executive Officer of the Southwest Division of American Medical Response. From March 1994 to February 1997, he was Senior Vice President of Laidlaw Medical Transportation, which had acquired Mercy Medical Services, Inc., a company that Mr. Forbuss founded, owned and managed for 22 years. The latter four companies are all in the business of providing emergency ambulance and transportation services. Mr. Forbuss received his Bachelor of Arts in Public Administration and Political Science from the California State University at Long Beach, California.

     Robert A. Groesbeck has been a director of Vestin Group since August 2000. Mr. Groesbeck received his Bachelor of Arts in Criminal Justice from the University of Nevada in 1985, his Juris Doctor from Thomas S. Cooley School of Law in 1990 and his Masters of Business Administration from National University in 1993. Mr. Groesbeck is the founder of Home Works, a full service home services company. From 1994 to June 2000, Mr. Groesbeck was the General Counsel of Republic Silver State Disposal, Inc. From 1993 to 1997, Mr. Groesbeck was the Mayor of Henderson, Nevada. Mr. Groesbeck currently serves on numerous charitable boards.

     Jan Jones has been a director of Vestin Group since January 2002. Ms. Jones currently serves as Senior Vice President of Communications and Government Relations for Harrah’s Entertainment, Inc., a $3 billion company, publicly traded on the New York Stock Exchange. In her capacity, Ms. Jones oversees government relations, public relations, community relations, employee communications and financial communications for 25 casinos across the country under the Harrah’s, Showboat, Rio and Harveys brand names. She is responsible for communicating the company’s position on critical issues facing both Harrah’s and the gaming industry. Prior to joining the company in November 1999, Ms. Jones held the elected public office of Mayor of the City of Las Vegas from 1991 until 1999. During her tenure as Mayor, Las Vegas was the fastest growing city in America. Ms. Jones is a graduate of Stanford University with a bachelor of arts degree in English. Ms. Jones has an extensive background in business administration, marketing, and business development.

     Ira S. Levine has been the Executive Vice President of Legal and Corporate Affairs since September 2000. Mr. Levine has also been the Corporate Secretary of Vestin Group since January 2001. Mr. Levine received his BS in Business Administration specializing in accounting from the University of Nevada in 1982, his Juris Doctor from Pepperdine University School of Law in 1985 and his Masters of Legal Letters in Taxation from New York University in 1986. Mr. Levine is a member of the state bars of both Nevada and California. Since 1997, Mr. Levine has been a partner in the law firm of Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP. Prior to that he was a shareholder in the law firm of Levine, McBride & Garfinkel, LLP. From 1995 to 1997, Mr. Levine was a shareholder in the law firm of Quartes & Brady LLP, formerly known as Streich Lang. Prior to that, Mr. Levine was senior vice president, secretary and general counsel of United Gaming, Inc. now known as Alliance Gaming, Inc. Mr. Levine started his legal career with the law firm of McKenna Long & Aldridge LLP formerly known as McKenna, Conner & Cuneo in Los Angeles, California.

     Peggy S. May has been with Vestin Group since September 1995, and has been the President of Vestin Mortgage since January 2001. From 1997 to 2000, Ms. May was the Senior Vice President of Vestin Mortgage. Ms. May is responsible for all new and existing clients, loan packages and manages investor relationships and serves as the administrator of the corporate offices. Ms. May has over ten years of experience in title, escrow and private lending.

     Stephen A. Schneider has been Vice President of Vestin Mortgage since January 2001. From July 2000 to December 2000, Mr. Schneider was the Chief Operation Officer of Vestin Group. Mr. Schneider is responsible for the maintenance of all banking and financial relationships. Mr. Schneider has over 26 years experience in the financial services industry. He worked at US Bank where he managed the bank’s business banking department and underwrote loans for companies with sales of $1 million to $10 million and maintained relationships with the bank’s business customers. Mr. Schneider sits on the boards of Focus Las Vegas and Leadership Las Vegas Youth as well as several other organizations. He assisted in the creation of the Vestin Foundation, a non-profit organization aimed at funding local charitable organizations.

     Michael V. Shustek has been a director of Vestin Mortgage and Chairman of the Board of Directors, Chief Executive Officer and a director of Vestin Group since April 1999. In 1995, Mr. Shustek founded Del Mar Mortgage, and has been involved in various aspects of the real estate industry in Nevada since 1990. In 1993, he founded Foreclosures of Nevada, Inc. (“Foreclosures”), a company specializing in non-judicial foreclosures. Mr. Shustek, however, no longer has any interest or involvement with Foreclosures. We occasionally use the services provided by Foreclosures in our operations. In 1993, Mr. Shustek also started Shustek Investments, a company that originally specialized in property valuations for third-party lenders or investors and which continues today as the primary vehicle for his private investment portfolio. In 1997, Mr. Shustek was involved in the initial founding of Nevada First Bank, with the largest initial capital base of any new state charter in Nevada’s history. In 2000, Mr. Shustek co-authored a book, Trust Deed Investments, on the topic of private mortgage lending. Mr. Shustek is a guest lecturer at the University of Nevada, Las

Vegas, where he also has taught a course in Real Estate Law and Ethics. Mr. Shustek received a Bachelor of Science degree in Finance at the University of Nevada, Las Vegas.

     On March 26, 1999, Del Mar Mortgage, a company controlled by Mr. Shustek, entered into a stipulated court order (the “Order”) with the State of Nevada, Department of Business and Industry, Financial Institutions Division (the “Division”) resolving a dispute regarding Del Mar Mortgage’s alleged noncompliance with various Nevada regulatory statutes. Without admitting any facts, and solely to settle these matters, Del Mar Mortgage agreed to assure compliance with applicable Nevada law in its advertising solicitation of mortgage borrowers and in its making and servicing of mortgage loans. Vestin Group and Vestin Mortgage, as successors to the mortgage company business of Del Mar Mortgage, agreed to adhere to the terms of the Order. Del Mar Mortgage paid the Division an aggregate of $50,000 to cover the Division’s costs. The Order contained no findings of wrongful conduct by Del Mar Mortgage.

     Daniel B. Stubbs has been the Executive Vice President and Underwriting Administrator of Vestin Mortgage since January 2000. Mr. Stubbs is responsible for analyzing the risks of each loan as well as prescribing Title Insurance coverage for each individual transaction. In addition, Mr. Stubbs serves on the loan committee and acts as a liaison between Vestin Mortgage and the various banks that carry its lines of credit. Mr. Stubbs has over 13 years experience in the Title Insurance industry. Mr. Stubbs received his Bachelor of Arts in Communications Studies from the University of Nevada, in Las Vegas, Nevada. For the three years prior to January 2000, Mr. Stubbs was a title officer with United Title Company in Las Vegas, Nevada.

     James C. Walsh has been a director of Vestin Group since January 2001. Mr. Walsh has practiced law in New York City since 1966, after receiving his law degree from the University of Alabama. Mr. Walsh specializes in the representation of professional athletes and entertainers. Mr. Walsh has been the exclusive attorney, agent and business manager of Joe Namath since 1969. Mr. Walsh is a member of the New York and Louisiana Bar Association.

     Michael J. Whiteaker has been Vice President of Regulatory Affairs of Vestin Group since May 14, 1999 and is experienced in the banking and finance regulatory fields, having most recently served with the State of Nevada, Financial Institution Division from 1982 to 1999 as its Supervisory Examiner, responsible for the financial and regulatory compliance audits of all financial institutions in Nevada. Mr. Whiteaker has worked extensively on matters pertaining to both state and federal statutes, examination procedures, policy determination and credit administration for commercial and real estate loans. From 1973 to 1982 Mr. Whiteaker was Assistant Vice President of Nevada National Bank, responsible for a variety of matters including loan review.

PRINCIPAL STOCKHOLDERS

     The following table sets forth the beneficial ownership of our Common Stock, as of March 1, 2003 by all persons known by us to own more than 5% of our outstanding Common Stock, as well as by each director and executive officer who owns shares of Common Stock and by all directors and officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

			Percentage of
			Common Stock
	Common Stock		Beneficially
Name	Beneficially Owned		Owned(1)(19)

Michael V. Shustek, Chairman and Chief Executive Officer of Vestin Group	4,664,199	(2)	68.3%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Stephen J. Byrne, Chief Operations Officer and Director of Vestin Group and Chief Executive Officer of Vestin Mortgage	132,900	(3)	2.5%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Ira S. Levine, Executive Vice President of Legal and Corporate Affairs and Corporate Secretary of Vestin Group	175,100	(4)	3.2%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Peggy S. May, President of Vestin Mortgage	89,875	(5)	1.7%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Lance K. Bradford, Director, President and Treasurer of Vestin Group and Chief Financial Officer, Treasurer, Secretary and Director of Vestin Mortgage	30,000		*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Daniel Stubbs, Executive Vice President of Vestin Mortgage	17,660	(6)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

John W. Alderfer, Chief Financial Officer of Vestin Group	0		*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Stephen A. Schneider, Vice President of Vestin Mortgage	30,000	(7)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Michael J. Whiteaker, Vice President of Regulatory Affairs of Vestin Group	50,300	(8)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Robert J. Aalberts, Director of Vestin Group	16,700	(9)	*
2901 El Camino Avenue
Las Vegas, Nevada 8910

			Percentage of
			Common Stock
	Common Stock		Beneficially
Name	Beneficially Owned		Owned(1)(19)

John E. Dawson, Esq., Director of Vestin Group	25,050	(10)(11)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Robert L. Forbuss, Director of Vestin Group	15,000	(12)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Robert A. Groesbeck, Director of Vestin Group	15,000	(13)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

James C. Walsh, Director of Vestin Group	1,200,000	(14)	18.4%
2901 El Camino Avenue
Las Vegas, Nevada 89102

Steven Ducharme, Director of Vestin Group	10,000	(15)	*
2901 El Camino Avenue
Las Vegas, Nevada 89102

Jan Jones, Director of Vestin Group	10,000	(16)	*
2901 El Camino Avenue

Bernard Greenblatt Trust U/A/D 7/15/96.	373,355	(19)	6.6%
880 Buffwood Avenue
Las Vegas, Nevada 89123

The Redd 1996 Trust, William Si Redd, Trustee	834,704	(18)(19)	13.6%
2340 Camero Avenue
Las Vegas, Nevada 89123

All directors and executive officers as a group (16 persons)	6,481,784	(17)	76.3%

*	Less than 1%

(1)	Based upon 5,324,340 shares outstanding on March 1, 2003.

(2)	Includes warrants to purchase up to 1,500,000 shares of Common Stock.

(3)	Includes options to purchase up to 100,000 shares of Common Stock.

(4)	Includes options to purchase up to 150,000 shares of Common Stock.

(5)	Includes options to purchase up to 45,000 shares of Common Stock.

(6)	Includes options to purchase up to 15,000 shares of Common Stock.

(7)	Includes options to purchase up to 30,000 shares of Common Stock.

(8)	Includes options to purchase up to 50,000 shares of Common Stock.

(9)	Includes options to purchase up to 15,000 shares of Common Stock.

(10)	Includes options to purchase up to 15,000 shares of Common Stock.

(11)	Includes 1,850 shares of Common Stock owned by a family partnership indirectly controlled by Mr. Dawson.

(12)	Includes options to purchase up to 15,000 shares of Common Stock.

(13)	Includes options to purchase up to 15,000 shares of Common Stock.

(14)	Includes warrants to purchase up to 1.2 million shares of Common Stock granted to Planned Licensing, Inc. (“PLI”). Mr. Walsh has a majority equity interest in PLI.

(15)	Includes options to purchase up to 10,000 shares of Common Stock.

(16)	Includes options to purchase up to 10,000 shares of Common Stock.

(17)	Includes warrants and options to purchase up to 3,170,000 shares of Common Stock.

(18)	Includes warrants to purchase 12,336 shares of Common Stock held by the Millennium 2001 Trust, which has common beneficiaries as the Redd 1996 Trust. The Redd 1996 Trust and the Millennium 2001 Trust are hereinafter referred to collectively as the “Redd 1996 Trust.”

(19)	The holders of the company’s preferred stock are entitled to convert their preferred shares into common shares at a ratio of $6.08 for one common share. If all of the preferred shareholders were to convert into common stock, the Redd 1996 Trust would own approximately 15.7 % of the total issued and outstanding shares and the Bernard Greenblatt Trust would own approximately 7.0%. In addition, the beneficial ownership of the following shareholders would be reduced as follows: Michael Shustek 58.1%, Stephen Byrne 2.0, Ira Levine 2.6%, Peggy May 1.4%, James C. Walsh 15.5%, and all directors and officers as a group 66.8%.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth the compensation paid or awarded for the fiscal year ended December 31, 2002 to the our Chief Executive Officer and the four next most highly compensated executive officers whose compensation for the fiscal year ended December 31, 2002 exceeded $100,000 (the “Named Officers”).

Summary Compensation Table

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($) (2)	($)	(#)	($)	($)

Michael V. Shustek	2002	793,500	0	—	0	500,000	0	0
Chief Executive Officer of the	2001	852,000	20,529	—	0	500,000	0	0
Company	2000	884,500	40,000	—	0	500,000	0	0

Stephen J. Byrne	2002	361,100	14,175	—	0	100,000	0	0
Chief Executive Officer of	2001	332,908	22,406	—	0	0	0	0
Vestin Mortgage	2000	240,000	142,081	—	0	100,000	0	0

Lance K. Bradford	2002	302,160	0	—	0	200,000	0	0
President of the Company	2001	296,500	2,597	—	0	0	0	0
	2000	228,994	0	—	0	0	0	0

Peggy S. May	2002	176,100	62,009	—	0	63,334	0	0
President of Vestin Mortgage (1)	2001	132,667	29,000	—	0	35,000	0	0
	2000	118,800	13,500	—	0	10,000	0	0

Daniel Stubbs	2002	128,174	70,000	—	0	50,000	0	0
Executive Vice President	2001	90,000	49,395	—	0	10,000	0	0
of Vestin Mortgage	2000	75,000	20,027	—	0	5,000	0	0

(1)	The compensation for Ms. May includes compensation for services rendered to Vestin Mortgage and Vesting Capital, Inc. All of Ms. May’s 2002 and 2000 compensation was paid directly by Vestin Mortgage, and Vesting Mortgage and Vestin Capital each paid 50% of her compensation in 2001.

(2)	None of the Named Officers received perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of their salary and bonus for the relevant year.

Option & Warrant/SAR Grants in Fiscal Year 2002
(Individual Grants)

     The following Option and Warrant/SAR Grants Tables set forth the individual grants of stock options made in fiscal 2002 to the Named Officers.

	Number of	Percent of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise
	Options/SARs	Employees	or Base	Expiration
Name	Granted (#)	in Fiscal 2002 (%)	Price ($/SH)	Date

Michael V. Shustek	500,000	43.9	7.02	11/27/12
Stephen J. Byrne	100,000	8.8	7.02	11/27/12
Lance K. Bradford	200,000	17.5	7.02	11/27/12
Peggy S. May	63,334	5.6	7.02	11/27/12
Daniel Stubbs	50,000	4.4	7.02	11/27/12

Directors Fees and Employment Agreements

     Our employees receive no extra pay for serving as directors. Each non-employee director receives $1,500 per monthly meeting, which includes personal attendance at one monthly board meeting. Each outside director (except for James C. Walsh) receives 15,000 options to acquire our Common Stock at the then fair market value on the later of the date the non-employee director is elected to the Board of Directors. We provide directors’ and officers’ liability insurance of $5,000,000 and also have agreed to indemnify each director to the fullest extent of Delaware law.

     Michael V. Shustek entered into an Employment Agreement with Vestin Group in December, 1999 as its Chief Executive Officer. Pursuant to the agreement, Mr. Shustek is entitled to receive a minimum annual salary of $720,000 and such additional salary as the Board of Directors deems appropriate. Mr. Shustek is also entitled to receive an automobile allowance in the amount of $1,000 per month during the term of the agreement. The agreement additionally provides that Mr. Shustek is to receive warrants to purchase up to 500,000 shares of Vestin Group’s common stock each year during the term of the agreement. The agreement terminates on November 30, 2002, but will continue for successive one-year periods unless either Vestin Group or Mr. Shustek provides thirty days notice. In May 2002, Mr. Shustek voluntarily reduced his annual salary to $150,000 effective the fourth quarter of 2002. We currently anticipate that our Board of Directors will approve an increase of Mr. Shustek’s annual salary to approximately $850,000 by the end of 2003.

     On November 3, 1998, Stephen J. Byrne entered into an Employment Agreement with Vestin Group (formerly known as Del Mar Mortgage) to serve as its Chief Loan Officer for the operation of the mortgage broker business in the State of Nevada. The terms of such employment include an initial annual salary of $240,000 and performance bonuses as the Board of Directors deems appropriate. The agreement is terminable by either Vestin Group or Mr. Byrne with thirty days notice.

     Lance K. Bradford entered into an Employment Agreement with Vestin Group on April 1, 2000 to serve as its Chief Financial Officer. Pursuant to the agreement, Mr. Bradford is entitled to receive an initial annual salary of $296,000 and performance bonuses as the Board of Directors deems appropriate. Mr. Bradford is also entitled to receive an automobile allowance in the amount of $1,000 per month during the term of the agreement. The agreement terminates March 31, 2003 but will continue for successive one year periods unless either Vestin Group or Mr. Bradford provides thirty days notice.

     Peggy S. May entered into an Employment Agreement with Vestin Mortgage, with an effective date of July 1, 2002, to serve as its President. The term of the agreement begins on July 1, 2002 and ends on December 31, 2004. Pursuant to the agreement, Ms. May is entitled to receive an initial annual salary of $160,000, subject to review by the Board of Directors. Ms. May is also eligible for bonuses but subject to the discretion of the Board of Directors. The agreement additionally provides that Ms. May is to receive a one-year salary if Vestin Mortgage terminates the agreement without cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We recognize an annual management fee up to 0.25% of the aggregate capital contributions to Vestin Fund I and Vestin Fund II. We may, in our sole discretion, waive our management fee. For the three month period ended March 31, 2003, we recorded management fees of approximately $63,000 from Vestin Fund I and $209,000 from Vestin Fund II as compared to $62,000 from Vestin Fund I and $103,000 from Vestin Fund II for the same period in 2002. For the year ended December 31, 2002, we recorded management fees of approximately $249,000 from Vestin Fund I and $586,000 from Vestin Fund II as compared to $131,000 from Vestin Fund I and $87,000 from Vestin Fund II for the same period in 2001. In connection with the organization of the Vestin Funds, we received approximately 100,000 Units in Vestin Fund I for expenses paid by us to unaffiliated third parties in connection with the offering of units in Vestin Fund I, and 110,000 units from Vestin Fund II for such offering expenses which is the maximum amount allowed for such expenses under the Operating Agreement of Vestin Fund II.

     The terms of the Operating Agreements of the Vestin Funds permit the Vestin Funds to acquire loans from us if the loans were acquired to facilitate their acquisition by the Vestin Funds and provided that the price paid is no greater than our cost. For the three-month period ended March 31, 2003, we sold $2,297,925 in loans to Vestin Fund II pursuant to its Operating Agreement. During the year ended December 31, 2002, we sold $24.2 million in loans to the Vestin Funds pursuant to the terms of the Operating Agreements of the Vestin Funds. During the three months ended March 31, 2003, we also purchased real estate held for sale of approximately $1.6 million from Vestin Fund I with approximately $1.1 million in cash and $500,000 in loans. No gain or loss was recorded on this sale. During the year ended December 31, 2002, we also purchased $23.3 million in loans from the Vestin Fund.

     Additionally, we elected to contribute capital of $1.6 million to Vestin Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Vestin Fund I in the amount of $876,237, which resulted in a charge to current earnings totaling $1.6 million for the three months ended March 31, 2003. We made this capital contribution to restore member capital accounts in Vestin Fund I. We will not receive any additional units in Vestin Fund I in consideration of the capital contribution. The capital contribution will increase the existing members’ capital accounts in Vestin Fund I. Vestin Fund I is an important funding source for mortgage loans placed by us; accordingly, management believes the capital contribution is in our best long-term interest.

     On July 2, 2001, Vestin Mortgage brokered a loan to Arroyo for $10,000,000. The loan was funded by the Funds and was guaranteed by three guarantors. Subsequently, Arroyo defaulted on the loan, and the Funds foreclosed and took title to the collateral. Based on an appraisal at the conclusion of the foreclosure, the Funds determined that there was a $4.8 million shortfall between the carrying amount of the loan and the value of the collateral. The Funds filed litigation to recover the shortfall from the individuals who had guaranteed the payment of the loan. Vestin Mortgage purchased the rights to collect the proceeds of the guarantee from the Funds on December 31, 2002 in exchange for investments in mortgage loans on real estate valued at $4.8 million. Vestin Mortgage did not recognize any gain or loss on the sale to the Funds.

     Vestin Mortgage assumed control of the litigation and filed a motion for summary judgment against the loan guarantors, which was denied by the Nevada State District Court on May 2, 2003. Trial on this matter is scheduled for July 30, 2003. Vestin Mortgage believes that it will prevail in the litigation against the guarantors and that at least one of the three guarantors has sufficient assets of satisfy a judgment of $4.8 million plus interest. However, because of the inherent risks associated with litigation and enforcement of judgments, we elected to provide a valuation allowance for the entire amount paid for the rights to receive the proceeds of the judgment and recorded the allowance in 2002. This write-off is reflected in General and Administrative expenses on the Consolidated Statement of Income for the year ended December 31, 2002.

     In 2000, we loaned an employee approximately $251,000 to enable him to operate, develop and grow a California real estate loan fund. We do not have any affiliation with the California real estate loan fund. The loan is unsecured but is backed by a personal guaranty. The interest rate of 10% is payable on a semi-annual basis and the principal is due on the maturity date of April 19, 2004. As of March 31, 2003, the balance on this note was approximately $118,000.

     We had an investment in the amount of $153,810 in a mortgage loan to Del Mar Mortgage, which is 100% owned by our Chief Executive Officer. During December 2002, a sale of the property securing the investment was consummated. As of December 31, 2002, we recorded a receivable for the proceeds of the loan payoff which was fully collected in January 2003. We have not made, and do not contemplate making, any investments in Del Mar Mortgage itself.

     As of March 31, 2003, we made various advances totaling $61,000 to our Chief Executive Officer or companies wholly owned by him. Such advances bear no interest and are repaid monthly.

     For the three months ended March 31, 2003, we paid $37,500 for outsourced financial reporting and bookkeeping services (i.e., financial reporting, taxation, and other matters) to L.L. Bradford, an accounting firm majority owned by our President and Tax Manager. During 2002, $150,000 was paid to certain personnel of L.L. Bradford for services rendered on our behalf. Also, for the three months ended March 31, 2003 and in 2002, the accounting firm’s staff assisted in the preparation of our financial reports and provided bookkeeping services at no charge to us. Our Audit Committee approved the engagement of L.L. Bradford.

     During the three months ended March 31, 2003, we incurred expenses of $245,761 for legal fees to Berkley, Gordon, a law firm in which our Executive Vice President of Legal and Corporate Affairs has an equity ownership interest. During the years ended December 31, 2002 and 2001, we paid $509,283 and $54,200, respectively, for legal fees to Berkley Gordon.

     In September 2002, we entered into a one year Aircraft Usage Agreement with C5, LLC, a company wholly-owned by our Chief Executive Officer. The agreement allows us to use an airplane on a preferred basis over any other proposed user. We are required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. We are required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The agreement automatically renews for successive periods of one year each unless terminated by either party no less than thirty days prior to the end of the term. During the three months ended March 31, 2003, we paid $253,250 to C5, LLC under the terms of the Aircraft Usage Agreement. Additionally, during 2002, we paid approximately $232,000 to a Company owned jointly by our Chief Executive Officer and one of our stockholders related to the use of an airplane for company travel.

     We had approximately $25,000 due from inVestin Nevada, a corporation wholly-owned by our Chief Executive Officer, which represents start-up costs advanced on behalf of inVestin Nevada and which amount was included as part of amounts due from related parties at December 31, 2002. During February 2003, this balance was paid off in full. In October 2002, Vestin Mortgage entered into an agreement to provide management services to inVestin Nevada that will seek to raise $100,000,000 through the sale of subordinated notes to Nevada residents.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     Our Common Stock commenced trading on the OTC Bulletin Board on December 10, 1999 under the symbol “DLMA.” In the third quarter of the fiscal year ended 2000, our Common Stock was approved for quotation on the NASDAQ Small Cap Market and in August 16, 2002, was subsequently approved for quotation on the NASDAQ National Market. In June 2000, we changed our symbol to “VSTN.”

     The table below lists the quarterly high and low sales prices for the Common Stock as reported by the NASDAQ for the four quarters in 2002 and 2001, and the last two quarters in 2000, and the high and low bid price for the Common Stock as reported by the OTC Bulletin Board for the first two quarters in 2000 and the fourth quarter of fiscal 1999. The price reported by the OTC Bulletin Board reflects inter-dealer prices without retail mark-ups, mark-downs or commissions and may not reflect actual transactions. As of April 30, 2003, the closing sale price for our Common Stock was $3.75 per share. On that date, there were 857 stockholders of record. The figure does not reflect the beneficial stockholders whose shares are held in nominee names.

NASDAQ

	US$ High	US$ Low

2002
Fourth Quarter	7.84	6.55
Third Quarter	9.20	6.11
Second Quarter	9.75	6.80
First Quarter	8.02	5.05
2001
Fourth Quarter	8.45	2.87
Third Quarter	3.32	1.35
Second Quarter	4.65	2.00
First Quarter	5.12	4.06
2000
Fourth Quarter	6.88	3.13
Third Quarter	8.25	6.50

OTC Bulletin Board

	US$ High	US$ Low

2000
Second Quarter	8.06	7.25
First Quarter	7.69	6.13

     Dividends. Any determination to pay dividends is at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements, limitations contained in loan agreements and such other factors as the Board of Directors deems relevant. According to our Certificate of Designations, holders of our Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends in an amount to be determined by the Board of Directors, but not less than 0.83% of the original issue price per annum and not more than 10% of the original issue price per annum, prior and in preference to any declaration or payment of any dividends on the Common Stock, which may be paid in cash or in Common Stock and are not cumulative.

     In March 2003, we declared a cash dividend to preferred stockholders of approximately $0.08 per share that was paid in April 2003. We paid approximately $934,000 in dividends to Preferred Stock shareholders during 2002. During 2002, we declared dividends to holders of Common Stock as follows:

Month	Dividend Per
Declared	Common Share

March	$0.10
June	$0.02
August	$0.12
November	$0.12

PLAN OF DISTRIBUTION

     Notes will be sold by our officers and employees where they may legally do so. Our officers and employees will not receive any compensation for such sales. In addition, Vestin Capital will act as a selling agent in the placements of the Notes on a best-efforts basis. As such, Vestin Capital may be deemed an underwriter under the Securities Act. Vestin Capital will not be paid a fee for such efforts; we will reimburse Vestin Capital for its selling expenses. Vestin Capital, which is a NASD member, is our wholly owned subsidiary.

     We may engage other securities dealers to assist in the sale of the Notes on a best efforts basis. We have not currently identified any broker-dealers or agents who will assist in the sales of the Notes. . If we employ any securities dealer other than Vestin Capital, we will identify the names of such broker-dealers and the commissions payable to them in an amendment to this Prospectus before they begin to offer or sale the Notes. If we use such brokers, expenses of the offering will increase and the proceeds we receive will be less than currently estimated. We may also agree to indemnify the broker-dealer against specific liabilities, including liabilities under the Securities Act and to reimburse the broker-dealer for its costs and expenses, up to a maximum to be determined, based upon the total dollar value of the Notes sold. We will otherwise offer the Notes through our employees in accordance with Rule 3a4-1 under the Exchange Act. Our officers and directors do not intend to purchase any of the Notes offered; if they do purchase any of the Notes, their purchases will be on the same terms as offered to you in this prospectus.

     The yield on the Notes will be determined solely by us, based upon current market conditions and the prevailing interest rates for bank certificates of deposit. We intend to set the rates of the notes approximately 3%-7% higher than the rates payable on certificates of deposit of comparable duration. Vestin Capital is not obligated to, and will not make any recommendation to us with respect to the rates payable on the Notes.

     We do not expect Vestin Capital or any other securities dealer to make a market in the Notes.

     We may reject any order, in whole or in part, for any reason. Your order is irrevocable upon receipt by us. In the event your order is not accepted, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders will be refunded within 48 hours after receipt. Once your order has been accepted, the applicable order funds will be promptly deposited in our account. We will send a receipt to you as soon as practicable after acceptance of your order. No minimum number of Notes must be sold in the offering. You will not know at the time of order whether we will be successful in completing the sale of any or all of the Notes being offered. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, orders previously received will be irrevocable and no funds will be refunded.

LEGAL MATTERS

     The validity of the Notes when issued as contemplated by this registration statement will be passed upon for us by Squire, Sanders & Dempsey LLP, an Ohio limited liability partnership, Los Angeles, California.

CHANGE IN ACCOUNTANTS

     Effective April 18, 2002, our Board of Directors approved the engagement of Ernst & Young LLP as our independent accountants for 2002 to replace the firm of Grant Thornton LLP, which we dismissed as our independent accountants effective April 18, 2002. The Audit Committee of our Board of Directors had recommended the change of the independent accountants to the Board of Directors. The reports of Grant Thornton on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or application of accounting principles. In connection with the audits of our financial statements for each of the two fiscal years ended December 31, 2001 and 2000, and during the period from January 1, 2002 through April 18, 2002, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the matter in their report. Except for the matters specified in the following paragraph, during the two fiscal years ended December 31, 2001 and 2000, and during the period from January 1, 2002 through April 18, 2002, there have been no reportable events as defined in Regulation S-K Rule 304(a)(1)(v).

     Grant Thornton has informed us of certain matters which Grant Thornton considers to be reportable conditions as follows: (a) our internal controls failed to ensure (i) that certain related party transactions were appropriately and timely documented and approved by our Board of Directors prior to being executed and recorded in our financial records and that such transactions were not properly identified as related party transactions when initially recorded in our financial records, and (ii) that certain transactions outside the normal course of business were correctly recorded when initially entered into our financial records; (b) lack of periodic reconciliation of accounts resulted in a significant number of adjustments after the books were closed at year end; (c) checks were being written with verbal approval only, and written documentation of approval was not always retained for such checks; and (d) the amount being paid to one of our officers exceeded by approximately $35,000 the compensation specified in that officer’s employment contract. Items (a) and (b) above were raised in a Reportable Condition and Advisory Comments letter issued by Grant Thornton to us for the fiscal year ended December 31, 2001 (the “2001 Management Letter”), and items (c) and (d) above were raised in a management letter issued by Grant Thornton to us for the fiscal year ended December 31, 2000. Although a draft of the 2001 Management Letter was circulated by Grant Thornton to us on April 11, 2002 and a letter discussing audit adjustments was delivered to the Company’s Audit Committee on April 5, 2002, the final 2001 Management Letter was not received by us until May 8, 2002. Grant Thornton had previously discussed the substance of items (a) and (b) above with our Board of Directors and the chairman of our Audit Committee. Items (c) and (d) above were also discussed with our Audit Committee and the Board of Directors. All of the foregoing correspondence has been delivered to Ernst & Young and our Audit Committee is currently discussing such matters with Ernst & Young. Also, we have authorized Grant Thornton to respond fully to the inquiries of Ernst & Young concerning such matters.

     We believe that the foregoing internal control matters did not result in any material inaccuracies in our published financial statements and that, through the implementation of improved internal control procedures, we have adequately addressed the matters raised by Grant Thornton.

     The foregoing should be read in conjunction with our current report on Form 8-K/A filed with the SEC on June 4, 2002.

EXPERTS

     The consolidated financial statements of Vestin Group, Inc. at December 31, 2002, and for each of the two years in the period ended December 31, 2002, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

VESTIN GROUP, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

March 31, 2003
(Unaudited)

ASSETS
Cash	$1,413,725
Accounts receivable	6,850,602
Interest receivable	45,875
Due from related parties	1,789,006
Notes receivable	700,000
Notes receivable — related party	117,964
Investments in real estate held for sale	8,654,452
Investments in mortgage loans on real estate, net of allowance of $130,000	5,859,020
Other investments — related parties	2,100,000
Other assets	650,771
Property and equipment, net	739,872

Total assets	$28,921,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,503,608
Dividend payable	75,650
Income taxes payable	816,636
Lines of credit	5,000,000
Notes payable — related party	3,427,554
Notes payable	1,495,657

Total liabilities	$14,319,105

Commitments and contingencies	—
Stockholders’ equity
Preferred stock, $.0001 par value; 20 million shares authorized; 907,800 shares issued and outstanding	$91
Common stock, $.0001 par value; 100 million shares authorized; 5,328,340 shares issued and outstanding	533
Additional paid-in capital	9,170,960
Retained earnings	5,430,598

Total stockholders’ equity	$14,602,182

Total liabilities and stockholders’ equity	$28,921,287

     The accompanying notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

	For the three months period ended

	March 31, 2003	March 31, 2002
	(Unaudited)	(Unaudited)

Revenues
Loan placement and related fees	$7,142,996	$4,607,598
Interest income	183,862	178,778
Other income	426,119	234,528

Total revenues	7,752,977	5,020,904
Expenses
General and administrative expenses	5,157,484	2,368,786
Sales and marketing expenses	4,202,789	1,534,487
Interest expenses	95,358	269,882

Total expenses	9,455,631	4,173,155

Income (loss) from continuing operations before provision (benefit) for income taxes	(1,702,654)	847,749
Provision (benefit) for income taxes	(578,902)	291,527

NET INCOME (LOSS)	$(1,123,752)	$556,222
Preferred stock dividends	$(226,950)	$(234,450)

Net income (loss) applicable to common shareholders	$(1,350,702)	$321,772

Earnings per common share — Basic	$(0.25)	$0.06

Earnings per common share — Diluted	$(0.25)	$0.04

Weighted average number of common shares outstanding — Basic	5,327,718	5,521,444

Weighted average number of common shares outstanding — Diluted	5,327,718	8,560,173

     The accompanying notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the three months ended March 31, 2003

(Unaudited)

	Preferred Stock		Common Stock		Treasury Stock

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at January 1, 2003	907,800	$91	5,324,340	$532	—	$—
Dividends paid on preferred stock	—	—	—	—	—	—
Dividends paid on common stock	—	—	—	—	—	—
Expenses related to the issuance of warrants	—	—	—	—	—	—
Common stock options exercised	—	—	4,000	1	—	—
Net loss	—	—	—	—	—	—

Balance at March 31, 2003	907,800	$91	5,328,340	$533	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Additional		Other
	Paid-in	Retained	Comprehensive
	Capital	Earnings	Income	Total

Balance at January 1, 2003	$8,922,885	$7,420,672	$—	$16,344,180
Dividends paid on preferred stock	—	(226,950)	—	(226,950)
Dividends paid on common stock	—	(639,372)	—	(639,372)
Expenses related to the issuance of warrants	232,076	—	—	232,076
Common stock options exercised	15,999	—	—	16,000
Net loss	—	(1,123,752)	—	(1,123,752)

Balance at March 31, 2003	$9,170,960	$5,430,598	$—	$14,602,182

     The accompany notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended

	March 31, 2003	March 31, 2002

Cash flow from operating activities:
Net income (loss)	$(1,123,752)	$556,222
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation	40,866	23,700
Stock based compensation	232,076	232,076
Loss related to capital contribution to Fund I	1,600,000	—
Provision for loan losses	50,000	—
Changes in operating assets and liabilities:
Accounts receivable	(1,626,936)	64,356
Interest receivable	67,477	—
Other assets	20,028	(30,304)
Due from related parties	(855,931)	156,884
Accounts payable and accrued expenses	1,534,229	308,440
Income taxes payable	(578,902)	94,172

Net cash provided by (used in) operating activities	(640,845)	1,405,546

Cash flows from investing activities:
Purchase of property and equipment	(61,625)	(64,536)
Cash advanced on notes receivable	—	(110,000)
Principal payments received on notes receivable	—	601,035
Purchase of investment in real estate held for sale	(1,100,000)	(77,478)
Purchase of investment in marketable securities	—	(138,652)
Purchases of other investments	—	(35,000)
Proceeds from sale of investments in mortgage loans on real estate to Fund II	2,297,925	—
Purchase of investments in mortgage loans on real estate	(394,170)	(5,724,035)
Proceeds from sale of investment in mortgage loans on real estate	539,745	770,476

Net cash provided by (used in) investing activities	1,281,875	(4,778,190)

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

(Unaudited)

	For the three months ended

	March 31, 2003	March 31, 2002

Cash flows from financing activities:
Advances on line of credit	$—	$5,000,000
Payments on lines of credit	(2,000,000)	—
Proceeds from notes payable	1,100,000
Payments on notes payable	—	(950,000)
Common stock options exercised	16,000	—
Payment of dividend on preferred stock	(226,950)	(234,450)
Payment of dividend on common stock	(639,372)	—
Purchase of treasury stock	—	(487,273)

Net cash provided by (used in) financing activities	(1,750,322)	3,328,277

NET DECREASE IN CASH	(1,109,292)	(44,367)
Cash at beginning of period	2,523,017	3,776,682

Cash at end of period	$1,413,725	$3,732,315

Supplemental cash flow information:
Cash paid for federal income taxes	$—	$285,091

Cash paid for interest	$95,358	$269,882

Non cash investing and financing activities:
Dividends declared on preferred stock	$75,650	$78,150

Dividends declared on common stock	$—	$550,065

Notes payable assumed through foreclosure	$244,654	$—

Notes payable- related parties assumed through foreclosure	$802,363	$—

Note payable related to capital contribution to Fund I	$723,763	$—

In substance receipt of amounts due from Fund I related to capital contribution in Fund I	$876,237	$—

Investments in real estate held for sale acquired through foreclosure	$1,094,914	$—

Investment in real estate held for sale acquired for investments in mortgage loans on real estate	$478,829	$—

     The accompany notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE A — BASIS OF PRESENTATION

Vestin Group, Inc. (“Vestin” or “the Company”) conducts its operations primarily through Vestin Mortgage, Inc., a wholly owned subsidiary (“Vestin Mortgage”). Vestin Mortgage operates as a mortgage broker licensed in the state of Nevada. Vestin Mortgage is engaged in the brokerage and placement of commercial loans secured by real property. Vestin Mortgage’s primary operations consist of the brokerage and placement of commercial, construction, acquisition and development, land, and residential mortgage loans secured by real property as well as managing two publicly held funds, Vestin Fund I, LLC (“Fund I”) and Vestin Fund II, LLC (“Fund II”), and an entity owned by the Company’s Chief Executive Officer, inVestin Nevada, Inc. (“inVestin”) which invest in mortgage loans. Vestin Mortgage as manager of Fund I, Fund II and inVestin will be referred to as “Manager”.

The interim consolidated financial statements present the balance sheet,

statements of income, stockholders’ equity and cash flows of Vestin Group, Inc. and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

The interim consolidated financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of March 31, 2003 and the results of operations and cash flows presented herein have been included in the consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The accompanying consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB/A for the year ended December 31, 2002 of the Company.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassifications have been made to the prior year’s consolidated financial statements to conform with the current year presentation.

NOTE B — STOCK-BASED COMPENSATION

The Company has stock-based compensation plans covering the majority of its employees, a plan covering the Company’s Board of Directors, and plans related to employment contracts with certain Executive Officers of the Company. The Company accounts for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related Interpretations. Accordingly, no compensation expense is recognized for fixed option plans because the exercise prices of Employee stock options equal or exceed the market prices of the underlying stock on the dates of grant.

The Company applies APB 25 in accounting for stock options issued to employees. Under APB 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statement of Financial Accounting Standards (SFAS) 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The following table represents the effect on net loss and loss per share if the Company had applied the fair value based method and recognition provisions SFAS 123 to stock-based employee compensation:

	2003	2002

Net income (loss), as reported	$(1,123,752)	$556,222
Add: Stock-based employee compensation expense included in reported income (loss), net of related tax effects	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(324,845)	(475,183)

Pro forma net income (loss)	$(1,448,597)	$81,039

Net loss per common share
Basic income (loss), as reported	$(0.25)	$0.06

Basic income (loss) loss, pro forma	$(0.31)	$(0.03)

Diluted income (loss), as reported	$(0.25)	$0.04

Diluted income (loss), pro forma	$(0.31)	$(0.03)

As required, the pro forma disclosures above include options granted since January 1, 1995. Consequently, the effects of applying SFAS 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures. For purposes of pro forma disclosures, the estimated fair value of stock-based compensation plans and other options is amortized to expense primarily over the vesting period.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure.” SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

NOTE C — RELATED PARTY TRANSACTIONS

Notes receivable — In 2000, the Company loaned an employee approximately $251,000 to enable him to operate, develop and grow a California real estate loan fund. The Company does not have any affiliation with the California real estate loan fund. The loan is unsecured but is backed by a personal guaranty. The interest rate of 10% is payable on a semi-annual basis and the principal is due on the maturity date of April 19, 2004. As of March 31, 2003, the balance on this note was approximately $118,000.

Due from related parties approximating $1,789,000 as of March 31, 2003 are comprised of the following:

Amounts due from Fund II totaling $1,723,301 relate to management fees, earnings on units in Fund II, and reimbursable expenses. Amounts due from Fund II bear no interest and are due on demand.

Amounts due from the Company’s Chief Executive Officer or Companies wholly owned by him totaling $61,000 relate to various advances made. Such advances bear no interest and are repaid monthly.

Other investments – related parties consists of the Company’s investments in units of Fund I and Fund II totaling $1.0 million and $1.1 million, respectively, as of March 31, 2003.

During the three months ended March 31, 2003, the Company incurred expenses of $245,761 for legal fees to Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP, a law firm in which the Executive Vice President of Legal and Corporate Affairs of the Company has an equity ownership interest.

The Company’s President and Tax Manager are equity owners in a L.L. Bradford & Company, LLC, a Certified Public Accounting firm (“L.L. Bradford”). For the three months ended March 31, 2003, $37,500 was paid to L.L. Bradford for services provided to the Company. During the three months ended March 31, 2003, L.L. Bradford also assisted in the preparation of the Company’s financial reports and provided bookkeeping services at no charge to the Company.

For the three month periods ended March 31, 2003 and 2002, the Company recorded revenues of approximately $27,000 and $33,000, respectively, from its investment in Fund I as a result of distributions declared during those periods. Vestin Mortgage, as the Managing Member, is entitled to an annual management fee of up to 0.25% of the aggregate capital contributions to Fund I. During the three month periods ended March 31, 2003 and 2002, Vestin Mortgage recorded management fees from Fund I of approximately $63,000 and $62,000, respectively.

For the three month periods ended March 31, 2003 and 2002, the Company recorded revenues of approximately $31,000 and $35,000, respectively, from its investment in Fund II as a result of distributions declared during those periods. Vestin Mortgage as the Managing Member is entitled to an annual management fee of up to 0.25% of the aggregate capital contributions to Fund II. During the three month periods ended March 31, 2003 and 2002, Vestin Mortgage recorded management fees from Fund II approximating $209,000 and $103,000, respectively.

During the three month period ended March 31, 2003, the Company sold $2,297,925 in loans to Fund II pursuant to the terms of its Operating Agreement, which permits Fund II to acquire loans from the Company if the loans were acquired to facilitate its acquisition by Fund II and provided that the price paid by the Fund II is no greater than the Company’s cost.

During the three months ended March 31, 2003, the Company purchased real estate held for sale of approximately $1.6 million from Fund I with approximately $1.1 million in cash and $500,000 in loans. No gain or loss was recorded on this sale.

The Company relies primarily on Fund I and Fund II as funding sources for mortgage loans originated. The Company placed approximately $55.4 million and $84.1 million in mortgage loans in the three month periods ended March 31, 2003, and 2002, respectively. Since the Funds are the Company’s primary funding source, it is expected that the Funds will provide nearly all of the future disbursements as may be required by the borrowers.

During the three months ended March 31, 2003, the Company paid $253,250 to C5, LLC, a company wholly owned by the Company’s Chief Executive Officer pursuant to an Aircraft Usage Agreement. The agreement allows the Company to use an airplane on a preferred basis over any other proposed user. The Company is required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. The Company is required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000).

NOTE D — INVESTMENTS IN MORTGAGE LOANS ON REAL ESTATE

Approximately $495,000 in loans were past due with respect to payment of interest at March 31, 2003. The Company has commenced foreclosure proceedings with respect to such loans. As of March 31, 2003, all other mortgage loans payments were current and performing according to their terms. Management has evaluated the collectibility of the loans in foreclosure in light of the category and dollar amounts of such loans, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Accordingly, the Company’s management has established a reserve for inherent losses in the portfolio totaling $130,000 based on the Company’s policies and procedures regarding the valuation of its investments in mortgage loans on real estate as a long-term investment.

Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, and which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

NOTE E — INVESTMENTS IN REAL ESTATE HELD FOR SALE

At March 31, 2003, the Company had 10 properties totaling $8.7 million, which were acquired through foreclosure and recorded as investments in real estate held for sale and secure specific payables as discussed in Note G. Such investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell, based on appraisals and knowledge of local market conditions. It is not the Company’s intent to invest in or own real estate acquired through foreclosure. The Company seeks to sell properties acquired through foreclosure as quickly as circumstances permit.

Description	% of ownership	Carrying value

Raw land in Utah	100%	$3,824,402
Raw land in Las Vegas, Nevada	100%	595,860
Raw land in Las Vegas, Nevada	100%	593,840
72-unit condominium project in Las Vegas, Nevada	87%	1,094,914

Description	% of ownership	Carrying value

Residence in Las Vegas, Nevada	100%	2,375,429
Other		170,007

Total		$8,654,452

NOTE F — LINES OF CREDIT

The Company maintains a total of $7,000,000 in revolving lines of credit with two financial institutions specifically for interim funding of mortgage loans placed. Both lines of credit are guaranteed by our Chief Executive Officer and are secured by the deeds of trust on the property being advanced against. The Company is in compliance with all covenants on these lines of credit as of March 31, 2003.

As of March 31, 2003, the balance on one line of credit totaled $5,000,000, which is payable in monthly installments of interest only at the prime lending rate plus an additional rate ranging from 1.0% to 2.0% (prime lending rate of 4.25% at March 31, 2003). On May 27, 2003, the Company paid the $5,000,000 balance in full with proceeds from the sale of a note to Fund II, and informed the lender that it does not wish to renew the $5,000,000 line of credit, which expires in June 2003.

The other line of credit totaling $2,000,000 has an interest rate floor of 7.5% and a balance of $0 at March 31, 2003. The Company has reached a verbal agreement with the lender to renew the $2,000,000 line of credit, which also expires in June 2003.

NOTE G — NOTES PAYABLE

Notes payable totaling $1,495,657 as of March 31, 2003, consist of the following:

Promissory notes totaling $151,003 to various parties related to foreclosed real estate properties (developed parcels of land). The notes are collateralized by the foreclosed real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on these notes.

Promissory notes totaling $244,654 to various parties related to a foreclosed real estate property (apartment complex). The notes are collateralized by the foreclosed real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on these notes.

Promissory note to a financial institution totaling $1,100,000 related to a residential real estate property the Company had purchased from Fund I. The note is collateralized by the property, at an interest rate of 1.5% over the prime interest rate (4.25% at March 31, 2003) payable in monthly interest installments and is due on February 1, 2004.

NOTE H — NOTES PAYABLE – RELATED PARTY

Notes payable – related party totaling $3,427,554 as of March 31, 2003, consists of the following:

Note payable to a company solely owned by the Company’s Chief Executive Officer totaling $158,000 related to developed parcels of land. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Note payable to an entity controlled by the Company’s Chief Executive Officer totaling $569,061 related to vacant land. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Note payable to entities controlled by the Company’s Chief Executive Officer totaling $1,174,367 related to vacant land. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Notes payable to entities controlled by the Company’s Chief Executive Officer totaling $541,901 related to an apartment complex. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Notes payable to entities controlled by the Company’s President totaling $260,462 related to an apartment complex. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Note payable to Fund I totaling $723,763 as further discussed in Note K. The note is unsecured, bears interest at 6%, matures on September 30, 2003, and requires five equal monthly payments totaling $147,668 beginning on May 31, 2003.

NOTE I — DIVIDENDS PAYABLE

In March 2003, the Company declared a cash dividend to preferred stockholders of approximately $0.08 per share that was paid in April 2003.

NOTE J — EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share exclude the effects of dilution and are computed by dividing net income (loss) available to common shareholders adjusted for dividends to preferred shareholders by the weighted average amount of common stock outstanding for the periods. Diluted earnings (loss) per share reflect the potential dilution that may occur if options, convertible preferred stock or other contracts to issue stock were exercised or converted into common stock. During the three months ended March 31, 2003, basic and diluted earnings per share included adjustments for dividends to preferred shareholders of $226,950. For the three months ended March 31, 2003, options and warrants to purchase 2,841,672 shares of common stock were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

NOTE K — CAPITAL CONTRIBUTION TO VESTIN FUND I

The Company has elected to contribute capital of $1.6 million to Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Fund I in the amount of $876,237. The Company will not receive any additional units in Fund I in consideration of the capital contribution. The capital contribution will increase the existing members’ capital accounts in Fund I. The amount of the contribution was charged to current operating results during the three months ended March 31, 2003, as the Company will not receive additional units for the contribution.

NOTE L — NEW ACCOUNTING PRONOUNCEMENTS

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which addresses consolidation by business enterprises of variable interest entities (“VIEs”). The accounting provisions and expanded disclosure requirements for VIEs are effective at inception for VIEs created after January 31, 2003, and are effective for reporting periods beginning after June 15, 2003 for VIEs created prior to February 1, 2003. An entity is subject to consolidation according to the provisions of FIN 46 if, by design, either (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (ii) as a group, the holders of the equity investment at risk lack: (a) direct or indirect ability to make decisions about an entity’s activities’ (b) the obligation to absorb the expected losses of the entity if they occur; or (c) the right to receive the expected residual returns of the entity if they occur. In general, FIN 46 will require a VIE to be consolidated when an enterprise has a variable interest that will absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected residual return. Implementation had no effect on results of operations for the first quarter of 2003. The Company continues to evaluate its relationships and interest in entities that may be considered VIEs. The impact of adopting FIN 46 on the Consolidated Financial Statements is still being reviewed.

NOTE M — LEGAL PROCEEDINGS

The Company, Vestin Mortgage and Del Mar Mortgage, Inc., (“Del Mar Mortgage”), a company wholly owned by Michael Shustek, the largest shareholder and CEO of the Company, and various affiliates of the Company are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc., et al. (the “Civil Action”). In the Civil Action, plaintiff alleged 18 claims for relief including intentional interference with contractual relations and prospective economic advantage, breach of contract, fraudulent inducement, economic duress, common law fraud and securities fraud, and sought rescission of various contracts entered into between plaintiffs and defendants, compensatory damages in excess of $10,000,000 and punitive damages, among other remedies. On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) dismissed 17 of the plaintiff’s claims, but entered a judgment on the remaining claim for $5.0 million, plus interest accruing from March 26, 2003, jointly and severally against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Subsequent to April 10, 2003, the Court stayed the execution of the judgment pending the hearing and ruling on post-trial motions and, accordingly, the Court did not require the defendants to post a bond for the judgment. Del Mar Mortgage has agreed to indemnify Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Civil Action. Mr. Shustek has guaranteed the indemnification. If the stay of execution is lifted, Mr. Shustek has agreed to provide a bond in the amount of the judgment. Although the ultimate outcome of the Civil Action is uncertain, after consultation with legal counsel, the Company believes that the judgment against Vestin Group and Vestin Mortgage will be vacated and will have no effect on its operating results and financial condition. The defendants are appealing the ruling by the Court.

The Company and its subsidiaries are involved in a number of legal proceedings concerning matters arising in connection with the conduct of their business activities. The Company believes it has meritorious defenses to each of these actions and intends to defend them vigorously. The Company believes that it is not a party to, nor are any of its subsidiaries the subject of, any pending legal or arbitration proceedings that would have a material adverse effect on the Company’s financial condition or results of operations or cash flows, although it is possible that the outcome of any such proceedings could have a material impact on the Company’s net income in any particular period.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Stockholders and Board of Directors of Vestin Group, Inc.

We have audited the accompanying consolidated balance sheet of Vestin Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vestin Group, Inc. and Subsidiaries at December 31, 2002, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP
Phoenix, Arizona
February 27, 2003

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

December 31, 2002

ASSETS
Cash	$2,523,017
Accounts receivable, net of allowance of $160,995	5,234,469
Interest receivable	13,352
Due from related parties	1,803,112
Notes receivable	700,000
Notes receivable — related party	117,964
Investments in real estate held for sale	5,980,509
Investments in mortgage loans on real estate, net of allowance of $80,000	8,874,643
Other investments — related parties	2,100,000
Other assets	670,999
Property and equipment, net	719,113

Total assets	$28,837,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,969,379
Dividend payable	75,650
Income taxes payable	1,395,538
Lines of credit	7,000,000
Notes payable — related party	1,901,428
Notes payable	151,003

Total liabilities	$12,492,998

Commitments and contingencies	—
Stockholders’ equity
Preferred stock, $.0001 par value; 20 million shares authorized; 907,800 shares issued and outstanding	$91
Common stock, $.0001 par value; 100 million shares authorized; 5,324,340 shares issued and outstanding	532
Additional paid-in capital	8,922,885
Retained earnings	7,420,672

Total stockholders’ equity	$16,344,180

Total liabilities and stockholders’ equity	$28,837,178

     The accompanying notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	For the year ended

	December 31, 2002	December 31, 2001

Revenues
Loan placement and related fees	$30,607,054	$20,201,393
Interest income	626,657	605,763
Other income	670,593	634,482

Total revenues	31,904,304	21,441,638

Expenses
General and administrative expenses (2002 includes a $4,798,926 provision for loss — see Note M)	17,516,041	10,064,969
Sales and marketing expenses	7,896,687	7,577,806
Interest expenses	493,078	753,361

Total expenses	25,905,806	18,396,136

Income from continuing operations before provision for income taxes	5,998,498	3,045,502
Provision for income taxes	2,166,660	1,220,281

NET INCOME	$3,831,838	$1,825,221
Preferred stock dividends	933,800	75,731

Net income applicable to common shareholders	$2,898,038	$1,749,490

Earnings per common share — Basic	$0.54	$0.29

Earnings per common share — Diluted	$0.34	$0.26

Weighted average number of common shares outstanding — Basic	5,396,363	5,985,701

Weighted average number of common shares outstanding — Diluted	8,498,358	6,794,634

     The accompanying notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2002 and 2001

	Preferred Stock		Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount

Balance at January 1, 2001	—	$—	6,989,270	$699	(2,400)	$(11,306)
Comprehensive income:
Net income			—	—	—	—
Net unrealized loss on investments available-for-sale, net of tax of $24,591	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—
Divestiture of L.L. Bradford and Company	—	—			(800,000)	(540,000)
Issuance of preferred stock	937,800	94	—	—	—	—
Declaration of dividend on preferred stock	—	—	—	—	—	—
Declaration of common stock dividend	—	—	—	—	—	—
Common stock issued for employee bonuses	—	—	—	—	30,000	44,442
Expenses related to issuance of warrants	—	—	—	—	—	—
Treasury stock acquired	—	—	—	—	(648,672)	(3,640,581)
Retirement of treasury stock	—	—	(1,421,072)	(142)	1,421,072	4,147,445

Balance at December 31, 2001	937,800	94	5,568,198	557	—	—
Comprehensive income:
Net income
Realization of loss on marketable securities

Total comprehensive income
Declaration of dividend on preferred stock	—	—	—	—	—	—
Declaration of dividend on common stock	—	—	—	—	—	—
Expenses related to issuance of warrants	—	—	—	—	—	—
Treasury stock acquired	—	—	—	—	(296,200)	(2,518,714)
Common stock options exercised	—	—	2,000	—	—	—
Warrants issued to purchase common stock for consulting services	—	—	—	—	—	—
Common stock issued from treasury for	—	—	—	—	1,000	6,120
employee bonus Treasury stock retired	—	—	(295,200)	(30)	295,200	2,512,594
Preferred stock converted into common stock	(30,000)	(3)	49,342	5

Balance at December 31, 2002	907,800	$91	5,324,340	$532	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Accumulated
	Additional		Other
	Paid-in	Retained	Comprehensive
	Capital	Earnings	Income	Total

Balance at January 1, 2001	$1,739,427	$7,347,117	$(115,790)	$8,960,147
Comprehensive income:
Net income	—	1,825,221	—	1,825,221
Net unrealized loss on investments available-for-sale, net of tax of $24,591	—	—	(47,733)	(47,733)

Total comprehensive income	—	1,825,221	(47,733)	1,777,488
Divestiture of L.L. Bradford and Company	—	—	—	(540,000)
Issuance of preferred stock	9,377,904	—	—	9,377,998
Declaration of dividend on preferred stock	—	(75,731)	—	(75,731)
Declaration of common stock dividend	—	(112,324)	—	(112,324)
Common stock issued for employee bonuses	49,758	—	—	94,200
Expenses related to issuance of warrants	928,992	—	—	928,992
Treasury stock acquired	—	—	—	(3,640,581)
Retirement of treasury stock	(4,147,303)	—	—	—

Balance at December 31, 2001	7,948,778	8,984,283	(163,523)	16,770,189
Comprehensive income:
Net income		3,831,838		3,831,838
Realization of loss on marketable securities			163,523	163,523

Total comprehensive income		3,831,838	163,523	3,995,361
Declaration of dividend on preferred stock	—	(933,800)	—	(933,800)
Declaration of dividend on common stock	—	(1,942,965)	—	(1,942,965)
Expenses related to issuance of warrants	928,302	—	—	928,302
Treasury stock acquired	—	—	—	(2,518,714)
Common stock options exercised	8,000	—	—	8,000
Warrants issued to purchase common stock for consulting services	37,807	—	—	37,807
Common stock issued from treasury for	—	—	—	6,120
employee bonus Treasury stock retired	—	(2,518,684)	—	(6,120)
Preferred stock converted into common stock	(2)			—

Balance at December 31, 2002	$8,922,885	$7,420,672	—	$16,344,180

The accompanying notes are an integral part of these statements

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended

	December 31, 2002	December 31, 2001

Cash flow from operating activities:
Net income	$3,831,838	$1,825,221
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	114,875	74,861
Stock based compensation	966,109	1,023,192
Net gain from sales of investment in real estate held for sale	(168,889)	—
Loss on investment in marketable securities	256,658	—
Loss on other investments	5,202,426	—
Provision for losses on investments in mortgage loans on real estate	80,000	—
Changes in operating assets and liabilities:
Accounts receivable	(1,859,079)	(1,469,985)
Interest receivable	(113,352)	—
Due from stockholder	—	(20,037)
Due from related parties	(1,074,346)	(220,116)
Notes receivable	—	(814,999)
Other assets	71,012	(271,422)
Accounts payable and accrued expenses	446,614	761,204
Due to related parties	—	(147,962)
Dividend payable	(112,324)	—
Income taxes payable	(67,705)	(716,769)

Net cash provided by operating activities	7,573,837	23,188

Cash flows from investing activities:
Purchase of property and equipment	(529,271)	(194,895)
Cash advanced on notes receivable	(144,500)	—
Principal payments received on notes receivable	1,071,999	153,000
Principal payments received on notes receivable — related party	132,999	—
Purchase of investment in real estate held for sale	(111,171)	(407,746)
Proceeds from sale of investment in real estate held for sale	4,717,000	83,500
Purchase of investment in marketable securities	(215,460)	(41,576)
Proceeds from sale of investment in marketable securities	151,087	—
Purchase of other investments	—	(1,161,262)
Purchase of investments in mortgage loans on real estate from the Funds	(23,273,124)	—
Proceeds from sale of investments in mortgage loans on real estate to the Funds	24,200,856	—
Purchase of investments in mortgage loans on real estate	(29,241,363)	(42,767,487)
Proceeds from sale of investments in mortgage loans on real estates	17,784,257	41,241,121

Net cash used in investing activities	(5,456,691)	(3,095,345)

VESTIN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — CONTINUED

	For the year ended

	December 31, 2002	December 31, 2001

Cash flows from financing activities:
Advances on line of credit	$33,700,000	$20,000,000
Payments on line of credit	(26,700,000)	(20,000,000)
Payments on notes payable	(5,058,982)	(3,402,412)
Proceeds from notes payable	—	7,600,000
Proceeds from sale of preferred stock	—	4,377,998
Proceeds from common stock options exercised	8,000	—
Payment of dividend on preferred stock	(858,150)	(75,731)
Payment of dividend on common stock	(1,942,965)	—
Purchase of treasury stock	(2,518,714)	(2,699,871)

Net cash provided by (used in) financing activities	(3,370,811)	5,799,984

NET CHANGE IN CASH	(1,253,665)	2,727,827
Cash at beginning of period	3,776,682	1,048,855

Cash at end of period	$2,523,017	$3,776,682

Supplemental cash flow information:
Cash paid for federal income taxes	$2,221,360	$2,167,342

Cash paid for interest	$495,935	$639,358

Noncash investing and financing activities:
Sale of real property in exchange for note receivable	$—	$812,500

Acquisition of real properties in exchange for notes payable	$—	$4,109,644

Exchange of mortgage loan for note receivable	$—	$940,710

Spin-off of L.L. Bradford and Company	$—	$572,147

Issuance of 500,000 shares of preferred stock in satisfaction of note payable	$—	$5,000,000

Retirement of treasury stock	$2,518,714	$4,147,445

Dividends declared on preferred stock	$75,650	$112,324

Exchange of note receivable for acquisition of treasury stock	$—	$940,710

Notes payable assumed through foreclosure	$2,714,181	$—

Investments in real estate held for sale acquired through foreclosure	$5,900,059	$—

Purchase of rights to receive proceeds related to loan guarantee in exchange for investments in mortgage loans on real estate	$4,798,926	$—

     The accompanying notes are an integral part of these statements.

VESTIN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR DECEMBER 31, 2002

NOTE A — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Vestin Group, Inc. (“Vestin Group” or the “Company”) was incorporated in the State of Delaware on June 2, 1998. The Company conducts its operations primarily through Vestin Mortgage, Inc., a wholly owned subsidiary (“Vestin Mortgage”). Vestin Mortgage operates as a mortgage broker licensed in the state of Nevada. Vestin Mortgage is engaged in the brokerage and placement of commercial loans secured by real property. Vestin Mortgage’s primary operations consist of the brokerage and placement of commercial, construction, acquisition and development, land, and residential mortgage loans secured by real property as well as managing two publicly held funds, Vestin Fund I, LLC (“Fund I”) and Vestin Fund II, LLC (“Fund II”), which invest in mortgage loans. Vestin Mortgage as manager of Fund I and Fund II will be referred to as “Managing Member”.

The Company operates in one business segment.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue primarily from loan placement fees, loan servicing fees and extension fees. Loan placement fees are recorded as revenue at the close of escrow and reduced by direct loan placement costs on loans which the Company has not recorded as investments in mortgage loans on its financial statements. Typically, deeds of trust related to loans placed are initially in the Company’s name to facilitate the loan placement process. Upon arranging a funding source for such loans, the deeds of trust are assigned to the respective investor (i.e., individual investors, Fund I, and Fund II). Loan servicing fees are recorded as revenue when such services are rendered. Servicing fees represent the interest spread between what is paid to the investor and what the borrower pays for the use of the money, which can vary from loan to loan. Servicing costs approximate servicing fees and therefore, the Company has not recognized a servicing asset or liability. Extension fees are generally recorded as revenue at the extension grant date. Sale or transfer of mortgage loans to affiliate parties is based on the carrying basis, which approximates fair value of such loans at the sale or transfer date.

Interest income on investments in mortgage loans on real estate is accrued by the effective interest method. The Company does not recognize interest income from loans once they are determined to be impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.

INVESTMENTS IN REAL ESTATE HELD FOR SALE

Investments in real estate held for sale include real estate acquired through foreclosure and are carried at the lower of the recorded amount, inclusive of any senior indebtedness, or the property’s estimated fair value, less estimated costs to sell.

INVESTMENTS IN MORTGAGE LOANS

Investments in mortgage loans are secured by trust deeds and mortgages. Generally, all of the Company’s mortgage loans require interest only payments with a balloon payment of the principal at maturity. The Company has both the intent and ability to hold mortgage loans until maturity and therefore, mortgage loans are classified and accounted for as held for investment and are carried at cost. Loan to value ratios are based on appraisals obtained at the time of loan origination and may not reflect subsequent changes in value estimates. Such appraisals are generally dated within 12 months of the date of loan origination. The appraisals may be for the current estimate of the “as-if developed” value of the property, and which approximates the post-construction value of the collateralized property assuming that such property is developed. As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes, selection by a purchaser against multiple alternatives, and successful development by the purchaser; upon which development is dependent on availability of financing. As most of the appraisals will be prepared on an as-if developed basis, if a loan goes into default prior to any development of a project, the market value of the property may be substantially less than the appraised value. As a result, there may be less security than anticipated at the time the loan was originally made. If there is less security and a default occurs, the Company may not recover the full amount of the loan.

ALLOWANCE FOR LOAN LOSSES

The Company maintains an allowance for loan losses on its investment in mortgage loans for estimated credit impairment in the Company’s investment in mortgage loans portfolio. The Company’s estimate of losses is based on a number of factors including the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan. Additions to the allowance are provided through a charge to earnings and are based on an assessment of certain factors including, but not limited to, estimated losses on the loans. Actual losses on loans are recorded as a charge-off or a reduction to the allowance for loan losses. Subsequent recoveries of amounts previously charged off are added back to the allowance.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets ranging from three to seven years. The cost of repairs and maintenance is charged to expense as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred and were approximately $3,015,000 and $4,220,000 for the years ended December 31, 2002 and 2001, respectively.

INCOME TAXES

The Company accounts for its income taxes using the liability method, which requires recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the estimated fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

STOCK-BASED COMPENSATION

The Company applies Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The following table represents the effect on net loss and loss per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (“SFAS No. 123”), Accounting for Stock-Based Compensation, to stock-based employee compensation:

	2002	2001

Net income, as reported	$3,831,838	$1,825,221

	2002	2001

Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,900,730)	(1,427,117)

Pro forma net income	$1,931,108	$398,104

Net income per common share
Basic earnings per share, as reported	$0.54	$0.29

Diluted earnings per share, as reported	$0.34	$0.26

Basic earnings per share, pro forma	$0.18	$0.05

Diluted earnings per share, pro forma	$0.12	$0.05

As required, the pro forma disclosures above include options granted since February 26, 1998 (Inception). Consequently, the effects of applying SFAS No. 123 for providing pro forma disclosures may not be representative of the effects on reported net income for future years until all options outstanding are included in the pro forma disclosures.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, (SFAS No. 148”) was issued. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 and APB Opinion No. 28, “Interim Financial Reporting,” to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The adoption of the provisions of SFAS No. 148 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN No. 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others an interpretation of SFAS No. 5, 57, and 107 and rescission of FASB Interpretation No. 34, was issued. FIN No. 45 clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of the provisions of FIN No. 45 did not have a material impact on the Company’s results of operations, financial position or cash flows.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which addresses consolidation by business enterprises of variable interest entities (“VIEs”). The accounting provisions and expanded disclosure requirements for VIEs are effective at inception for VIEs created after January 31, 2003, and are effective for reporting periods beginning after June 15, 2003 for VIEs created prior to February 1, 2003. An entity is subject to consolidation according to the provisions of FIN 46 if, by design, either (i) the total equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or (ii) as a group, the holders of the equity investment at risk lack: (a) direct or indirect ability to make decisions about an entity’s activities’ (b) the obligation to absorb the expected losses of the entity if they occur; or (c) the right to receive the expected residual returns of the entity if they occur. In general, FIN 46 will require a VIE to be consolidated when an enterprise has a variable interest that will absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected residual return. Implementation had no effect on results of operations for the first quarter of 2003. The Company continues to evaluate its relationships and interest in entities that may be considered VIEs. The impact of adopting FIN 46 on the Consolidated Financial Statements is still being reviewed.

NOTE B — ACCOUNTS RECEIVABLE

The Company services loans which have been arranged for the investor parties through a servicing agreement. The servicing agreement stipulates that all extension fees charged on behalf of the investors shall be retained by the Company as part of the loan servicing fees. Accounts receivable represent extension, interest and loan placement fees earned but not yet received. As of December 31, 2002, accounts receivable totaling $5,234,469 is net of allowance for doubtful accounts of $160,995.

NOTE C — NOTES RECEIVABLE

Notes receivable consist of the following:

Promissory note totaling $400,000 related to proceeds from properties sold by the Company. This note matures in December, 2006, bears interest at 8%, and is secured by real estate.

Promissory note totaling $300,000 related to proceeds from properties sold by the Company. This note matures in October, 2003, bears interest at 10.5%, and is secured by real estate.

NOTE D — INVESTMENT IN MORTGAGE LOANS ON REAL ESTATE

At December 31, 2002, the Company’s investments in mortgage loans had maturity dates ranging from January 1999 through June 2006. The Company had approximately $712,000 in loans that were greater than 90 days past due on interest or past maturity at December 31, 2002. As of December 31, 2002, all other mortgage loans payments were current and performing according to their terms. Management has evaluated the collectibility of the loans in light of the types and dollar amounts of loans in the portfolio, adverse situations that may affect the borrower’s ability to repay, prevailing economic conditions and the underlying collateral securing the loan and, therefore, believes that the allowance for loan losses of $80,000 as of December 31, 2002 is sufficient.

NOTE E — INVESTMENT IN REAL ESTATE HELD FOR SALE

At December 31, 2002, the Company had ten properties totaling $5,980,509, which were acquired through foreclosure and recorded as investments in real estate held for sale and secure specific payables as discussed in Note H. Such investments in real estate held for sale are recorded at the lower of cost or fair value less costs to sell. It is not the Company’s intent to invest in or own real estate.

     NOTE F – PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31, 2002:

Furniture and fixtures	$102,176
Computers and equipment	448,363
Real estate	293,774
Leasehold improvements	89,174

933,487
Less: Accumulated depreciation	(214,374)

Total property and equipment	$719,113

NOTE G — NOTES PAYABLE

Notes payable totaling $151,003 as of December 31, 2002, consists of promissory notes to various parties related to foreclosed real estate properties (developed parcels of land) during 2002. The notes are collateralized by the foreclosed real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on these notes.

     NOTE H — NOTES PAYABLE – RELATED PARTY

Notes payable — related party totaling $1,901,428 as of December 31, 2002, consists of the following:

Note payable to a company solely owned by the Company’s Chief Executive Officer totaling $158,000 related to developed parcels of land. The note is collateralized by the real estate property. Since the Company acquired the properties through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Note payable to an entity controlled by a company owned by the Company’s Chief Executive Officer totaling $569,061 related to vacant land. The note is collateralized by the real estate property. Since the Company acquired the property through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

Note payable to an entity controlled by a company owned by the Company’s Chief Executive Officer totaling $1,174,367 related to vacant land. The note is collateralized by the real estate property. Since the Company acquired the property through foreclosure, it is not required and does not intend to accrue or pay interest on this note.

NOTE I — LINES OF CREDIT

The Company maintains a total of $7,000,000 in revolving lines of credit with two financial institutions specifically for interim funding of mortgage loans placed. As of December 31, 2002, the balance on these lines of credit totaled $7,000,000, which are payable in monthly installments of interest only at the prime lending rate plus an additional rate ranging from 1.0% to 2.0% (prime lending rate of 4.25% at December 31, 2002). However, one of these lines of credit totaling $2,000,000 has an interest rate floor of 7.5%. These lines of credit are guaranteed by the Company’s Chief Executive Officer and are secured by the deeds of trust on the property being advanced against. Both lines of credit expire in June 2003. The Company intends to renew only the $2,000,000 line of credit after its expiration. The Company is in compliance with all the covenants on these lines of credit as of December 31, 2002.

NOTE J — CREDIT AGREEMENT

The Company has entered into a credit agreement with a financial institution that maintains non-interest bearing trust funds held on behalf of the investors and other funds of the Company. The credit agreement allows the Company to borrow funds up to the amount held in the trust accounts and other funds held at the institution at a rate of 1% and invest those funds in commercial paper (securities), which are generally one-day sweep accounts. The Company has provided the financial institution with a security interest in the securities and, at all times, the securities remain in the financial institution’s custody and control. The balance drawn down upon the credit agreement was $-0- at December 31, 2002.

NOTE K — TRUST ACCOUNTS

The Company manages certain trust assets including cash and receivables on behalf of the investors. The cash is held at a financial institution, and the Company records and reconciles the receivables from borrowers. At December 31, 2002, the cash held in trust approximated $7,605,662 and the trust receivable was $1,277,044. The related trust liability was $8,882,706 at December 31, 2002. The trust assets and liabilities are not recorded on the balance sheet of the Company at December 31, 2002.

NOTE L — LOANS SERVICED FOR OTHERS

The Company services loans for others that were originated by the Company, which are not shown on the balance sheet. The face amount of these loans at December 31, 2002 approximated $678,439,707.

NOTE M — RELATED PARTY TRANSACTIONS

Notes receivable — related party consists of a note receivable of approximately $118,000 from an employee of the Company dated April 19, 2000. The note is unsecured, matures on April 19, 2004 and bears interest at 10%. Interest only payments are made on a semi-annual basis with the principal and any accrued interest due as a lump sum at maturity. As of December 31, 2002, the balance on this note was approximately $118,000.

Due from related parties totaling $1,803,112 are comprised of the following as of December 31, 2002:

Amounts due from Fund I totaling $530,873 relate to management fees, earnings on units invested in Fund I, and reimbursable expenses. Amounts due from Fund I bear no interest and are due on demand.

Amounts due from Fund II totaling $1,247,156 relate to management fees, earnings on units invested in Fund II, and reimbursable expenses. Amounts due from Fund II bear no interest and are due on demand.

Amounts due from inVestin Nevada, Inc. totaling $25,083 relate to advances made for start-up costs. Amounts due from inVestin Nevada, Inc. bear no interest and are due on demand. In October 2002, Vestin Mortgage entered into an agreement to provide management services to inVestin Nevada, Inc., a corporation wholly-owned by the Chief Executive Officer of the Company that will seek to raise $100,000,000 through the sale of subordinated notes to Nevada residents. During February 2003, this balance was paid off in full.

On July 2, 2001, Vestin Mortgage brokered a loan to Arroyo Heights Golf Club (“Arroyo”) for $10,000,000. The loan was funded by Fund I and Fund II (together, the “Funds”) and was guaranteed by three guarantors. Subsequently, Arroyo defaulted on the loan, and the Funds foreclosed and took title to the collateral. Based on an appraisal at the conclusion of the foreclosure, the Funds determined that there was a $4.8 million shortfall between the carrying amount of the loan and the value of the collateral. The Funds filed litigation to recover the shortfall from the individuals who had guaranteed the payment of the loan. Vestin Mortgage purchased the rights to collect the proceeds of the guarantee from the Funds on December 31, 2002 in exchange for investments in mortgage loans on real estate valued at $4.8 million. Vestin Mortgage did not recognize any gain or loss on the sale to the Funds.

Vestin Mortgage assumed control of the litigation and filed a motion for summary judgment against the loan guarantors, which was denied by the Nevada State District Court on May 2, 2003. Vestin Mortgage believes that it will prevail in the litigation against the guarantors and that at least one of the three guarantors has sufficient assets to satisfy a judgment of $4.8 million plus interest. However, because of the inherent risks associated with litigation and enforcement of judgments, the Company elected to provide a valuation allowance for the entire amount paid for the rights to receive the proceeds of the judgment and recorded the allowance as an expense in 2002. This write-off is reflected in General and Administrative expenses on the Consolidated Statement of Income for the year ended December 31, 2002.

Other investments — related parties consists of the Company’s investments in units of Fund I and Fund II totaling $1.0 million and $1.1 million, respectively, as of December 31, 2002.

During the years ended December 31, 2002 and 2001, the Company paid $509,283 and $54,200, respectively, for legal fees to Berkley, Gordon, Levine, Goldstein & Garfinkel, LLP (“Berkley Gordon”), a law firm in which the Executive Vice President of Legal and Corporate Affairs of the Company has an equity ownership interest.

The Company’s President and Tax Manager are equity owners in L.L. Bradford & Company, LLC, a Certified Public Accounting firm (“L.L. Bradford”). During 2002, $150,000 was paid to the certain personnel of L.L. Bradford for services provided to the Company. Also, During 2002, L.L. Bradford’s staff assisted in the preparation of the Company’s financial reports and provided bookkeeping services at no charge to the Company.

The Company recognizes an annual management fee up to 0.25% of the aggregate capital contributions to the Funds. The Company may, in its sole discretion, waive its management fee. For the year ended December 31, 2002, the Company recorded management fees of approximately $249,000 from Fund I and $586,000 from Fund II as compared to $131,000 from Fund I and $87,000 from Fund II for the same period in 2001. In connection with the organization of the Funds, the Company received approximately 100,000 Units in Fund I for expenses paid by the Company to unaffiliated third parties in connection with the offering of units in Fund I, and 110,000 units from Fund II for such offering expenses which is the maximum amount allowed for such expenses under the Operating Agreement of Fund II.

During the year ended December 31, 2002, the Company sold $24.2 million in loans to the Funds pursuant to the terms of the Operating Agreements of the Funds which permit the Funds to acquire loans from the Company if the loans were acquired to facilitate their acquisition by the Funds and provided that the price paid is no greater than the Company’s cost. During the year ended December 31, 2002, the Company also purchased $23.3 million in loans from the Funds.

In September 2002, the Company entered into a one year Aircraft Usage Agreement with C5, LLC, a company wholly-owned by the Company’s Chief Executive Officer. The agreement is to allow the Company to use an airplane on a preferred basis over any other proposed user. The Company is required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. The Company is required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The agreement automatically renews for successive periods of one year each unless terminated by either party no less than thirty days prior to the end of the term.

During 2002, the Company paid approximately $232,000 to a Company owned jointly by the Company’s Chief Executive Officer and a stockholder of the Company related to the use of an airplane for company travel.

The Company had an investment in the amount of $153,810 in a mortgage loan to an entity which is 100% owned by the Company’s Chief Executive Officer (“CEO”). During December 2002, a sale of the property securing the investment was consummated. As of December 31, 2002, the Company recorded a receivable for the proceeds of the loan payoff which was fully collected in January 2003.

NOTE N — INCOME TAXES

The components of the provision (benefit) for income taxes are as follows at December 31:

	2002	2001

Current	$2,096,828	$1,475,246
Deferred	69,832	(254,965)

	$2,166,660	$1,220,281

Deferred taxes result from temporary differences in the recognition of certain revenue and expense items for income tax and financial reporting purposes. The significant components of the Company’s deferred taxes as of December 31 are as follows:

	2002	2001

Deferred tax assets:
Allowance for doubtful accounts	$27,448	$53,465
Unrealized loss on investments	—	84,240
Spokesperson stock warrants	315,623	315,623
Officer salaries	25,295	12,070
Allowance for loan losses	27,200	—

Net deferred tax assets	$395,566	$465,398

Deferred tax assets are included in other assets in the accompanying Consolidated Balance Sheet.

The reconciliation of the statutory federal rate to the Company’s effective income tax rate is as follows:

	2002	2001

Statutory tax provision	$2,039,490	$1,035,471
Non-deductible expenses	127,170	184,810

	$2,166,660	$1,220,281

NOTE O — EARNINGS (LOSS) PER COMMON SHARE

Basic earnings per common share is calculated by dividing net income by the weighted average number of common share outstanding during the period. Diluted earnings per common share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding, plus all additional common shares that would have been outstanding if potentially dilutive securities or common stock equivalents had been issued. The following table reconciles the weighted average number of shares used in the earnings per share calculations as of December 31, 2002 and 2001:

	For the year ended December 31, 2002

	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Net income:	$3,831,838
Less: Preferred stock dividends	(933,800)
Basic EPS:
Income available to common stockholders	2,898,038	5,396,363	$0.54

Effect of dilutive securities:
Options/warrants	—	3,101,995	—
Diluted EPS:

Income available to common stockholders plus assumed conversions	$2,898,038	8,498,358	$0.34

	For the year ended December 31, 2001

	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Net income:	$1,825,221
Less: Preferred stock dividends	(75,731)
Basic EPS:
Income available to common stockholders	1,749,490	5,985,701	$0.29

Effect of dilutive securities:
Options/warrants	—	808,933	—
Diluted EPS:

Income available to common stockholders plus assumed conversions	$1,749,490	6,794,634	$0.26

There were no securities considered antidilutive in the computation of diluted earnings per share.

NOTE P — EMPLOYEE BENEFIT PLAN

401(K) PLAN

The Company maintains a 401(k) Savings Plan which covers substantially all full-time employees. Participants may make tax-deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code). The Company matches employee contributions dollar for dollar up to 7% of compensation. The Company contributed approximately $161,000 and $110,000 to the plan for the years ended December 31, 2002 and 2001, respectively.

NOTE Q — STOCKHOLDERS’ EQUITY

PREFERRED STOCK

During fiscal year 2001, the Company issued 937,800 shares of Series A Convertible Preferred Stock (“Preferred Stock”) at $10.00 per share for a total of $9,378,000. This consisted of $4,378,000 in cash and $5,000,000 in exchange of a note payable. The holder of the Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors of the Company, out of any funds legally available therefore, dividends equal to ten percent (10%) of the original issue price prior and in preference to any declaration or payment of any dividends on the Company’s common stock; and convertible into the Company’s common stock, at the option of the holder thereof, at anytime after the date of issuance at a conversion price of $6.08 per share of common stock. The Preferred Stock is redeemable at the option of the Company at a redemption price of eleven dollars ($11.00) per share. On March 29, 2002, the Company amended the Preferred Stock agreement to allow the holders of the Preferred Stock to be entitled to receive, when, as and if declared by the Board of Directors, dividends in an amount to be determined by the Board of Directors, but not less than 0.83% of the original issue price per annum and not more than 10% of the original issued price per annum, prior and in preference to any declaration or payment of any dividends on the Common Stock. Dividends on the Series A Preferred may be paid in cash or in Common Stock and shall not be cumulative.

COMMON STOCK DIVIDENDS

During fiscal year 2002, the Company declared and paid cash dividends approximating $1,943,000 to common stockholders.

STOCK OPTIONS

During fiscal year 2002, the Company granted stock options and warrants for 1,140,000 shares of common stock to the chief executive officer and other eligible employees. The stock options granted to eligible employees totaling 640,000 have a term of 10 years from the date of grant and vest equally over a three year period beginning one year after the date of grant. The stock warrants granted to the chief executive officer totaling 500,000 have a term of 10 years from the date of grant and vest entirely on the date of grant.

As of December 31, 2002, outstanding stock options and warrants totaled 2,714,000.

STOCK OPTIONS AND WARRANTS ACTIVITY

The following table summarizes the Company’s employee and directors stock options and warrants activity:

		Weighted
		Average
	Number	Exercise
	Of Shares	Price

Balance, January 1, 2001	961,800	$4.00
Options and warrants granted	636,700	5.05
Options and warrants exercised	—	—
Options and warrants forfeited/expired	9,500	4.00

Balance, January 1, 2002	1,589,000	4.45
Options and warrants granted	1,140,000	7.02
Options and warrants exercised	—	—
Options and warrants forfeited/expired	15,000	6.24

Balance, December 31, 2002	2,714,000	$5.36

The following table summarizes information about options and warrants outstanding and exercisable for employees and directors at December 31, 2002 and 2001:

				Shares Underlying
Shares Underlying Options/Warrants Outstanding				Options/Warrants Exercisable

	Shares	Weighted		Shares
	Underlying	Average	Weighted	Underlying	Weighted
	Options/	Remaining	Average	Options/	Average
Exercise	Warrants	Contractual	Exercise	Warrants	Exercise
Prices	Outstanding	Life	Price	Exercisable	Price

$2.81	15,000	8.00 years	$2.81	10,000	$2.81
$4.00	967,300	7.83 years	$4.00	952,300	$4.00
$5.07	609,700	8.27 years	$5.07	604,700	$5.07
$7.02	1,137,000	9.92 years	$7.02	500,000	$7.02

Pro forma information regarding net income and net income per share, as disclosed in Note A, has been determined as if the Company had accounted for its Employee stock-based compensation plans and other stock options under the fair value method of SFAS No. 123. The fair value of each option and warrant grant are estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants under the fixed option and warrant plans:

	2002	2001

Average risk-free interest rates	2.58%	3.41%
Average expected life (in years)	3	3
Volatility	74.50%	84.22%
Dividend yield	0.26%	1.43%

The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because the Company’s Employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. During 2002 and 2001, there were no options granted with an exercise price below the fair value of the underlying stock at the grant date.

The weighted average fair value of options and warrants granted with exercise prices at the current fair value of the underlying stock during 2002 and 2001 was approximately $3.51 and $2.76 per option, respectively.

STOCK WARRANTS

Spokesperson Stock Warrants – In January 2001, the Company consummated a Consulting Agreement with Joe Namath, a National Football League Hall of Fame inductee, to act as a spokesperson on behalf of the Company for five years. In consideration, Mr. Namath will be compensated in the amount of $1,000,000 cash annually and received warrants to purchase 800,000 shares of the Company’s common stock at an exercise price of $0.01 and warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $4.60. The 800,000 warrants vest immediately, and the 400,000 warrants vest within one year. The outstanding warrants granted have a term of ten years from the date of grant. The fair value of the warrants was estimated as of the measurement date using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0.0%, expected volatility of 54.51%, risk-free interest rate of 5.77% and an expected holding period of five years. Based on these assumptions, total compensation expense of the warrants granted was approximately $4,650,000 and will be recognized over five years, the length of the consulting agreement. Accordingly, the Company recorded consulting expenses of approximately $930,000 for the year ended December 31, 2002. The following tables summarize information about the Spokesperson Stock Warrants activity during the year ended December 31, 2002:

Weighted
	Number of	Average
	Warrants	Exercise Price

Balance, January 1, 2001	—	—
Warrants granted	1,200,000	$1.54
Warrants canceled	—	—
Warrants expired	—	—
Warrants exercised	—	—

Balance, December 31, 2001	1,200,000	$1.54
Warrants granted	—	—
Warrants canceled	—	—
Warrants expired	—	—
Warrants exercised	—	—

Balance, December 31, 2002	1,200,000	$1.54

The Company estimates the fair value of stock warrants granted to the Company’s national spokesperson by using the Black-Scholes option pricing-model with the following assumptions used for grants in 2001 using specific grant dates; no dividend yield; expected volatility of 54.51%; risk free interest rates of 5.77%; and expected lives of 6 years for all non-employee stock warrants. Total consulting expenses under SFAS No. 123 relating to non-statutory stock options to be recognize over the consulting contract period of five years will approximate $4,650,000. Accordingly, the Company recorded consulting expenses of approximately $930,000 for the year ended December 31, 2001.

	Exercise Price
	Equals, Exceeds or
Number of	is Less than Market	Weighted		Weighted
Warrants Granted	Price of Stock	Average		Average
During 2002	on Grant Date	Exercise Price	Exercise Price	Fair Value

—	Equals	$—	$—	$—
400,000	Exceeds	4.60	4.60	2.81
800,000	Less than	0.01	0.01	4.62

1,200,000		$1.54		$4.00

Consultant Warrants – During 2002, the Company issued warrants to purchase 8,333 shares of common stock to consultants, and as a result, the Company recorded $37,807 in consulting expenses during 2002. The warrants have an exercise price $7.25 per share, weighted average fair value of $4.54 per share, vest immediately and have a term of 5 years. The fair value was estimated as of the measurement date using Black-Scholes option pricing model with the following assumptions: dividend yield of 0.25%, expected volatility of 89.52%, risk-free interest rate of 2.89% and expected holding period of one year.

TREASURY STOCK

During fiscal year 2001, the Company acquired 1,448,672 shares of treasury stock, which includes 800,000 shares related to the spin-off L.L. Bradford & Company, for a total value of approximately $4,191,887. During October 2001, the Company awarded 30,000 shares of its treasury stock to two employees of the Company. Expenses related to this bonus totaled $94,200. 1,421,072 shares of treasury stock were retired as of December 31, 2001.

During fiscal year 2002, the Company acquired 296,200 shares of treasury stock for a total value of $2,518,714 of which 1,000 shares were awarded to an employee as bonus totaling $6,120. The remaining 295,200 shares of treasury stock were retired as of December 31, 2002, which the excess of purchase price over the par value has been allocated to retained earnings.

     NOTE R – EMPLOYMENT AGREEMENTS

The Company has employment agreements and arrangements with certain officers and key employees. The agreements generally continue for a period of three years or until terminated by the executive or the Company with cause. The agreements and arrangements provide the employees with a base salary and benefits, which approximates $1,591,000 annually. The agreements contain covenants against competition with the Company, which extend for a period of time after termination.

     NOTE S – FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, accounts payable, dividends payable, and notes payable approximate fair value because of the short-term maturity of these instruments.

The carrying value of mortgage loans and notes receivable approximates the fair value at December 31, 2002. The fair value is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made.

     NOTE T – CONCENTRATIONS

Financial instruments, which potentially subject the Company to credit risk, include cash in bank, accounts receivable and loans secured by trust deeds.

The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Concentration of credit risk with respect to accounts receivable is limited because of the large number of diverse customers. The Company controls credit risk through real estate securing mortgage loans and monitoring procedures. The Company believes it is not exposed to any significant credit risk on accounts receivable.

Concentrations of mortgage loans serviced exist in California, Hawaii, Nevada, and Texas with approximately 14%, 10%, 38% and 22% of mortgage loan balances as of December 31, 2002, respectively. As such, the Company has a significant geographic concentration of credit risk that may be adversely affected by periods of economic decline in these states.

Concentrations of mortgage loans exist at December 31, 2002 in commercial, construction, and acquisition and development loans. Concentrations of mortgage loans also exist with one borrower which represents approximately 77% of the total investments in mortgage loans at December 31, 2002. As such, the Company has a significant product concentration and concentration of credit risk with one borrower that may be adversely affected by periods of economic decline.

The Company’s investments in mortgage loans on real estate will require the borrower to make a balloon payment of the principal at maturity. To the extent that a borrower has an obligation to pay a mortgage loan in a lump sum payment, its ability to satisfy this obligation may be dependent upon its ability to refinance or raise a substantial amount of cash. An increase in interest rates over the mortgage rate applicable at origination of the loan may have an adverse effect on the borrower’s ability to refinance.

NOTE U – COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company operates from leased office facilities under a noncancellable operating lease. The lease requires the Company to pay certain escalation clauses for real estate taxes, operating expense, usage and common area charges. The Company also leases equipment and a vehicle under noncancellable operating leases. Rent expense for leased office facilities, equipment, and the vehicle charged to operations for the year ended December 31, 2002 and 2001 was $568,772 and $404,849, respectively.

Future minimum rental payments required under the operating leases as of December 31, 2002, are as follows:

2003	418,329
2004	364,608
2005	326,398
2006	74,700

$1,184,035

In September 2002, the Company entered into a one year Aircraft Usage Agreement with C5, LLC, a company wholly owned by the Company’s Chief Executive Officer. The agreement is to allow the Company to use an airplane on a preferred basis over any other proposed user. The Company is required to pay a monthly fee based on an hourly rate of $3,000 per hour for the first 10 hours and $2,500 per hour for each hour thereafter. The Company is required to make a minimum monthly payment equivalent to 16 hours of usage ($45,000). The agreement automatically renews for successive periods of one year each unless terminated by either party no less than thirty days prior to the end of the term. Future minimum payments required under this agreement for 2003 total $360,000.

NOTE V – EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITOR’S REPORT

The Company, Vestin Mortgage and Del Mar Mortgage, Inc., (“Del Mar Mortgage”), a company wholly owned by Mike Shustek, the largest shareholder and CEO of the Company, and various affiliates of the Company are defendants in a civil action entitled Desert Land, L.L.C. et al. v. Owens Financial Group, Inc. (the “Action”). On April 10, 2003, the United States District Court for the District of Nevada (the “Court”) dismissed 17 of the plaintiff’s claims, but entered a judgment on the remaining claim for $5.0 million, plus interest accruing from March 26, 2003, jointly and severally against Vestin Group, Vestin Mortgage and Del Mar Mortgage. Subsequent to April 10, 2003, the Court stayed the execution of the judgment pending the hearing and ruling on post-trial motions and, accordingly, the Court did not require the defendants to post a bond for the judgment. Del Mar Mortgage has agreed to indemnify Vestin Group and Vestin Mortgage for any losses and expenses in connection with the Civil Action. Mr. Shustek has guaranteed the indemnification. If the stay of execution is lifted, Mr. Shustek has agreed to provide a bond in the amount of the judgment. Although the ultimate outcome of the Civil Action is uncertain, after consultation with legal counsel, the Company believes that the judgment against Vestin Group and Vestin Mortgage will be vacated and will have no effect on the Company’s operating results and financial condition. The defendants are appealing the ruling by the District Court.

The Company is involved with certain other legal proceedings incidental to its business activities. Management believes that the outcome of these proceedings will not have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

The Company elected to contribute capital of $1.6 million to Fund I in the form of an interest-bearing amortizing note of $723,763 and the forgiveness of an obligation due from Fund I in the amount of $876,237, which resulted in a charge to current earnings totaling $1.6 million for the three months ended March 31, 2003. The Company made this capital contribution to restore member capital accounts in Fund I. The Company will not receive any additional units in Fund I in consideration of the capital contribution. The capital contribution will increase the existing members’ capital accounts in Fund I. Fund I is an important funding source for mortgage loans placed by the Company; accordingly, management believes the capital contribution is in the Company’s best long-term interest.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Our Certificate of Incorporation (the “Certificate of Incorporation”) and our bylaws (the “Bylaws”) provide for indemnification of our directors and officers to the full extent permitted by Delaware law. In the event that the Delaware General Corporation Law (the “Corporation Law”) is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, the Certificate of Incorporation and Bylaws provide that the personal liability of our directors and officers shall be so eliminated or limited.

     Section 145 of the Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding, and subject to them having acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal.

     Section 145 of the Corporation Law provides that a company may pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Our Certificate of Incorporation and Bylaws provide that we shall pay such expenses.

Item 25. Other Expenses of Issuance and Distribution

     The following sets for the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of securities being offered. All amounts indicated are estimates:

Registration Fee	$40,450
NASD Fee	$30,500
Accounting fees and expenses	$70,000
Printing	$200,000
Legal fees and expenses	$300,000
Miscellaneous fees and expenses	$200,000

Total	$840,950

Item 26. Recent Sales of Unregistered Securities

     During 2001, we raised $9,378,000 from the private placement of Series A Convertible Preferred Stock (“Preferred Stock”). The holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends in an amount to be determined by the Board of Directors, but not less than 0.83% of the original issue price per annum and not more than 10% of the original issue price per annum, prior and in preference to any declaration or payment of any dividends on our Common Stock, which may be paid in cash or in Common Stock and are not cumulative. At the option of the holder thereof, the Preferred Stock is convertible into Common Stock at the conversion price of $6.08 per share. There is no liquidation preference for the holders of Preferred Stock in the event of voluntary or involuntary liquidation; however, the holders will participate, on an as-converted basis, ratably with the holders of Common Stock then outstanding. The Preferred Stock is redeemable at our option according to the terms of our Certificate of Designations, as amended.

     The Preferred Stock was sold to nine investors, all of whom were private investment funds or high net worth individuals in directly negotiated transactions. No brokers were engaged in the sales. None of the investors are affiliated with the Company. The Company believes the sales are exempt from the registration requirements of the Securities Act of 1933 under Section 4(2) of said Act. On April 30, 2003, we redeemed 10,000 shares of the Preferred Stock from one of the purchases of the Preferred Stock for $110,000 pursuant to the terms of our Certificates of Destinations, as Amended.

Item 27. Exhibits

     See the Exhibit Index located immediately following the signature page of this registration statement.

Item 28. Undertakings

     1. We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”).

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by us under Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

      2. We hereby undertake that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. We hereby undertake to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons according the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      5. We hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

[Remainder of Page Left Intentionally Blank]

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 2nd day of June 2003.

VESTIN GROUP, INC.

By: /s/ Lance K. Bradford
Lance K. Bradford President

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Michael V. Shustek	Chief Executive Officer, Chairman of the Board, Director
Michael V. Shustek*	(Principal Executive Officer)	June 2, 2003

/s/ Lance K. Bradford	President, Treasurer, Director	June 2, 2003
Lance K. Bradford

/s/ John W. Alderfer	Chief Financial Officer, (Principal Financial Officer and
John W. Alderfer	Principal Accounting Officer)	June 2, 2003

/s/ Stephen J. Byrne	Chief Operations Officer,	June 2, 2003
Stephen J. Byrne	Director

	Director	June , 2003
Robert J. Aalberts

/s/ John E. Dawson	Director	June 2, 2003
John E. Dawson*

	Director	June , 2003
Robert L. Forbuss

/s/ Robert A. Groesbeck	Director	June 2, 2003
Robert A. Groesbeck*

/s/ James C. Walsh	Director	June 2, 2003
James C. Walsh*

	Director	June , 2003
Steven DuCharme

	Director	June , 2003
Jan Jones

*	Executed by Lance K. Bradford under Power of Attorney as set forth on the signature page of the Form SB-2 of the Company, filed with the SEC on March 28, 2003.

EXHIBITS

     The Exhibits and Financial Statement Schedules to the Registration Statement are listed in the Exhibit Index, which appears in this Registration Statement and is hereby incorporated herein by reference.

Exhibit Number	Description

1.1	Reserved.

1.2	Form of Selected Dealer Agreement by and between the Company and certain “Dealers” selected to participate in the distribution of the Notes.

2.1	Agreement and Plan of Reorganization among the Company, Capsource, Inc. and Stephen J. Byrne, dated as of April 9, 1999 (1)

2.2	Asset Acquisition Agreement between the Company and Del Mar Holdings, Inc., dated as of April 9, 1999 (1)

2.3	Asset Acquisition Agreement between the Company and Del Mar Mortgage, Inc., dated as of April 9, 1999 (1)

2.4	Agreement and Plan of Reorganization among the Company, L. L. Bradford & Company and the shareholders of L. L. Bradford & Company, dated June 30, 2000 (2)

3.1	Certificate of Incorporation (3)

3.2	By-laws (3)

4.1	Form of Subordinated Note

4.2	Form of Indenture by and between Vestin Group, Inc. and U.S. Bank National Association

5.1	Opinion of Squire, Sanders & Dempsey LLP (to be furnished by amendment)

10.1	Employment Agreement between Del Mar Mortgage, Inc. and Steve Byrne, dated November 3, 1998 (4)

10.2	Transition Agreement between Del Mar Mortgage, Inc. and Capsource, Inc., dated April 27, 1999, and First Amendment to said Transition Agreement, dated April 27, 1999 (4)

10.3	Employment Agreement between Del Mar Mortgage, Inc. and Mike Whiteaker, dated May 3, 1999 (4)

10.4	The 2000 Stock Option Plan of Sunderland Corporation (4)

10.5	Employment Agreement between the Company and Michael Shustek, dated December 1, 1999 (4)

10.6	Employment Agreement between the Company and Ira Levine, dated September 1, 2000 (8)

10.7	Employment Agreement between the Company and Lance Bradford, dated April 1, 2000 (9)

10.8	Third Amended and Restated Operating Agreement of Vestin Fund I, LLC (“Fund I”) (formerly DM Mortgage Investors, LLC or “DM”) among DM, Vestin Mortgage, Inc. and other members of DM, dated as of November 2, 2000 (5)

10.9	Certificate of Designations authorizing the issuance of Series A Convertible Preferred Stock (6)

10.10	Operating Agreement of Vestin Fund II, LLC (“Fund II”), among Fund II, Vestin Mortgage, Inc. and other members of Fund II, dated as of December 7, 2001 (10)

10.11	License Agreement by and between the Company and Planned Licensing, Inc., dated as of January 2001. (11)

10.12	Revolving Line of Credit Loan Agreement by and between the Company and Silver State Bank, dated as of June 13, 2000.

Exhibit Number	Description

10.13	Revolving Line of Credit Promissory Note by and between the Company and Silver State Bank, dated as of June 2000.

10.14	Amendment to Revolving Line of Credit Loan Agreement by and between the Company and Silver State Bank, dated as of June 21, 2002.

10.15	Amendment to Revolving Line of Credit Promissory Note by and between the Company and Silver State Bank, dated as of June 21, 2002.

10.16	Commercial Loan Agreement by and between the Company and Valley Bank, dated June 26, 2001.

10.17	Debt Modification Agreement by and between the Company and Valley Bank, dated June 21, 2002.

10.18	Amended and Restated Intercreditor Agreement by and among Vestin Mortgage, Inc., Vestin Fund I, LLC, Vestin Fund II, LLC, Owens Financial Group, Inc., and Owens Mortgage Investment Fund, dated April 18, 2003.

10.19	Aircraft Usage Agreement by and between the Company and C5, LLC, dated September 1, 2002.

16.1	Letter on Changes in Company’s Certifying Accountant (7)

21.1	List of Subsidiaries (8)

23.1	Consent of Squire, Sanders & Dempsey LLP (to be furnished by amendment)

23.2	Consent of Ernst & Young LLP, our independent public accountant

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1

Footnotes to Exhibit Index:

(1)	Previously filed by the Company on Form 8-K, filed with the Commission on May 4, 1999, File No. 000-24803

(2)	Previously filed by the Company on Form 8-K, filed with the Commission on April 14, 2000, File No. 000-24803

(3)	Previously filed by the Company on its registration statement on Form 10-SBA, filed with the Commission on August 13, 1998, File No. 000-24803

(4)	Previously filed by the Company on its annual report for the fiscal year 1999 on Form 10-K, filed with the Commission on March 31, 2000, File No. 000-24803

(5)	Previously filed by Fund I (formerly DM) on DM’s Prospectus on Form 424B5, filed with the Commission on November 15, 2000, File No. 333-32800

(6)	Previously filed by the Company on Form 8-K, filed with the Commission on November 29, 2001, File No. 000-24803

(7)	Previously filed by the Company on Form 8-K/A, filed with the Commission on June 4, 2002, File No. 000-24803

(8)	Previously filed by the Company on its annual report for the fiscal year 2000 on Form 10-KSB, filed with the Commission on April 2, 2001, File No. 000-24803

(9)	Previously filed by the Company on its amended annual report for the fiscal year 2000 on Form 10-KSB/A, filed with the Commission on April 30, 2001, File No. 000-24803

(10)	Previously filed by Fund II in an S-11 Registration Statement filed with the Commission on December 21, 2000, File No. 793646.

(11)	Previously filed by the Company on Form 8-K, filed with the Commission on January 10, 2001, File No. 000-24803.

II-5